Exhibit 2.1*

SHARE PURCHASE AGREEMENT

BY AND AMONG

COMPOSITES TECHNOLOGY RESEARCH MALAYSIA SDN. BHD.,

SPIRIT AEROSYSTEMS, INC.,

SPIRIT AEROSYSTEMS INTERNATIONAL HOLDINGS, INC.,

AND

SOLELY FOR THE PURPOSES SET FORTH HEREIN,

DRB-HICOM Berhad

Dated as of August 8, 2025

* The copy of the Share Purchase Agreement, dated as of August 8, 2025, by and among Composites Technology Research Malaysia Sdn. Bhd., Spirit AeroSystems, Inc., Spirit AeroSystems International Holdings, Inc. and, solely for the purposes set forth therein, DRB-HICOM Berhad (the “Agreement”) in this Exhibit 2.1 has been included as an exhibit to provide investors and security holders with information regarding the terms of the Agreement. It is not intended to provide any other factual information about Spirit AeroSystems Holdings, Inc. (“Spirit”), Composites Technology Research Malaysia Sdn. Bhd. or any of their respective subsidiaries and affiliates, including Spirit AeroSystems, Inc., Spirit AeroSystems International Holdings, Inc. or Spirit AeroSystems Malaysia Sdn. Bhd. The representations, warranties and covenants contained in the Agreement were made only for purposes of the Agreement as of specified dates and (except as expressly set forth in the Agreement) solely for the benefit of the parties to the Agreement; may be subject to qualifications and limitations agreed upon by such parties, including being qualified by confidential disclosures; were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or reports and other documents filed with the U.S. Securities and Exchange Commission. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties to the Agreement or any of their respective subsidiaries or affiliates. Information concerning the subject matter of representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in Spirit’s public disclosures.

TABLE OF CONTENTS

	Article I

	DEFINITIONS

1.1	Definitions	2
1.2	Other Defined Terms	14

Article II

THE TRANSACTIONS

2.1	Sale and Purchase of the Shares	19
2.2	Calculation of the Estimated Purchase Price	19
2.3	Post-Closing Adjustment	19
2.4	Withholding	22
2.5	Payment Currency	23

Article III

CLOSING AND CLOSING DELIVERIES

3.1	Closing; Time and Place	23
3.2	Deliveries by Sellers	23
3.3	Deliveries by Buyer	25
3.4	Payment Mechanics	25
3.5	Dealing with Shares	25

Article IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

4.1	Shares; Title	26
4.2	Authority; Enforceability	26
4.3	Non-Contravention; Consents	27
4.4	Insolvency	28
4.5	Organization	28
4.6	Company Records; Statutory Books and Registers	30
4.7	Absence of Certain Changes	30
4.8	Financial Information; Liabilities	31
4.9	Loans; Financing Facilities	31
4.10	Sufficiency of Assets	31
4.11	Compliance with Laws; Permits	32
4.12	Litigation	32
4.13	Anti-Bribery Matters	33
4.14	Compliance with Customs & Trade Laws and Sanctions Laws	33

4.15	Material Contracts	33
4.16	Product Warranty; Product Liability	35
4.17	Labor Matters	35
4.18	Employee Benefits	36
4.19	Real Property	36
4.20	Intellectual Property and Data Privacy	37
4.21	Environmental Matters	38
4.22	Taxes	38
4.23	Inventory	39
4.24	Brokers	39
4.25	Disclaimer of Sellers	40
4.26	No other Representations	41

Article V

REPRESENTATIONS AND WARRANTIES OF BUYER

5.1	Authority; Enforceability	42
5.2	Non-Contravention; Consents	42
5.3	Organization	42
5.4	Sufficiency of Funds	43
5.5	Solvency	43
5.6	Litigation	46
5.7	Brokers	46
5.8	Pending Transactions	46
5.9	W&I Insurance Policy	46
5.10	Inspection; No Other Representations	44

Article VI

COVENANTS OF THE PARTIES

6.1	Conduct of the Business Prior to the Closing	45
6.2	Pre-Closing Access to Information	48
6.3	Shared Contracts	50
6.4	Termination of Intercompany Agreements; Release of Guarantees	51
6.5	Parent Shareholder Meeting	53
6.6	Reasonable Best Efforts; Cooperation; Regulatory Filings	54
6.7	Confidentiality	57
6.8	Cooperation	58
6.9	Registered Office Addresses	58
6.10	Insurance	58
6.11	W&I Insurance Policy	59

Article VII

ADDITIONAL COVENANTS OF THE PARTIES

7.1	Post-Closing Access to Information	59
7.2	Trademarks	60
7.3	Further Assurances	61
7.4	Non-Solicitation	61
7.5	Non-Competition	61

Article VIII

TAX MATTERS

8.1	Tax Returns; Allocation of Taxes	62
8.2	Transfer Taxes	63
8.3	Capital Gains Tax	63
8.4	Tax Matters Cooperation	64
8.5	Prohibited Actions	64
8.6	Closing of the Books Elections	65
8.7	Survival	65

Article IX

EMPLOYEES

9.1	Transferred Employees	65
9.2	Continuation Period	66
9.3	Immigration Compliance	67
9.4	Seller Benefit Plan Participation	67
9.5	Transferred Employee Payments	67
9.6	Employee and Benefit Plan Liabilities	67
9.7	Communications	67
9.8	No Third-Party Beneficiaries	68

Article X

CONDITIONS TO THE CLOSING

10.1	Mutual Conditions	68
10.2	Conditions of Buyer	68
10.3	Conditions of Sellers	69
10.4	Waiver of Conditions	70

Article XI

TERMINATION

11.1	Termination	70
11.2	Notice of Termination	72

11.3	Effect of Termination	72
Article XII

MISCELLANEOUS PROVISIONS

12.1	Interpretation	73
12.2	Entire Agreement	74
12.3	Severability	74
12.4	Survival	74
12.5	Counterparts	75
12.6	Relationship of the Parties	75
12.7	Successors and Assigns	75
12.8	Amendment and Waivers	75
12.9	Specific Performance	76
12.10	Public Announcements	76
12.11	The Disclosure Schedule, Schedules, Annexes and Exhibits	76
12.12	Governing Law; Disputes	77
12.13	Notices	79
12.14	No Third-Party Beneficiaries	80
12.15	Expenses	80
12.16	Reliance on Counsel and Other Advisors	81
12.17	Provision Regarding Legal Representation	81
12.18	No Other Duties	81
12.19	Certain Releases	82
12.20	Limited Guaranty	83

Annexes

Annex A: Accounting and Adjustment Principles

Exhibits

Exhibit A: Form of Transfer of Securities

Exhibit B: W&I Insurance Policy

Exhibit C: Form of Airbus Contracts

Exhibit D: Form of Boeing Contract

Exhibit E: Form of Transition Services Agreement

Exhibit F: Form Novation Agreement

v

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is dated as of August 8, 2025, by and among Composites Technology Research Malaysia Sdn. Bhd., a private limited company existing under the Malaysian Laws and having its registered address at Level 5, Wisma DRB-HICOM, No.2, Jalan Usahawan U 1/8, Seksyen U1, 40150 Shah Alam, Selangor Darul Ehsan, Malaysia (“Buyer”), Spirit AeroSystems International Holdings, Inc., a Delaware corporation (“Spirit International”), Spirit AeroSystems, Inc., a Delaware corporation (“Spirit” and together with Spirit International, the “Sellers” and each, a “Seller”), and, solely for purposes of Sections 6.5 and 6.7 and Article XII, DRB-HICOM Berhad, a public limited company existing under the Malaysian Laws and having its registered address at Level 5, Wisma DRB-HICOM, No.2, Jalan Usahawan U 1/8, Seksyen U1, 40150 Shah Alam, Selangor Darul Ehsan, Malaysia (“Parent”). Buyer, the Sellers and Parent are sometimes referred to herein collectively as “the parties” and each is a “party.” The capitalized terms used in this Agreement are defined in Article I, unless otherwise defined herein.

RECITALS

WHEREAS, Spirit International owns four hundred ninety-five thousand nine hundred ninety (495,990) ordinary shares of Ringgit Malaysia one (RM1.00) each in the share capital of Spirit AeroSystems Malaysia Sdn. Bhd. (Registration No. 200701037907 (795936-A)), a private company limited by shares and existing under the laws of Malaysia and having its registered office at Unit 50-8-1, 8th Floor, Wisma UOA Damansara, 50, Jalan Dungun, Damansara Heights, 50490 Kuala Lumpur, Wilayah Persekutuan, Malaysia (the “Company”) (the “Spirit International Company Shares”) and Spirit owns five thousand ten (5,010) ordinary shares of Ringgit Malaysia one (RM1.00) each in the share capital of the Company (the “Spirit Company Shares” and, together with the Spirit International Company Shares, the “Shares”), which, collectively, constitute one hundred percent (100%) of the issued and outstanding share capital of the Company;

WHEREAS, each Seller desires to sell, transfer, convey, assign and deliver to Buyer, and Buyer desires to purchase from each Seller, all of such Seller’s rights, title and interest in and to the Shares owned by such Seller, subject to the terms and the conditions set forth in this Agreement;

WHEREAS, the Sellers will, and will cause their respective Controlled Affiliates to deliver the Due Diligence Documents to the Buyer as of the signing of this Agreement;

WHEREAS, Sellers will, and will cause their respective Controlled Affiliates to, and Buyer will, at or prior to the Closing, execute and deliver each of the other Transaction Documents to which they are a party;

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

Article I

DEFINITIONS

1.1            Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Accounting and Adjustment Principles” shall mean the principles, procedures, policies, practices and methods set forth on Part II of Annex A attached hereto.

“Accounting Standards” shall mean the Malaysian Financial Reporting Standards, the International Financial Reporting Standards and the requirements of the Companies Act, in each case, as in effect at the relevant time(s) for purposes of this Agreement.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, through one or more intermediaries or otherwise. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, either to (a) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The Company shall be deemed, for purposes of this Agreement, an Affiliate of Sellers prior to the Closing and an Affiliate of Buyer at and after the Closing.

“Agreement” shall mean this Share Purchase Agreement (including the Disclosure Schedule and all other schedules, annexes and exhibits attached hereto), as it may be amended, restated or modified from time to time in accordance with its terms.

“Airbus Contracts” shall mean (a) that certain Master Supply Agreement, to be entered at or prior to the Closing, by and between the Company and Airbus S.A.S., a Société par Actions Simplifiée incorporated under the laws of France, registered under the number 383 474 814 RCS Toulouse, with its registered office at 2 Rond-Point Émile Dewoitine, 31700 Blagnac, France (“Airbus”), relating to the A320 and A350 work packages, in the form attached hereto as Exhibit C-1, (b) the Work Package Agreement, to be entered at or prior to the Closing, by and between the Company and Airbus or one or more of its Affiliates, relating to the A320 work package, in the form attached hereto as Exhibit C-2, (c) the Work Package Agreement, to be entered at or prior to the Closing, by and between the Company and Airbus, relating to the A350 work package, in the form attached hereto as Exhibit C-3; (d) the Master Supply Agreement, to be entered at or prior to the Closing, by and between the Company and Airbus, relating to the A321 program, in the form attached hereto as Exhibit C-4; (e) the Work Package Agreement, to be entered at or prior to the Closing, by and between the Company and Airbus, relating to the A321 work package, in the form attached hereto as Exhibit C-5; (f) the General Terms Agreement, to be entered at or prior to the Closing, by and between the Company and Airbus or one or more of its Affiliates, relating to the A220 program, in the form attached hereto as Exhibit C-6; and (g) the Specific Terms Agreement, to be entered at or prior to the Closing, by and between the Company and Airbus or one or more of its Affiliates, relating to the A220 program, in the form attached hereto as Exhibit C-7.

“Airbus Transition Services Agreement” shall mean that certain Transition Services Agreement to be entered into on the Closing Date between Airbus or one of its Affiliates as of the Closing Date, on the one hand, and the Company, on the other hand, in the form attached hereto as Exhibit E.

“Ancillary Transaction Document” shall mean each Transaction Document, other than this Agreement and the Transfer of Securities.

“Antitrust Laws” shall mean the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act, state antitrust Laws and any other Laws applicable to Buyer, Sellers or the Company under any applicable jurisdiction that are designed or intended to preserve or protect competition, prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, abuse of a dominant position or harm to competition, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Associated Person” shall mean, with respect to a party, any of such party’s former, current and future Affiliates, directors, officers, employees, incorporators, agents, financing sources, attorneys, consultants, equityholders, members, stockholders, shareholders, controlling Persons, Representatives, managers, general or limited partners or assignees (or any former, current or future Affiliates, directors, officers, employees, incorporators, agents, financing sources, attorneys, consultants, equityholders, members, stockholders, shareholders, controlling Persons, Representatives, managers, general or limited partners or assignees of any of the foregoing).

“Bankruptcy and Equity Exception” shall mean the effect on enforceability of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, preferential transfers or other similar Law relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a Proceeding in equity or at law).

“Benchmark Time” shall mean 11:59 p.m. Malaysian Time on the day immediately prior to the Closing Date.

“Benefit Plan” shall mean each material benefit or compensation plan, policy, program, practice, arrangement or agreement, including any retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, fringe benefit, vacation, paid time off, medical, dental, life or disability plan, program, policy or arrangement that is sponsored, maintained or contributed to by any Seller or any of its Controlled Affiliates (including the Company) for the benefit of any current or former Company Employee or with respect to which Sellers or any of their Controlled Affiliates have any liability as of immediately prior to the Closing with respect to any current or former Company Employee, other than any of the foregoing described in clauses (a), (b) or (c) that is required to be maintained by a Governmental Entity.

“Boeing Contract” shall mean that certain Boeing Supply Chain Agreement, to be entered at or prior to the Closing, by and between the Company and Boeing, in the form attached hereto as Exhibit D.

“Bursa Securities” shall mean Bursa Malaysia Securities Berhad.

“Business” shall mean the business conducted by the Company as of the date of this Agreement; provided that “Business” shall exclude any functions or support, in each case, provided by any Seller or any of its Affiliates (other than the Company) at any time, either directly or indirectly, including any finance, corporate development, communications, accounting, tax, human resources, legal, information technology, facilities and security, engineering, procurement and marketing services, and other ancillary or corporate shared services provided by any Seller or its Affiliates (other than the Company) or other corporate centralized functional organizations within or controlled by any Seller or its Affiliates (other than the Company).

“Business Day” shall mean any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required to be closed in either New York, New York, United States of America or the State of Selangor, Malaysia.

“Buyer Fundamental Representations” shall mean the representations and warranties of Buyer set forth in Section 5.1 (Authority; Enforceability), Section 5.3 (Organization), Section 5.5 (Solvency), Section 5.7 (Brokers) and Section 5.10 (Inspection; No Other Representation).

“Buyer Material Adverse Effect” shall mean any event, change, development or effect that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of Buyer to timely perform its obligations under this Agreement or to consummate the Transactions.

“Cash” shall have the meaning set forth on Part I of Annex A, as determined in accordance with the Accounting and Adjustment Principles.

“CGT” shall have the meaning set forth in Section 8.3(a).

“Closing Conditions” shall mean the conditions to the respective obligations of the parties to consummate the Transactions, as set forth in Article X.

“Code” shall mean the U.S. Internal Revenue Code of 1986.

“Companies Act” shall mean the Malaysian Companies Act 2016, as may be amended.

“Company Benefit Plan” shall mean each Benefit Plan that is (a) sponsored, maintained or contributed to, in each case, solely by the Company or (b) exclusively for the benefit of the current or former Company Employees; provided that, for purposes of Article IX, “Company Benefit Plan” shall exclude all Seller Benefit Plans as referred to in Schedule 4.18 of the Disclosure Schedule.

“Company Employee” shall mean each individual who is employed by the Company as of the date of this Agreement (other than the Excluded Employees).

“Company Records” shall mean all corporate, accounting, legal, audit, human resources, Tax and other books and records, including any books or records relating to any dispute, claim or Proceeding, in each case, however stored (including by a third party) and whether or in electronic or physical form.

“Consent” shall mean any consent, permission, approval or authorization.

“Consolidated Return” shall mean any consolidated, combined, unitary or similar Tax Return that includes a Seller or any of its Controlled Affiliates (other than the Company), on the one hand, and the Company, on the other hand.

“Contract” shall mean any lease, sublease, license, purchase order, consulting agreement, supply agreement, distribution contract, manufacturing contract, maintenance contract, agreement, commitment or other contract or undertaking, in each case that is in writing and that is legally binding.

“Contract Guarantee” shall mean any guarantee, letter of credit, letters of comfort, surety bond (including any performance bond), credit support arrangement, indemnities or other assurance of or arrangement relating to payment or performance, in each case whether as standalone arrangements or within other arrangements or Contracts.

“Controlled Affiliate” shall mean each Affiliate of a Person that is directly or indirectly controlled by such Person. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by ownership of equity interests, by contract or otherwise. The Company shall be deemed, for purposes of this Agreement, a Controlled Affiliate of Sellers prior to the Closing and a Controlled Affiliate of Buyer at and after the Closing. The Controlled Affiliates of a Seller shall not include any Person as to which such Seller or any of its Subsidiaries is not entitled, by ownership of equity interests, by Contract or otherwise, to appoint or elect at least a majority of the directors, managers, trustees or other members of the applicable governing body thereof, or any Subsidiaries of such excluded Person.

“COVID-19” shall mean the novel coronavirus (SARS-CoV-2 or COVID-19), any evolutions or mutations thereof and any associated public health emergency, epidemic, pandemic or outbreak and any treatments, therapies or vaccines for, or in connection with, any of the foregoing.

“Customs & Trade Laws” shall mean all applicable export, import, customs, anti-boycott, and other trade programs and Laws administered, enacted or enforced by any Governmental Entity, including: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations and the import Laws administered by U.S. Customs and Border Protection and (b) the anti-boycott Laws administered by the U.S. Departments of Commerce and Treasury.

“Cybersecurity Incident” shall mean any ransomware or malware attack, denial-of-service attack, breach of information technology or any stored information, unauthorized access or other cybersecurity, data or systems attack or incident.

“Cybersecurity Measures” shall mean (a) any regulations promulgated by a Governmental Entity relating to cybercrime, cyberterrorism, ransomware, malware, privacy or the protection of Personal Information; and (b) any measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by the Company in response to a cybersecurity attack, breach or incident, for the protection of its information technology or any stored information.

“Data Protection Laws” shall mean all applicable Laws administered, enacted or enforced by a relevant Governmental Entity in any jurisdiction in which the Company conducts business relating to data privacy or privacy of the processing or protection of Personal Information.

“Data Room” shall mean the electronic data room hosted by Datasite under the title “Square,” as constituted as of 12:01 a.m. Eastern Time in the United States on the date hereof which contains documents and information relating to the Company and made available by the Sellers.

“Disclosed” means all information, documents, facts, matters or circumstances which are, subject to the terms of Section 12.11, expressly disclosed in the Disclosure Schedule.

“Disclosure Schedule” shall mean the disclosure schedules dated as of the date of this Agreement and delivered to Buyer simultaneously with the execution of this Agreement.

“Due Diligence Documents” shall mean all documents (including correspondence and information) made available as at 12:00 am Eastern Time on the day immediately prior to the date hereof by or on behalf of the Sellers or the Company for inspection by the Buyers (including the Buyer’s agents, representatives and advisers) for the purposes of due diligence, such documents having been delivered (via USB drive or other means of electronic delivery) to the Buyer simultaneously with the execution of this Agreement.

“Encumbrance” shall mean any lien, pledge, hypothecation, mortgage (including a deed of trust), charge, security interest, option, declaration, title defect, preemptive right, right of first refusal or other similar third-party right or similar encumbrance under a Contract or applicable Law (but not including any encumbrances or restrictions on transfer of securities related to or based on applicable securities Laws).

“Environmental Laws” shall mean any Law, in effect as of the date of this Agreement, relating to protection of the environment, including the use, handling, transportation, treatment, storage, disposal, release or threat of release or discharge of Hazardous Materials.

“Excluded Employee” shall mean each individual who (a) is listed, by employee identification number, on Schedule 1.1(b) of the Disclosure Schedule or (b) with Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), becomes listed, by employee identification number, on Schedule 1.1(b) of the Disclosure Schedule after the date of this Agreement.

“Exigency Event” shall mean any (a) act, outbreak or escalation of terrorism, cyberterrorism, cyberattack, hostilities, social unrest, civil disobedience, riots, sabotage, war (whether declared or not declared) or other geopolitical conditions, (b) natural or man-made disaster or national or international calamity or crisis or other force majeure event, (c) outbreak or ongoing effects of a disease, epidemic or pandemic (including COVID-19), or (d) actual or potential sequester, stoppage, shutdown, default or similar event by or involving any Governmental Entity affecting a national or federal government as a whole.

“Exigency Measures” shall mean any mandatory quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, employment, human resources, safety, real property or similar Law or guideline, pronouncement or recommendation by any Governmental Entity or industry group (including the World Health Organization and the Centers for Disease Control and Prevention), in each case, in connection with or in response to any Exigency Event or its impacts.

“Former Company Employee” shall mean, other than the Excluded Employees, each individual who was, but no longer is, as of the date of this Agreement or the Closing Date, as applicable, directly employed by the Company.

“Fraud” shall mean an actual, knowing and intentional fraud under the internal laws of the State of Delaware by a party in the making of the express representations and warranties in Article IV (in the case of the Sellers) and Article V (in the case of Buyer); provided that Fraud shall not include and shall not be deemed to include any cause of action based on constructive or imputed knowledge, equitable fraud, promissory fraud or any tort (including a claim for fraud) based on negligence, recklessness or any similar theory.

“Governmental Entity” shall mean any federal, state or local or any supra-national government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body, in each case, exercising executive, legislative, judicial, regulatory, taxing or administrative functions.

“Hazardous Materials” shall mean (a) petroleum, petroleum products, by-products or breakdown products, radioactive materials, friable asbestos or polychlorinated biphenyls and (b) any chemical, material or substance defined or regulated as hazardous, toxic, a pollutant or a contaminant under any applicable Environmental Laws.

“Indebtedness” shall mean those items of indebtedness listed on Part I of Annex A.

“Intellectual Property Rights” shall mean all rights anywhere in the world in or to: (a) trademarks, service marks, brand names, certification marks, collective marks, doing business as (d/b/a’s), logos, symbols, trade dress, trade names and other indicia of origin, all applications and registrations for the foregoing, including all renewals of the same, and all common law rights and goodwill associated therewith or symbolized thereby (“Trademarks”); (b) patents, patent applications, statutory invention registrations, including divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations (“Patents”); (c) confidential and proprietary trade secrets, inventions, discoveries, ideas, improvements, information, know-how, data and databases (“Trade Secrets”); (d) copyrights and any equivalent rights in published and unpublished works of authorship (including all rights in or to software, website and mobile content and compilations of information) and any other related rights of authors, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, and all moral rights and common law rights associated therewith (“Copyrights”); (e) Internet domain names, social media accounts and URLs; and (f) any other intellectual property, industrial or proprietary rights.

“Investment Screening Laws” shall mean any Laws applicable to Buyer, Sellers or the Company under any applicable jurisdiction that are designed or intended to prohibit, restrict or regulate investments on national security, national interest or public order grounds.

“IRB” shall mean the Inland Revenue Board of Malaysia.

“IRS” shall mean the United States Internal Revenue Service.

“Key Supplier” shall mean each of the top ten (10) suppliers of the Company who provide services or products to the Company through Contracts directly with the Company, determined on the basis of the aggregate spend of the Business for the twelve (12)-month period ended December 31, 2024, as set forth on Schedule 1.1(c) of the Disclosure Schedule.

“Law” shall mean any law, Order, statute, constitution, principle of common law, ordinance, code, standard, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated or otherwise put into effect by or under the authority of any Governmental Entity.

“Lookback Date” shall mean January 1, 2022.

“Losses” shall mean any and all losses, liabilities, damages, awards, deficiencies, fines, fees, interest, penalties, settlement payments and costs and expenses (including any reasonable fees of attorneys, auditors, consultants and other agents associated therewith and any costs of investigation), whether or not based on contract, tort, warranty claims or otherwise.

“Material Adverse Effect” shall mean any event, change, occurrence, circumstance, development or effect that individually or in the aggregate, with or without notice and regardless of whether or not Buyer has knowledge of such matter on the date of this Agreement, has or would reasonably be expected to have a long-term, material and adverse effect on the business, financial condition or results of operations of the Business, taken as a whole; provided that no event, change, occurrence, circumstance, development or effect resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, or would reasonably be expected to be, a “Material Adverse Effect”: (a) any national, international, foreign, domestic or regional economic, financial, social or political conditions (including any Exigency Event or otherwise) or financial conditions generally affecting the industries or geographic markets in which the Business or the Company operates; (b) hostilities (including the conflict between the Russian Federation and Ukraine), acts of war, protests, riots, looting, unrest, sabotage, terrorism, nuclear attack, cyberterrorism or cybercrime or military actions or any escalation or worsening of, or other changes or developments with respect to, any of the foregoing; (c) the economy in general or the securities, financial, debt, syndicated loan, credit, capital, banking, securities or financial markets or conditions in general, including changes with respect to commodity prices, currency or exchange rates, inflation, import quotas and other trade restrictions, tariffs or trade wars (including any disruption thereof); (d) any act of God, hurricane, flood, tornado, explosion, nuclear incident, weather event, earthquake, landslide, other natural disaster, any Exigency Event or other outbreak of illness or public health event (whether human or animal), and any other force majeure events or worsening of, or other changes or developments with respect to, or consequences arising from, any of the foregoing; (e) changes in legal or regulatory conditions, including changes, or proposed or pending changes, in Laws (or standards, interpretations or enforcement thereof and including guidelines and directives of industry groups, including Exigency Measures), including in connection with an Exigency Event or the conflict between the Russian Federation and Ukraine; (f) changes, or proposed or pending changes, in the Accounting Standards (or any other accounting standards that are applicable to the Company or its Affiliates) or other accounting practices, policies or requirements, or standards, interpretations or enforcement thereof; (g)  the failure of the Business or the Company to meet any internal, published or other projections, estimates, budgets, forecasts, goals, earnings or other measures of financial or operating performance for any period, or any decline in the market price or trading volume of Holdings’ shares on the New York Stock Exchange; (h) the negotiation, execution, pendency, announcement, performance or consummation of the Transactions or the negotiation, execution, pendency, announcement of, or compliance with the terms of, this Agreement or the other Transaction Documents, including any breach by Buyer of any of its representations, warranties and obligations under this Agreement or the other Transaction Documents or the identity of Buyer or its Affiliates, or any loss or threatened loss of, or any adverse change or disruption in the relationship with, employees, customers, suppliers, vendors, resellers, distributors, financing sources, licensors, licensees or others having relationships with the Business or the Company, or any labor strikes, labor stoppages or adverse impact on labor relations; (i) any action taken or omission to act by Buyer or any of its Affiliates, including any communication or disclosure by Buyer or any of its Affiliates (including regarding its plans or intentions with respect to the Business or the Company), including actions or omissions to act by Buyer or any of its Affiliates under any Contract between Buyer or any of its Affiliates, on the one hand, and Sellers, the Company or any of their respective Affiliates, on the other hand, or actions or omissions of Sellers or any of their Affiliates to the extent required or expressly permitted by the terms of any such Contracts; (j) any event or action taken or omission to act by a Seller or its Affiliates required by this Agreement or with the consent (or at the request) of Buyer; (k) the failure to obtain any Consents, Orders or Permits in connection with the Transactions, or the termination, acceleration or the enforcement of any contractual right of any contractual counterparty (including step-in rights), in each case, to the extent resulting from or arising out of the entry into this Agreement, any other Transaction Document or the Transactions (it being understood that this clause (k) shall not apply with respect to the representations or warranties in Section 4.3); (l) any bankruptcy, insolvency or other financial distress of any customer, supplier or other counterparty of the Company; (m) the initiation of a Proceeding by any Person with respect to this Agreement or any of the Transactions; or (n) any failure of Buyer to obtain or avail itself of any financing arrangement; provided, however, that to the extent that any event, change, occurrence, circumstance, development or effect in the foregoing clauses (a) through (f) materially and disproportionately has a greater adverse impact on the Business, taken as a whole, as compared to the adverse impact such event has on other Persons operating in the same industries as the Business operates, then the incremental effect of such event, change, occurrence, circumstance, development or effect shall be taken into account in determining whether a Material Adverse Effect has occurred. A Material Adverse Effect shall be measured only against past performance of the Business, and not against any forward-looking statements, financial projections or forecasts of the Business.

“MIDA Filing” shall mean the notice filing required to be made following the Closing under applicable Malaysian Law with the Malaysian Investment Development Authority in connection with the Transactions.

“MITI Filing” shall mean the notice filing required to be made following the Closing under applicable Malaysian Law with the Malaysian Ministry of International Trade and Industry in connection with the Transactions.

“Net Working Capital” shall have the meaning set forth on Part I of Annex A and shall be calculated in accordance with the Accounting and Adjustment Principles.

“Net Working Capital Overage” shall have the meaning set forth on Part I of Annex A.

“Net Working Capital Underage” shall have the meaning set forth on Part I of Annex A.

“Non-Disclosure Agreement” shall mean that certain Non-Disclosure Agreement by and between Spirit AeroSystems Holdings, Inc., a Delaware corporation and Affiliate of Sellers (“Holdings”), and Buyer, dated as of November 21, 2024, and that certain Clean Team Confidentiality Agreement, by and between Holdings and Buyer, dated as of February 20, 2025.

“Order” shall mean any order, writ, judgment, injunction, temporary restraining order, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Owned IP” shall mean the Intellectual Property Rights exclusively owned by the Company as of the date of this Agreement.

“Parent Shareholder Approval” shall mean the approval of the Parent Shareholder Approval Matters by a sufficient number of shares of Parent entitled to vote thereon.

“Permit” shall mean any permit, permission, license, registration, certificate, identification numbers, authorization, clearance or approval issued or required by any Governmental Entity under any applicable Law.

“Permitted Encumbrance” shall have the meaning set forth on Schedule 6.1(b) of the Disclosure Schedule.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company) or other similar entity, including a Governmental Entity.

“Personal Information” shall mean (a) any information that is identifying or can be reasonably used to identify an individual, including individual demographic information, and (b) any information or data that is defined as “personal information” or “personal data” or “sensitive personal data” under applicable Law.

“Pre-Closing Tax Period” shall mean any taxable period (or portion thereof in the case of a Straddle Period) ending on or prior to the Closing Date.

“Proceeding” shall mean any action, claim, dispute, suit, litigation, arbitration, investigation, or proceeding (whether civil or criminal) before any Governmental Entity.

“Purchaser Approval” means approval of Buyer as a purchaser of the Business by (a) the European Commission, either as part of its conditional approval decision of Boeing’s acquisition of Spirit or following its conditional approval decision of Boeing’s acquisition of Spirit pursuant to Boeing’s commitment vis-à-vis the European Commission to seek purchaser approval for the divestiture of the Business and (b) the FTC, in each case, in their review of the transactions contemplated by the Spirit/Boeing Merger Agreement and the ancillary agreements in connection therewith.

“Representatives” shall mean, in relation to a Person, its officers, directors, managers, members, employees, agents and Controlled Affiliates.

“Restricted Business” shall mean the assembly and manufacture of the components by the Company under the Boeing Contract, as such Boeing Contract exists as of the Closing and without giving effect to any amendment, restatement, modification, or supplement following the Closing.

“Restricted Territory” shall mean Malaysia, Indonesia, Vietnam, India and Thailand.

“Sanctioned Person” shall mean any Person that is the target of Sanctions Laws, including (a) any Person listed in any Sanctions Law-related list of designated Persons maintained by the United States (including OFAC or the United States Department of State), the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Territory, (c) any Person otherwise the target of any Sanctions Laws or (d) any Person directly or indirectly owned or controlled by any such Person or Persons described in the foregoing clauses (a), (b) or (c).

“Sanctioned Territory” shall mean, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea and so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).

“Sanctions Laws” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States (including through the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) or the United States Department of State), the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom.

“SEC” shall mean the United States Securities and Exchange Commission.

“Seller Benefit Plan” shall mean each Benefit Plan that is not a Company Benefit Plan.

“Seller Fundamental Representations” shall mean the representations and warranties of each Seller set forth in Section 4.1 (Shares; Title), 4.2 (Authority; Enforceability), Section 4.5 (Organization) and Section 4.24 (Brokers).

“Seller Group” means, collectively, Holdings, Sellers and each of their Controlled Affiliates.

“Sellers’ Knowledge” and similar phrases shall mean the actual knowledge of the individuals set forth on Schedule 1.1(a) of the Disclosure Schedule.

“Settlement Accountant” shall mean BDO or, if such firm is unable or unwilling to act, such other United States nationally recognized independent accounting firm that (a) is capable of serving as an accounting expert with relevant experience, (b) is not the regular accounting firm of Buyer (or any of its Affiliates) or of any Seller and (c) is mutually agreeable to each of Sellers and Buyer; provided that, if the parties are unable to so mutually agree, Sellers and Buyer shall select a United States nationally recognized independent accounting firm, which two firms shall then together select a third and separate United States nationally recognized independent accounting firm to serve as the Settlement Accountant (it being understood that such third and separate selected accounting firm must satisfy the conditions set forth in clauses (a) and (b)).

“Shared Contracts” shall mean the Contracts under which the Business and any other business of any Seller or any of its Affiliates (other than the Business) purchases or sells goods or services or uses goods or services; provided that, in no event shall the term “Shared Contracts” include any Contracts for functions or support furnished by any Seller or its Affiliates (other than the Company) at any time, either directly or indirectly, including finance, corporate development, communications, accounting, tax, human resources, legal, information technology, facilities and security, engineering, procurement and marketing services, and other ancillary or corporate shared services provided by any Seller or its Affiliates (other than the Company) or other corporate centralized functional organizations within or controlled by any Seller or its Affiliates (other than the Company).

“Specified Event” shall mean the occurrence of (a) with respect to Buyer, Buyer’s Controlled Affiliates (including the Company) or Parent, (i) the insolvency of, or the inability to pay its debts as and when they fall due, (ii) any arrangement or composition with its creditors or any class of its creditors, (iii) any issuance of an order or presentation of a petition or passage of a resolution for the winding-up or bankruptcy or (iv) the appointment of an administrator, receiver, liquidator or provisional liquidator of any part of its property or (b) a transaction or a series of transactions with one or more third parties, constituting, directly or indirectly, (i) constituting a consolidation or merger of the Company, Buyer, Parent or any newly created subsidiary of Buyer formed to hold interests in the Company, (ii) a sale of equity interests in the Company, Buyer, Parent or such newly created subsidiary, where Buyer, Parent or their respective Controlled Affiliates cease to beneficially own, directly or indirectly, equity interests of the Company representing in the aggregate more than thirty percent (30%) of the combined voting power of all the outstanding securities of the Company or (iii) a sale of all or substantially all of the assets of the Business or (c) Buyer, Parent or their respective Controlled Affiliates ceasing to have the power, directly or indirectly, to direct or cause the direction of the management and policies of the Business, whether by ownership of equity interests, by contract or otherwise.

“Specified Exchange Rate” shall mean (a) for purposes of calculating the Purchase Price and any components thereof, the rate of exchange between United States dollars and another relevant currency as quoted by Bloomberg L.P. on www.bloomberg.com/markets/currencies/fx-fixings at 5:00 p.m. U.S. Eastern Time the Business Day immediately prior to the Benchmark Time, and (b) for any other purposes under this Agreement, the rate of exchange between United States dollars and another relevant currency as quoted by Bloomberg L.P. on www.bloomberg.com/markets/currencies/fx-fixings at 5:00 p.m. U.S. Eastern Time the Business Day immediately prior to the applicable determination date.

“Spirit/Boeing Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of June 30, 2024, by and among Holdings, The Boeing Company, a Delaware corporation (“Boeing”), and Sphere Acquisition Corp., a Delaware corporation, as may be amended, restated or modified from time to time in accordance with its terms.

“Spirit Transition Services Agreement” shall mean that certain Transition Services Agreement to be entered into on the Closing Date between Spirit and the Company, in the form attached hereto as Exhibit E.

“Straddle Period” shall mean any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” shall mean, with respect to any Person, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member. The Company shall be deemed, for purposes of this Agreement, a Subsidiary of Sellers prior to the Closing and a Subsidiary of Buyer at and after the Closing.

“Target Net Working Capital” shall have the meaning set forth on Part I of Annex A.

“Tax” or “Taxation” shall mean all forms of taxation imposed by any Tax Authority, including all United States and Malaysian national, federal, state or local and other domestic or foreign taxation (including income, value added, occupation, real and personal property, social security, gross receipts, sales, service, use, ad valorem, franchise, profits, license, withholding, payroll, employment, surcharge, excise, severance, occupation, premium or windfall profit taxes, stamp duty, customs and other import or export duties, estimated and other taxes), together with any interest, penalties and additions to tax.

“Tax Authority” shall mean a Governmental Entity responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Proceeding” shall mean any federal, state, local or foreign audit, examination, inquiry, litigation, adjustment in controversy, or other administrative proceeding or court proceeding relating to Taxes.

“Tax Return” shall mean any report, return, statement, declaration, notice, claim for refund, certificate or other document, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Tax Authority in connection with the determination, assessment, collection or payment of any Tax.

“Transaction Documents” shall mean this Agreement, the Transfer of Securities, the Transition Services Agreements, the Airbus Contracts and the Boeing Contract, in each case, including all exhibits, annexes and schedules thereto and all amendments thereto made in accordance with the respective terms hereof and thereof.

“Transactions” shall mean the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” shall mean any sales, use, stock transfer, real property transfer, transfer, indirect transfer, goods and services, value-added, stamp, stamp duty, registration, documentary, conveyancing, recording or similar duties or taxes, together with any interest thereon, and any penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto, but excluding CGT.

“Transition Services Agreements” shall mean (i) the Spirit Transition Services Agreement and (ii) the Airbus Transition Services Agreement.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“W&I Insurer” shall mean Lonpac Insurance Bhd., as reinsured through Beazley Labuan Limited on behalf of Lloyd’s underwriting members of Lloyd’s syndicate 623 and 2623.

“Willful Breach” shall mean an action or failure to act that a party intentionally takes (or intentionally fails to take) and actually knows would, or would reasonably be expected to, cause a material breach of a covenant or agreement set forth in this Agreement.

1.2            Other Defined Terms. The following terms used in this Agreement shall have the meanings assigned to them in the respective Sections of this Agreement set forth below:

Section

Accounting and Adjustment Principles	1.1
Accounting Standards	1.1
Affiliate	1.1
Agreement	1.1
Airbus	1.1
Airbus Contracts	1.1
Airbus Transition Services Agreement	1.1
Ancillary Transaction Document	1.1

Antitrust Laws	1.1
Associated Person	1.1
Bankruptcy and Equity Exception	1.1
Benchmark Time	1.1
Benefit Plan	1.1
Boeing	1.1
Boeing Contract	1.1
Bursa Securities	1.1
Business	1.1
Business Day	1.1
Business Portion	6.3(a)
Buyer	Preamble
Buyer Fundamental Representations	1.1
Buyer Material Adverse Effect	1.1
Buyer Releasing Party	12.19(a)
Cash	12.20(d)
CGT	8.3(a)
Circular	6.5(a)
Closing	3.1
Closing Conditions	1.1
Closing Date	3.1
Closing Legal Impediment	10.1(b)
Closing of the Books Election	8.6
Code	1.1
Companies Act	1.1
Company	Recitals
Company Benefit Plan	1.1
Company Employee	1.1
Company Records	1.1
Company Registered IP	4.20(a)
Consent	1.1
Consolidated Return	1.1
Consultation Period	2.3(c)
Continuation Period	9.2(a)
Contract	1.1
Contract Guarantee	1.1
Controlled Affiliate	1.1
Copyrights	1.1
COVID-19	1.1
Current Assets	12.20(d)
Current Liabilities	12.20(d)
Customs & Trade Laws	1.1
Cybersecurity Incident	1.1
Cybersecurity Measures	1.1
Data Protection Laws	1.1
Data Room	1.1

Disclosed	1.1
Disclosure Limitations	6.2(b)
Disclosure Schedule	1.1
Disputed Items	2.3(c)
DOJ	6.6(a)
Due Diligence Documents	1.1
Encumbrance	1.1
Environmental Laws	1.1
Estimated Closing Statement	2.2(b)
Estimated Purchase Price	2.2(b)
Exchange Act	4.3(a)
Excluded Employee	1.1
Exigency Event	1.1
Exigency Measures	1.1
Existing Employees	7.4
Final Closing Statement	2.3(d)
Final Overage	2.3(e)
Final Purchase Price	2.3(d)
Final Underage	2.3(f)
Financial Statements	4.8(a)
Form Novation Agreement	6.3(a)
Former Company Employee	1.1
Fraud	1.1
FTC	6.6(a)
Governmental Approvals	6.6(a)
Governmental Entity	1.1
Hazardous Materials	1.1
Holdings	1.1
HSR Act	1.1
ICC	12.12(c)
ICC Mediation Rules	12.12(d)
ICC Rules	12.12(d)
Illustrative Working Capital Schedule	12.20(d)
Indebtedness	12.20(d)
Insurance Policies	6.10
Intellectual Property Rights	1.1
Intercompany Agreements	6.4(a)
Intercompany Guarantees	6.4(b)
Inventory Count	6.2(d)
Investment Screening Laws	1.1
IRB	1.1
IRS	1.1
Key Supplier	1.1
Law	1.1
Leased Real Property	4.19(b)
Lookback Date	1.1
Losses	1.1

LTIP	9.5(a)
Management Accounts	4.8(d)
Material Adverse Effect	1.1
Material Contracts	4.15(a)
MIDA Filing	1.1
MITI Filing	1.1
Net Working Capital	12.20(d)
Net Working Capital Overage	12.20(d)
Net Working Capital Underage	12.20(d)
Non-Business Confidential Material	6.7
Non-Business Portion	6.3(a)
Non-Disclosure Agreement	1.1
Obligations	12.20(a)
OFAC	1.1
Order	1.1
Outside Date	11.1(e)
Owned IP	1.1
Parent	Preamble
Parent Shareholder Approval	1.1
Parent Shareholder Approval Matters	6.5(a)
Parent Shareholder Meeting	6.5(a)
Patents	1.1
Permit	1.1
Permitted Encumbrance	1.1
Person	1.1
Personal Information	1.1
Post-Closing Statement	2.3(a)
Pre-Closing Tax Benefits	8.1(c)
Pre-Closing Tax Period	1.1
Pre-Closing Tax Refund	8.1(b)
Preliminary Cash	2.3(a)
Preliminary Indebtedness	2.3(a)
Preliminary Net Working Capital	2.3(a)
Preliminary Purchase Price	2.3(a)
Privileged Communications	12.17
Proceeding	1.1
Purchase Price	2.2(a)
Purchaser Approval	1.1
Purchaser Approval Termination Fee	11.3(c)
Real Property Lease	4.19(b)
Representatives	1.1
Responsive Action	6.1(c)
Restricted Business	1.1
Restricted Cash	12.20(d)
Restricted Territory	1.1
Retention Bonus Agreements	9.5(a)
Review Period	2.3(b)

Sanctioned Person	1.1
Sanctioned Territory	1.1
Sanctions Laws	1.1
SEC	1.1
Seller Benefit Plan	1.1
Seller Fundamental Representations	1.1
Seller Group	1.1
Seller Releasee	12.19(a)
Sellers	Preamble
Sellers Trademarks	7.2
Sellers’ Knowledge	1.1
Settlement Accountant	1.1
Shared Contracts	1.1
Shares	Recitals
Skadden	12.17
Specified Event	1.1
Specified Exchange Rate	1.1
Specified Shared Contract	6.3(a)
Spirit	Preamble
Spirit Cash Payments	9.5(a)
Spirit Company Shares	Recitals
Spirit Equity Payments	9.5(b)
Spirit International	Preamble
Spirit International Company Shares	Recitals
Spirit Transition Services Agreement	1.1
Spirit/Boeing Merger Agreement	1.1
Statement of Objections	2.3(b)
STIP	9.5(a)
Straddle Period	1.1
Subsidiary	1.1
Target Net Working Capital	12.20(d)
Tax	1.1
Tax Authority	1.1
Tax Proceeding	1.1
Tax Return	1.1
Taxation	1.1
Termination Fee	11.3(b)
Trade Secrets	1.1
Trademarks	1.1
Transaction Documents	1.1
Transactions	1.1
Transfer of Securities	3.2(e)
Transfer Taxes	1.1
Transferred Employee	9.1
Transferred Employee Payments	9.5(b)
Transition Services Agreements	1.1
Treasury Regulations	1.1
W&I Insurance Policy	5.9
W&I Insurer	1.1
Willful Breach	1.1

Article II

THE TRANSACTIONS

2.1           Sale and Purchase of the Shares. Subject to the terms and conditions of this Agreement, at the Closing, (a) each Seller shall sell, transfer, convey, assign and deliver to Buyer, and (b) Buyer shall purchase from each Seller, all of such Seller’s rights, title and interest in and to the Shares owned by such Seller. The Sellers and Buyer shall not be obliged to complete the sale and purchase of any Shares unless the sale and purchase of all the Shares is completed simultaneously.

2.2            Calculation of the Estimated Purchase Price.

(a)            For purposes of this Agreement, the term “Purchase Price” shall mean an amount equal to: (a) $95,200,000, plus (b) the Net Working Capital Overage (if any), minus (c) the Net Working Capital Underage (if any), plus (d) Cash as of the Benchmark Time, minus (e) Indebtedness as of the Benchmark Time.

(b)            Not less than three (3) Business Days prior to the anticipated Closing Date, Sellers shall prepare or cause to be prepared and delivered to Buyer a written statement (the “Estimated Closing Statement”) setting forth Sellers’ good faith estimate of (a) Cash as of the Benchmark Time, (b) Indebtedness as of the Benchmark Time, (c) Net Working Capital as of the Benchmark Time and (d) the Purchase Price based on the foregoing (such amount, the “Estimated Purchase Price”), together with reasonable supporting detail and documentation, in each case, prepared in accordance with this Agreement, including the Accounting and Adjustment Principles. The Sellers shall not amend, supplement or modify the Estimated Closing Statement following delivery to Buyer.

2.3            Post-Closing Adjustment.

(a)            As soon as practicable after the Closing Date (but in no event later than sixty (60) days after the Closing Date), Buyer shall deliver to Sellers a written statement (the “Post-Closing Statement”) setting forth Buyer’s good faith calculation of (i) Cash as of the Benchmark Time (the “Preliminary Cash”), (ii) Indebtedness as of the Benchmark Time (the “Preliminary Indebtedness”), (iii) Net Working Capital as of the Benchmark Time (the “Preliminary Net Working Capital”) and (iv) the Purchase Price based on the foregoing (such amount, the “Preliminary Purchase Price”), together with reasonable supporting detail and documentation, in each case, prepared in accordance with this Agreement, including the Accounting and Adjustment Principles. Buyer shall not amend, supplement or modify the Post-Closing Statement following delivery to Sellers. Notwithstanding anything herein to the contrary, (A) the Post-Closing Statement shall be based solely on facts and circumstances as they exist as of the Benchmark Time and shall exclude the effect of any event, change, circumstance, development, occurrence, condition, effect or state of facts occurring on or after the Closing; and (B) the parties acknowledge and agree that the purpose of preparing the calculations and purchase price adjustment under this Section 2.3 is to give effect only to the arithmetic difference between items in the Estimated Closing Statement and the Post-Closing Statement. If Buyer fails to deliver the Post-Closing Statement in accordance with this Section 2.3(a) within such sixty (60-) day period, then the Estimated Closing Statement delivered by Sellers to Buyer pursuant to Section 2.2 shall be deemed to be the Post-Closing Statement.

(b)            Upon receipt by the last Seller of the Post-Closing Statement, Sellers shall have ninety (90) days (the “Review Period”) to review such Post-Closing Statement and the computations of the Preliminary Cash, the Preliminary Indebtedness, the Preliminary Net Working Capital and the Preliminary Purchase Price. Following the Closing through the date that the Final Closing Statement becomes final and binding in accordance with Section 2.3(d), Sellers, their respective Affiliates, and their respective Representatives, accountants, advisors and other representatives shall be permitted to access and review the books, records and work papers of the Company and Buyer that are reasonably related to the calculations of Cash, Indebtedness and Net Working Capital, and Buyer shall, and shall cause its Affiliates and its and their respective Representatives, accountants, advisors and other representatives to, cooperate with and assist Sellers, their respective Affiliates, and their respective Representatives, accountants, advisors and other representatives in connection with such review, including by providing access to such books, records and work papers and making available personnel to the extent requested, in each case, upon reasonable notice and during normal business hours. Buyer agrees that, from and following the Closing through the date that the Final Closing Statement becomes final and binding in accordance with Section 2.3(d), it will not take, or permit to be taken, any actions with respect to any accounting books, records, policies or procedures on which the Financial Statements or the Post-Closing Statement are based, or upon which the Final Closing Statement is to be based, that would impede or delay the determination of the amount of Cash, Indebtedness, Net Working Capital or the preparation of any Statement of Objections or the Final Closing Statement in the manner and utilizing the methods provided by this Agreement, including the Accounting and Adjustment Principles. If Sellers have accepted the Post-Closing Statement by written notice to Buyer or neither Seller has given written notice to Buyer setting forth any objection of Sellers to such Post-Closing Statement (such notice of objection, the “Statement of Objections”) prior to the expiration of the Review Period, then such Post-Closing Statement shall be final and binding upon the parties, and shall be deemed the Final Closing Statement for purposes of Section 2.3(d).

(c)            In the event that Sellers deliver a Statement of Objections to Buyer prior to the expiration of the Review Period, Sellers and Buyer shall negotiate in good faith to resolve any such objection within forty-five (45) days following the receipt by Buyer of the Statement of Objections (the “Consultation Period”). If Sellers and Buyer reach an agreement in writing as to any such objections within the Consultation Period, the amounts so agreed upon shall be final and such agreement shall be deemed to be included in the Final Closing Statement for purposes of Section 2.3(d). If Sellers and Buyer, notwithstanding such efforts to negotiate in good faith, fail to resolve any item on the Statement of Objections that remains in dispute (a “Disputed Items”) within the Consultation Period, then Buyer and Sellers may jointly engage the Settlement Accountant to resolve each Disputed Item as soon as practicable thereafter (but in any event, within thirty-five (35) Business Days after engagement of the Settlement Accountant or such longer time period as the parties may mutually agree in writing). The Settlement Accountant shall act as an expert and not as an arbitrator, and shall only consider the Disputed Items. If any Disputed Item is referred to the Settlement Accountant, Sellers, on the one hand, and Buyer, on the other hand, shall prepare separate written reports of each such Disputed Item and deliver such reports to the Settlement Accountant and each other within fifteen (15) Business Days after the date the Settlement Accountant is retained. Sellers, on the one hand, and Buyer, on the other hand shall have ten (10) Business Days after receipt of the other party’s written report to deliver to the Settlement Accountant and each other one written rebuttal thereto (if applicable). The Settlement Accountant shall not, and Buyer and Sellers shall cause the Settlement Accountant to not, assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by Sellers, on the one hand, or Buyer, on the other hand or less than the smallest value for such Disputed Item claimed by Sellers, on the one hand, or Buyer, on the other hand. The Settlement Accountant’s review and determination shall be (A) limited only to the Disputed Items, (B) based solely on such reports, rebuttals and supporting information submitted by Sellers and Buyer and the terms of this Agreement including the Accounting and Adjustment Principles (i.e., not on the basis of an independent review), and (C) in accordance with the terms and procedures set forth in this Agreement, including the Accounting and Adjustment Principles, and consistent with the definitions of Cash, Indebtedness and Net Working Capital contained herein. During the review by the Settlement Accountant, each of Sellers and Buyer shall, and shall cause their respective Subsidiaries and their respective Representatives, accountants, advisors and other representatives to, each make available to the Settlement Accountant interviews with such personnel, and such information, books, records and work papers as may be reasonably requested by the Settlement Accountant to fulfill its obligations under this Section 2.3(c); provided that the accountants of Sellers or Buyer shall not be obligated to make any work papers available to the Settlement Accountant except in accordance with such accountants’ normal disclosure procedures and then only after such Settlement Accountant has signed a customary agreement relating to such access to work papers. A copy of all materials submitted to the Settlement Accountant shall be provided by Sellers or Buyer, as applicable, to the other party in the dispute concurrently with the submission thereof to the Settlement Accountant; provided that the accountants of Sellers or Buyer, as applicable, shall not be obligated to make any work papers available to the other party except in accordance with such accountants’ normal disclosure procedures and then only after such other party has signed a customary agreement relating to such access to work papers. The final determination with respect to all Disputed Items shall be set forth in a written statement by the Settlement Accountant delivered to Sellers and Buyer and, absent mathematical or manifest error raised within five (5) Business Days of the Settlement Accountant’s final determination and promptly resolved by the Settlement Accountant in its sole discretion, the resolution of the dispute by the Settlement Accountant shall be final, binding and non-appealable on the parties and such determination may be entered and enforced in any court of competent jurisdiction in accordance with Section 12.12. The costs and expenses of the Settlement Accountant shall be borne by Sellers, on the one hand, and Buyer, on the other hand in inverse proportion to the difference between the Settlement Accountant’s determination of the Purchase Price and the determination of the Purchase Price claimed by Sellers, on the one hand, and Buyer, on the other hand. For example, if Buyer claims that the Purchase Price is, in the aggregate, one thousand dollars ($1,000) less than the amount determined by Sellers and if the Settlement Accountant ultimately resolves the dispute by awarding to Buyer an aggregate of three hundred dollars ($300) of the one thousand dollars ($1,000) contested, then the costs and expenses of the Settlement Accountant will be allocated thirty percent (30%) to Sellers and seventy percent (70%) to Buyer.

(d)            The Post-Closing Statement as finally agreed to by Sellers and Buyer in accordance with this Section 2.4 or as determined by the Settlement Accountant in accordance with this Section 2.4 is referred to herein as the “Final Closing Statement” and (i) the Cash set forth on such Final Closing Statement shall be deemed the final Cash, (ii) the Indebtedness set forth on such Final Closing Statement shall be deemed the final Indebtedness, (iii) the Net Working Capital set forth on such Final Closing Statement shall be deemed the final Net Working Capital and (iv) the Purchase Price set forth on such Final Closing Statement shall be deemed the final Purchase Price (the “Final Purchase Price”).

(e)            In the event that the Final Purchase Price is greater than the Estimated Purchase Price (such excess, the “Final Overage”), then promptly (and in any event within ten (10) Business Days) after the Final Purchase Price is determined, Buyer shall pay, or cause to be paid, to Sellers, or their respective designated Affiliates, an amount in cash by wire transfer of immediately available funds equal to the Final Overage.

(f)            In the event that the Estimated Purchase Price is greater than the Final Purchase Price (such excess, the “Final Underage”), then promptly (and in any event within ten (10) Business Days) after the Final Purchase Price is determined, Sellers shall pay, or cause to be paid, to Buyer, or its designated Affiliates, an amount in cash by wire transfer of immediately available funds equal to the Final Underage.

(g)            The parties agree to treat for all applicable income Tax purposes any adjustment as determined pursuant to this Section 2.3 as an adjustment to the Purchase Price.

(h)            The parties agree that the process set forth in this Section 2.3 shall be the sole and exclusive remedy of Sellers and their Controlled Affiliates and Buyer and its Affiliates for any disputes related to the Purchase Price, Estimated Purchase Price, Preliminary Purchase Price, Final Purchase Price and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties contained in this Agreement.

2.4            Withholding. No party shall be entitled to deduct or withhold (or cause to be deducted or withheld) Taxes from any amounts payable to any other party pursuant to this Agreement except as required by applicable Law. To the extent a party becomes aware of any obligation to withhold, it shall provide reasonable advance notice (which in no event shall be less than fifteen (15) Business Days in advance of any withholding) to the other party of the amounts subject to withholding and provide such party with a reasonable opportunity to deliver any forms, documentation or other evidence that would reduce or eliminate such withholding Tax under applicable Laws. Each party shall use reasonable efforts to cooperate with the other party to reduce or eliminate any such withholding Tax in a manner consistent with applicable Laws. To the extent any amounts are deducted and withheld by any party under this Section 2.4 and paid over to the applicable Governmental Entity in accordance with applicable Laws, such amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Each party shall provide to the other party any receipts or other documentation reasonably necessary for such party to claim a credit, refund or otherwise comply with any Tax Return or other Tax matter.

2.5            Payment Currency. All calculations and payments made in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including, as applicable, the Purchase Price and the components thereof, shall be so calculated and payable in United States dollars. To the extent that any number or amount required for the calculation of the Purchase Price and the components thereof is expressed in any currency other than United States dollars, such amount shall be converted into United States dollars at the Specified Exchange Rate.

Article III

CLOSING AND CLOSING DELIVERIES

3.1            Closing; Time and Place. The closing of the Transactions (the “Closing”) shall take place at the registered office of the Company at Unit No. 50-8-1, 8th Floor, Wisma UOA Damansara, 50, Jalan Dungun, Damansara Heights, Kuala Lumpur Wilayah Persekutuan, by electronic exchange of documents, on the fourth (4th) Business Day after the date on which all of the Closing Conditions are satisfied or, if permissible, waived (other than those Closing Conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those Closing Conditions), or at such other date, time or place as Sellers and Buyer may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” For all purposes under this Agreement and each other Transaction Document, all matters at the Closing will be considered to take place simultaneously, and the Closing shall be deemed to have occurred at 12:00 a.m. Eastern Time in the United States on the Closing Date (being the first moment in time on the Closing Date) regardless of the actual occurrence of the Closing at any particular time on such Closing Date (but subject to the actual occurrence of the Closing on the Closing Date).

3.2            Deliveries by Sellers. At or prior to the Closing, the Sellers shall deliver, or cause to be delivered, to Buyer:

(a)            a certificate signed on behalf of Spirit International by an authorized officer of Spirit International, certifying a copy of the resolution of the board of directors of Spirit International and a copy of the resolutions of the shareholder of Spirit International, authorizing Spirit International to execute this Agreement and any other Transaction Documents to be entered into by Spirit International pursuant to or in connection with this Agreement and approving the transactions contemplated hereunder, including the sale of the Spirit International Company Shares to Buyer;

(b)            a certificate signed on behalf of Spirit by an authorized officer of Spirit, certifying a copy of the resolution of the board of directors of Spirit and a copy of the resolutions of the shareholder of Spirit, authorizing Spirit to execute this Agreement and any other Transaction Documents to be entered into by Spirit pursuant to or in connection with this Agreement and approving the transactions contemplated hereunder, including the sale of the Spirit Company Shares to Buyer;

(c)            the original share certificate issued in the name of Spirit International in respect of all the Spirit International Company Shares;

(d)            the original share certificate issued in the name of Spirit in respect of all the Spirit Company Shares;

(e)            the Transfer of Securities as prescribed under Section 105 of the Companies Act duly and validly executed by Spirit International relating to Spirit International Company Shares and by Spirit relating to the Spirit Company Shares, in the forms attached hereto as Exhibits A (the “Transfer of Securities”), in favor of Buyer;

(f)            a certified true copy of the resolution of the board of directors of the Company approving:

(i)	the transfer of the Shares from the Sellers to Buyer;

(ii)	the cancellation of the existing share certificates in respect of the Shares issued in the name of Spirit International and Spirit; and

(iii)	subject to the transfers of the Shares being duly stamped, the registration of Buyer as a member of the Company into the register of members of the Company, and the issuance and delivery of new share certificates in respect of the Shares in favor of Buyer;

(g)            a certified true copy of the resolution of the board of directors of the Company approving such nominees of Buyer to act as directors of the Company with effect on and from Closing Date, as notified in writing by Buyer to the Sellers at least three (3) Business Days prior to the Closing Date;

  (h)          the duly executed resignation letters of Scott Michael Mclarty, Damon Christopher Ward and Christopher Paul Mcnaught in their capacity as directors of the Company which shall take effect on Closing Date, whereby each letter of resignation shall state that each of the aforementioned person (i) resigns as a director of the Company with immediate effect on Closing Date; and (ii) he has no claims (whether statutory, contractual or otherwise) against the Company for compensation for loss of office or otherwise arising from his resignation or otherwise;

(i)            the most recent audited accounts of the Company as at and for financial year ending 31 December 2024 that is necessary to enable the transfer to be submitted for assessment of stamp duty;

(j)            the Airbus Contracts, duly executed by the Company and Airbus;

(k)            the Boeing Contract, duly executed by the Company and Boeing;

(l)            the Spirit Transition Services Agreement, duly executed by the Company and Spirit;

(m)            the Airbus Transition Services Agreement, duly executed by the Company and Airbus or one of its Affiliates; and

(n)            the certificate required to be delivered by Sellers pursuant to Section 10.2(c).

3.3            Deliveries by Buyer. At the Closing, Buyer will deliver, or cause to be delivered, to Sellers:

(a)            by wire transfer of immediately available funds, the Estimated Purchase Price (as set forth in the Estimated Closing Statement), to the accounts and in the proportions as designated by each Seller in writing to Buyer on or before the third (3rd) Business Day prior to the Closing Date and the Sellers acknowledge and agree that the payment by the Buyer of such proportions designated by each Seller shall be an effective discharge of the payment required to be paid by the Buyer to the Sellers under this Agreement; and

(b)            the certificate required to be delivered by Buyer pursuant to Section 10.3(c).

3.4            Payment Mechanics. Any payment to be made pursuant to this Agreement by Buyer shall be made to the bank account or accounts designated by each Seller or any Seller designee in writing to Buyer on or before the fourth (4th) Business Day prior to the due date for payment. Any payment to be made pursuant to this Agreement by any Seller shall be made to the bank account designated by Buyer in writing to Sellers on or before the fourth (4th) Business Day prior to the due date for payment. Unless otherwise agreed in writing by Sellers and Buyer, any payments by wire transfer under this Agreement shall be in immediately available funds. All payments shall be made by electronic transfer on the due date for payment and receipt. Sellers shall provide written confirmation (email being sufficient) of receipt of the Purchase Price to Buyer promptly, and in any event no later than the next Business Day, following receipt thereof. For the avoidance of doubt, the receipt by a payee from a payor of a duly issued MT 103 (whether or not being a standardized SWIFT payment message issued by the payor’s bank) in favor of a payee as proof of the valid payment of the amount due shall not be an effective discharge of the relevant payment obligation absent actual receipt by the relevant payee of the actual funds that are the subject of such MT 103.

3.5            Dealing with Shares. Following Closing and pending the registration of Buyer as holder of the Shares, the Sellers shall deal with Shares and all dividends, distributions and rights to which a holder of such Shares is entitled in its capacity as a holder of such Shares as Buyer may direct in writing and shall hold the Shares and dividends and other distributions of profit or surplus or other assets declared, paid or made in respect of the Shares after Closing and all rights arising out of or in connection with them as bare trustees for Buyer, until the Shares are registered in the name of Buyer.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as Disclosed in the Disclosure Schedule, the Sellers hereby, jointly and severally, represent and warrant to Buyer as follows:

4.1            Shares; Title.

(a)            The Shares constitute the entire issued share capital of the Company. Spirit International is the sole legal and direct beneficial owner of the Spirit International Company Shares (in the case where this representation and warranty is made by Spirit International) and Spirit is the sole legal and direct beneficial owner of the Spirit Company Shares (in the case where this representation is made by Spirit).

(b)            Such Seller has good and valid title to its respective Shares. Such Seller has full power and authority and shall be entitled to transfer and deliver such Shares owned by such Seller to Buyer.

(c)            The Shares are free and clear of all Encumbrances.

(d)            Except for the sale and purchase of the Shares under this Agreement, there is no contractual obligation pursuant to which such Seller or any of its Affiliate has granted or assigned any option, warrant or other right to any Person to acquire or vote such Shares owned by such Seller.

(e)            There is no entrustment or nominee shareholding arrangement entered into by the Company and its shareholders or with respect to the assignment, holding of or exercising of any rights attached to the Shares in the Company.

4.2            Authority; Enforceability.

(a)            Each Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Transfer of Securities to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby in accordance with the terms of this Agreement and the applicable Transfer of Securities. The execution, delivery and performance by such Seller of this Agreement and the Transfer of Securities to which it will be a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of such Seller and such authorization has not been subsequently modified or rescinded.

(b)            Each Seller has the requisite corporate power and authority to execute and deliver each Ancillary Transaction Document to which it is or will be a party, to perform its obligations under each Ancillary Transaction Document to which it is or will be a party and to consummate the Transactions contemplated by each Ancillary Transaction Document in accordance with the terms of such Ancillary Transaction Document to which it is or will be a party. The execution, delivery and performance by such Seller of each Ancillary Transaction Document to which it is or will be a party and the consummation of the Transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of such Seller and such authorization has not been subsequently modified or rescinded. For the avoidance of doubt, this Section 4.2(b) does not relate to the Sellers’ power and authority to execute, deliver and consummate, or the authorization on the part of the Sellers of, this Agreement, the Transfer of Securities and the Transactions contemplated hereby and thereby, which shall be exclusively covered by Section 4.2(a).

(c)            This Agreement has been duly and validly executed and delivered by such Seller and constitutes, assuming due authorization, execution and delivery of this Agreement by Buyer, a valid and binding legal obligation of such Seller, enforceable against such Seller in accordance with the terms hereof, in each case, subject to the Bankruptcy and Equity Exception. Assuming due authorization, execution and delivery of the Transfer of Securities to which such Seller will be a party by the other parties thereto, such Transfer of Securities will constitute a valid and binding legal obligation of such Seller, enforceable against such Seller in accordance with the terms thereof, in each case, subject to the Bankruptcy and Equity Exception.

(d)            Assuming due authorization, execution and delivery of each Ancillary Transaction Document to which such Seller is or will be a party by the other parties thereto, each such applicable Ancillary Transaction Document will constitute a valid and binding legal obligation of such Seller, enforceable against such Seller in accordance with the terms thereof, in each case, subject to the Bankruptcy and Equity Exception. For the avoidance of doubt, this Section 4.2(d) does not relate to the validity, binding nature or enforceability of this Agreement or the Transfer of Securities in respect of the Sellers, which shall be exclusively covered by Section 4.2(c).

(e)            The Company has the requisite corporate power and authority to execute each Transaction Document to which it is or will be a party, to perform its obligations under each Transaction Document to which it is or will be a party and to consummate the Transactions in accordance with the terms of the Transaction Document to which it is or will be a party. The execution, delivery and performance by the Company of the Transaction Document to which it is or will be a party and the consummation of the Transactions have been, or will be as of or before the Closing Date, duly and validly authorized by all necessary corporate action on the part of the Company and such authorization has not been subsequently modified or rescinded.

(f)            Assuming due authorization, execution and delivery of each other Transaction Document to which the Company is or will be a party by the other parties thereto, each such applicable Transaction Document will constitute a valid and binding legal obligation of the Company, enforceable against the Company in accordance with the terms thereof, in each case, subject to the Bankruptcy and Equity Exception.

4.3            Non-Contravention; Consents.

(a)            Assuming the accuracy of the representation or warranty of Buyer set forth in Section 5.2, the execution and delivery of this Agreement by such Seller, and each other Transaction Document to which such Seller is or will be a party, does not, and the performance of this Agreement by such Seller, and each other Transaction Document to which such Seller is or will be a party by such Seller, will not, require any Consent or Permit of, filing with, or notification to, any Governmental Entity, except (i) under applicable Antitrust Laws and Investment Screening Laws, (ii) under the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) compliance with any Permits relating to the Business, (iv) for such other Consents, Permits, filings or notifications, the failure of which to make or obtain would not reasonably be expected to, individually or in the aggregate, materially impair or materially delay such Seller from consummating the Transactions or otherwise prevent such Seller from performing, in all material respects, its obligations hereunder, or (v) those required by reasons of the regulatory status or operations of Buyer or its Affiliates.

(b)            Assuming the Consents, Permits, filings and notifications referred to in Section 4.3(a) are obtained or made, the execution and delivery by such Seller of this Agreement and each other Transaction Document to which such Seller is or will be a party, and the consummation of the Transactions, will not conflict with or violate any provision of the organizational documents of such Seller.

(c)            Assuming the accuracy of the representation or warranty of Buyer set forth in Section 5.2, the execution and delivery of the Transaction Document to which the Company is or will be a party by the Company does not, and the performance by the Company of each Transaction Document to which the Company is or will be a party, will not, require any Consent or Permit of, filing with, or notification to, any Governmental Entity, except (i) under applicable Antitrust Laws and Investment Screening Laws, (ii) under the applicable requirements of the Exchange Act, (iii) compliance with any Permits relating to the Business, or (iv) those required by reasons of the regulatory status or operations of Buyer or its Affiliates.

(d)            Assuming the Consents, Permits, filings and notifications referred to in Section 4.3(c) are obtained or made, the execution and delivery by the Company of each Transaction Document to which the Company is or will be a party, and the consummation of the Transactions contemplated thereby, will not conflict with or violate any provision of the constitutional documents of the Company.

4.4            Insolvency. As of the Closing, immediately after giving effect to all of the Transactions (including the payment of the Purchase Price), and assuming satisfaction of the Closing Conditions set forth in Section 10.3, neither Seller will be insolvent and each Seller is not unable to pay its debts as and when they fall due. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of a Seller.

4.5            Organization.

(a)            Each Seller is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each Seller has all necessary corporate power and authority to conduct its business in the manner in which it is being conducted as of the date of this Agreement, except as would not reasonably be expected to materially impair or materially delay such Seller from consummating the Transactions or otherwise prevent such Seller from performing, in all material respects, its obligations hereunder.

(b)            The Company is duly incorporated, validly existing and in good standing under the Laws of Malaysia. The Company has all necessary corporate power and authority to conduct its business in the manner in which it is being conducted as of the date of this Agreement,.

(c)            Sellers have not entered into any shareholders’ joint venture agreement among the Sellers and any other unaffiliated third party in respect of the Company. The Company does not own or have any interest, nor has it agreed in writing to acquire, directly or indirectly, any capital stock, shares, membership interests, other equity rights, interests or other securities or derivatives in any Person as of the date of this Agreement.

(d)            The Company does not have any place of business or branch or permanent establishment or assets outside its jurisdiction of incorporation.

(e)            All of the issued Shares of the Company as of the Closing shall be duly authorized and validly issued and allotted and fully paid.

(f)            The issued Shares of the Company as of the Closing do not violate any applicable Laws or regulations or contravene any provisions of or constitute a default under any documents, contracts, or agreements or instruments to which the Company is bound. All pre-emption rights or allotment restrictions in respect of the allotment of the Company since incorporation of the Company have either been complied with or waived by the relevant shareholders of the Company.

(g)            There are no outstanding warrants, options, rights, agreements, convertible or exchangeable securities or other commitments pursuant to which the Company is or may become obligated to issue, sell, purchase, return or redeem any Shares. There are no outstanding or authorized appreciation, phantom interest, profit participation or similar rights with respect to the Company.

(h)            The Company is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(i)            The following details of the Company as set out in the table below are true, accurate and complete as of the date of this Agreement:

Name of company:	Spirit AeroSystems Malaysia Sdn Bhd
Registered number:	200701037907 (795936-A)
Registered office:	Unit 50-8-1, 8th Floor, Wisma UOA Damansara, 50, Jalan Dungun, Damansara Heights, 50490 Kuala Lumpur, Wilayah Persekutuan, Malaysia
Date and place of incorporation:	16 November 2007 / Malaysia
Issued and paid-up share capital and number of issued shares:	RM 501,000 comprising 501,000 ordinary shares
Registered shareholders and shares held:	(1) Spirit International holding 495,990 ordinary shares in the Company (2) Spirit holding 5,010 ordinary shares in the Company
Directors:	(1) Christopher Paul McNaught (2) Zulkarnain Bin Mohamed (3) Damon Christopher Ward (4) Scott Michael McLarty
Secretaries:	Lew Oy Foong
Financial year end:	31 December
Auditor:	Ernst & Young PLT

4.6            Company Records; Statutory Books and Registers.

(a)            All statutory books, registers and records of the Company which are required to be maintained by the applicable Laws are up to date and contain, in all material respects, true, full and accurate records of all matters required by the applicable Laws to be dealt with therein. The Company has possession or control of its statutory books, registers and records that are required to be possessed under the applicable Laws.

(b)            All corporate filings, returns and registrations in relation to the Company that are required to be filed by the applicable Laws have been correctly, duly and properly filed and/or delivered in accordance with such applicable Laws. This Section 4.6(b) does not relate to Taxes, such items being the subject of Section 4.22.

(c)            The Company has made available to Buyer in the Data Room accurate and complete copies, in all material respects, of the organizational documents of the Company as in effect as of the date of this Agreement.

4.7            Absence of Certain Changes.

(a)            Since December 31, 2024, through the date of this Agreement, the Business has been conducted in the ordinary course in all material respects, except (i) in connection with the Transactions or the negotiation and execution of this Agreement and the other Transaction Documents and (ii) as otherwise contemplated by this Agreement.

(b)            Since December 31, 2024, through the Closing, except (i) in connection with the Transactions or the negotiation and execution of this Agreement and the other Transaction Documents, and (ii) as otherwise contemplated by this Agreement, the Company has not suffered any change in its business, operations or financial position which changes have had or would reasonably be expected to have a Material Adverse Effect.

4.8            Financial Information; Liabilities.

(a)            Schedule 4.8(a) of the Disclosure Schedule sets forth the audited financial statements of the Company for the fiscal years ended December 31, 2024, December 31, 2023, and December 31, 2022, and the related statements of financial position, statements of comprehensive income, statements of changes in equity and statements of cash flows of the Company for such periods (collectively, the “Financial Statements”). Subject to the qualifications set forth in Section 4.8(b), the Financial Statements, in all material respects, (i)  are complete and correct and have been prepared in accordance with the Accounting Standards without any material changes in the accounting policies and estimation techniques used and (ii) show a true and fair view of the financial position of the Company as at the relevant financial year-end date, and of its financial performance and cash flows for the relevant financial year then ended, except, in each case, (A) for the allocation of overhead and other intercompany amounts, (B) such financial statements may be subject to normal year-end adjustments (the effect of which is not, individually or in the aggregate, material to the Business) and (C) for the absence of notes thereto throughout the periods covered thereby, in each case, in accordance with the Accounting Standards.

(b)            The Financial Statements are limited by the fact that the Company has not operated as a separate “stand-alone” entity apart from Sellers and their respective Affiliates. In certain operational areas, the Company is dependent upon centralized functional activities of Sellers or their respective Affiliates. Buyer acknowledges that the Financial Statements may not necessarily be indicative of the conditions that would have existed or the results of operations that would have been achieved if the Company had been operated as an unaffiliated company.

(c)            The Financial Statements are up to date, and the financial books, ledgers and accounting and other financial records of the Company required to be kept under applicable Laws are in the possession and ownership of the Company, to the extent required by applicable Laws.

(d)            The unaudited statement of financial position and statement of comprehensive income of the Company for the period commencing on January 1, 2025, and ending on July 3, 2025 (“Management Accounts”), in all material respects, (i) are complete and correct and have been prepared in accordance with the Accounting Standards and (ii) shows a true and fair view of the profits, losses, assets, liabilities, commitments and state of affairs of the Company for the financial period to which they relate, except, in each case (A) for the allocation of overhead and other intercompany amounts, (B) such financial statements may be subject to normal year-end adjustments (the effect of which is not, individually or in the aggregate, material to the Business) and (C) for the absence of a statement of changes in equity, statement of cash flows, and notes to the financial statements throughout the periods covered thereby, in each case, in accordance with the Accounting Standards.

4.9            Loans; Financing Facilities. The Company has no outstanding indebtedness for borrowed money that was loaned to the Company from any third party or Affiliate, including Spirit International, Spirit and their Affiliates, in each case, except (i) any indebtedness incurred following the date of this Agreement in compliance with Section 6.1(b) or (ii) indebtedness for borrowed money that is included in Indebtedness for purposes of the calculation of the Purchase Price.

4.10            Sufficiency of Assets. Except for the functions and support contemplated by the proviso in the definition of “Business” and for those services, assets, rights, or properties furnished or made available under any other Transaction Document, the assets, rights, properties and interests owned, leased or licensed by the Company as of the Closing are sufficient for the conduct of the Business immediately following the Closing in substantially the same manner in all material respects as conducted as of the date of this Agreement, when utilized by a labor force substantially similar to that employed in the Business on the date hereof. Nothing in this Section 4.10 shall be deemed to expand the scope of any other representations or warranties made by the Company in this Article IV.

4.11            Compliance with Laws; Permits.

(a)            Since the Lookback Date, the Business has been in material compliance with applicable Laws. The Company owns, holds, possesses or lawfully uses in the operation of the Business all Permits which are necessary to conduct of the Business as conducted as of the date of this Agreement, each of which is valid and in full force and effect and have been and are being complied with in all respects, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company, or prevent or materially delay the consummation of the Transactions.

(b)            To Sellers’ Knowledge, there are no facts, matters or circumstances which are reasonably likely to result in the suspension, cancellation, modification or revocation of any such Permits.

(c)            There are no notices, fines, warnings, material correspondence, enquiries, investigations and/or enforcement actions issued in writing to, or pending against, the Company by any Governmental Entity nor are there, to the Sellers’ Knowledge, any circumstances which would reasonably be expected to cause any fines, warnings, investigations or enforcement actions issued in writing to, or carried out against, the Company by a Governmental Entity.

(d)            This Section 4.11 does not relate to labor matters, employee benefits matters, or environmental matters, such items being the subject of Sections 4.17, 4.18 and 4.21, respectively. This Section 4.11 also does not relate to product registrations, product recalls or product defect matters or Taxes, such items being the subject of Sections 4.16 and 4.22, respectively.

4.12            Litigation.

(a)            To Sellers’ Knowledge, there is no Proceeding pending or threatened in writing against the Company or any of their assets with a claim in excess of $100,000.

(b)            To the Sellers’ Knowledge, there are no circumstances, including non-compliance with statutory or regulatory requirements and breaches of contractual provisions to which the Company is subject, which would reasonably be expected to give rise to a Proceeding against the Company for a potential claim in excess of $100,000.

(c)            The Company is not involved in any insolvency or insolvency related proceedings (whether by court process or otherwise) in respect of the Company, and, to the Sellers’ Knowledge, no step has been taken or legal proceedings have been started, or threatened in writing against the Company, for the winding up of the Company or for the appointment of a judicial manager, administrator or receiver (including any administrative receiver) or similar officer over any or all of the assets of the Company.

4.13            Anti-Bribery Matters.

(a)            To Sellers’ Knowledge, since the Lookback Date, the Company (including any of its officers, directors, representatives, agents or employees) has not taken any action or engaged in any conduct, activity or practice which would cause it to be in material violation of any anti-corruption or anti-bribery Law applicable to the Company (in each case, as in effect at the time of such action).

(b)            To Sellers’ Knowledge, the Company operates and enforces adequate policies and procedures in accordance with applicable anti-bribery and anti-money laundering Laws.

(c)            To Sellers’ Knowledge, the Company (including any of its officers, directors, representatives, agents or employees) has not received any notice, request or been subject to investigation or prosecution by any Governmental Entity with respect to any actual or potential violation of or offence under anti-bribery and anti-money laundering Laws.

4.14            Compliance with Customs & Trade Laws and Sanctions Laws.

(a)            The Company is, and since the Lookback Date, has been, in compliance in all material respects with all applicable Customs & Trade Laws and Sanctions Laws.

(b)            As of the date of this Agreement, the Company is not a Sanctioned Person and to Sellers’ Knowledge, since the Lookback Date, the Company has not knowingly provided any services to, or engaged in any transactions with, any Sanctioned Person in violation of applicable Sanctions Laws.

4.15            Material Contracts.

(a)            Schedule 4.15(a) of the Disclosure Schedule lists, as of the date of this Agreement, all of the following Contracts to which the Company is a party and that in each case are in effect and not entirely fulfilled or performed as of the date of this Agreement (other than Real Property Leases, Benefit Plans, Contracts that will terminate prior to or as of the Closing and any work orders, purchase orders and similar items entered into pursuant to any of the following Contracts) (collectively, the “Material Contracts”):

(i)            any principal Contract with a Key Supplier;

(ii)           any Contract binding the Company that (A) relates to an acquisition or divestiture of assets, (B) contains an option to acquire or divest assets or similar agreement or arrangement (not including ordinary course commercial arrangements) or (C) has a purchase price in excess of $100,000;

(iii)          any guarantee, indemnity Contract or other assurance of loss Contract pursuant to which the Company guarantees or indemnifies the performance of any obligations, liability or indebtedness of another Person, other than Contracts entered into in the ordinary course of business that contain standard indemnification provisions covering the liability of the contractual counterparty;

(iv)          any Contract limiting or restraining in any material respect the Company from competing with any Person in any location or in any business, other than Contracts that may be terminated by the Company with ninety (90) days’ or less notice;

(v)           any Contract material to the operation of the Business that requires the Company to deal exclusively with a third party in connection with the sale or purchase of any product or service if such products or services have a purchase price in excess of $100,000 individually or in the aggregate per annum and such Contract cannot be terminated by the Company with ninety (90) days’ or less notice;

(vi)          any Contract under which the Company has obtained indebtedness for borrowed money in an aggregate principal amount in excess of $100,000;

(vii)         any Contract pursuant to which (A) an outbound license is granted by the Company or (B) an inbound license is granted to the Company, in each case, to any Intellectual Property Rights material to the Business, other than Contracts (1) concerning generally commercially available software, services, hardware or other technology and similar agreements entered into in the ordinary course of business (including click-wrap, shrink-wrap and off-the-shelf licenses), (2) in which grants of Intellectual Property Rights are incidental to and not material to performance under the Contract, (3) with customers, suppliers or services providers in the ordinary course of business or (4) with contractors or employees in the ordinary course of business;

(viii)        all powers of attorney granted by or to the Company; or

(ix)           any material joint venture, consortium or partnership Contracts or similar arrangements to which the Company is a party to.

(b)            As of the date of this Agreement, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company, (i) subject to the Bankruptcy and Equity Exception, each of the Material Contracts is in full force and effect with respect to the Company that is party to such Material Contract, as applicable, and, to Sellers’ Knowledge, with respect to each other party thereto, (ii) there exists no breach or default under any such Material Contracts by the Company or, to Sellers’ Knowledge, any other party to such Material Contracts or any event that will create a breach or default thereunder by the Company and (iii) there exists no actual or, to Sellers’ Knowledge, threatened-in-writing termination or cancellation of any Material Contract. Except to the extent prohibited by applicable United States or Malaysian national security or similar Laws, the Company has made available to Buyer in the Data Room an accurate copy of each Material Contract that is in effect as of the date of this Agreement.

(c)            To Sellers’ Knowledge, all Material Contracts between the Company and un-Affiliated third parties are entered into on an arms’ length basis, in each case, for the avoidance of doubt, other than any Intercompany Agreements or Intercompany Guarantees.

(d)            Other than the Intercompany Agreements that are Disclosed in the Disclosure Schedule, there are no Intercompany Agreements in place as of the Closing.

(e)            Other than the Intercompany Guarantees that are Disclosed in the Disclosure Schedule, there are no Intercompany Guarantees in place as of the Closing.

4.16            Product Warranty; Product Liability.

(a)            Since the Lookback Date, each product manufactured, sold or delivered by the Company in connection with the Business has been in substantial conformity with all applicable contractual specifications and all contractual warranties made by the Company (except to the extent any non-conformity is consented to by the applicable customer).

(b)            There exists no pending or, to Sellers’ Knowledge, threatened in writing Proceeding by or before any Governmental Entity alleging that the Company has any liability related to any product alleged to have been manufactured, distributed, installed, repaired, assembled, provided, delivered or sold by the Company to others, including any Proceeding alleging that such product was defective or improperly designed or manufactured, or was in breach of any express or implied product warranty. There are no defects with respect to the design or manufacture of any of the products of the Company or the provision of any services rendered by the Company.

4.17            Labor Matters.

(a)            Schedule 4.17 of the Disclosure Schedule sets forth an accurate and complete list of each (i) template contract of employment currently used by the Company for the Employees and (ii) each collective bargaining agreement or other labor-related agreement with any labor or trade union, works council, employee representative or association or other labor organization to which the Company is a party or to which any Seller or any of its Controlled Affiliates is a party and that exclusively relates to the Business, and with respect to any Company Employee, to which any Seller or any of its Controlled Affiliates is a party.

(b)            With respect to Company Employees, no material strike, slowdown, concerted refusal to work overtime, work stoppage or unfair labor practice against the Company, any Seller or its Controlled Affiliates is pending or, to Sellers’ Knowledge, threatened in writing. To Sellers’ Knowledge, no activities or proceedings of any labor union to organize any Company Employees are pending or threatened in writing. No labor union or works council represents any Company Employees in connection with their employment with the Company.

(c)            To Sellers’ Knowledge, there is no material Proceeding pending or threatened in writing, or any facts which would reasonably be expected to give rise to any material Proceeding, in each case (i) brought by any officer, director, consultant, Company Employee or Former Company Employee against the Company or (ii) brought by the Company against any officer, director, consultant, Company Employee or Former Company Employee.

(d)            The Company has not received any written notice or complaint alleging non-compliance with the applicable employment Laws and immigration Laws from any Governmental Entity.

(e)            The Company is in material compliance with all obligations imposed on it under the Malaysian Employment Act 1955 in practice, and all applicable employment and immigration Laws and all contractual obligations which are owed to or in respect to the Company Employee or Former Company Employee.

4.18            Employee Benefits.

(a)            Schedule 4.18(a) of the Disclosure Schedule sets forth a materially accurate and complete list, as of the date of this Agreement, of each material Benefit Plan. With respect to each Company Benefit Plan, the Company has made available to Buyer in the Data Room accurate and complete copies, in all material respects, of, as applicable, the current plan documents and summary plan descriptions, trust agreements, insurance contracts or other funding vehicles and all amendments thereto. With respect to each Seller Benefit Plan, the Company has made available to Buyer in the Data Room the plan document for, or a summary of the material terms of, such Seller Benefit Plan.

(b)            (i) Each Company Benefit Plan has been administered, funded and operated in material compliance with applicable Laws and in accordance with its terms, (ii) all contributions required to be made with respect to each Company Benefit Plan on or prior to the Closing Date have been timely made and deposited in all material respects and (iii) all material reports, returns, notices and similar documents required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been timely filed or distributed.

(c)            No action is pending or, to Sellers’ Knowledge, threatened in writing with respect to any Benefit Plan by or on behalf of any officer, director, consultant, Company Employee or Former Company Employee (other than routine claims for benefits payable in the ordinary course, and appeals of denied claims).

(d)            The consummation of the Transactions will not (whether alone or together with any other event) (i) result in any payment or benefit becoming due to any officer, director, consultant, Company Employee or Former Company Employee, (ii) increase any payment or benefit to be paid or provided to any officer, director, consultant, Company Employee or Former Company Employee or (iii) result in an acceleration of the time of payment, funding or vesting of any payments or benefits to any officer, director, consultant, Company Employee or Former Company Employee, in each case for which the Company would be liable.

(e)            None of the Benefit Plans obligates the Company to provide a current or former employee, consultant, director or other service provider (or any beneficiary or dependent thereof) of the Company any life insurance or medical or health benefits after his or her termination of employment or service with the Company, other than as required by applicable Law.

(f)            The representations and warranties set forth in this Section 4.18 are the sole and exclusive representations and warranties of the Sellers with respect to employee benefits matters.

4.19            Real Property.

(a)            The Company does not own any real property.

(b)            Schedule 4.19(b) of the Disclosure Schedule sets forth a list of all real property subleases under which the Company is a sublessee that are material to the continued operation of the Business, in each case, in effect as of the date of this Agreement (any such sublease, individually, a “Real Property Lease,” and such properties, the “Leased Real Property”). Each Real Property Lease is a valid and binding obligation of the Company, subject to the Bankruptcy and Equity Exception, except where the failure to be so valid and binding would not reasonably be expected to be, individually or in the aggregate, material to the Company. As of the date of this Agreement, the Company has not received any written notice of any default or event that, with notice or lapse of time or both, would constitute a default by the Company under any of the Real Property Leases, except such defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except to the extent prohibited by applicable United States or Malaysian national security or similar Laws, the Company has made available to Buyer in the Data Room accurate and complete copies, in all material respects, of the Real Property Leases.

(c)            All material Permits necessary for the occupation of the buildings located on the Leased Real Property and/or the use thereof in connection with the conduct of the Business as conducted as of the date of this Agreement have been obtained, maintained and complied with in all material respects. The buildings located on the Leased Real Property are in a condition reasonably sufficient for the operation thereof for their current use (ordinary wear and tear excepted). The Company has not received any written notice of any material condemnation or material compulsory acquisition proceedings that are pending or threatened with respect to any buildings located on the Leased Real Property. The Company has not received any written notice alleging that the boundary walls, fences, hedges or ditches or other physical boundary features and area of the Leased Real Properties materially trespass or materially encroach on any adjoining land in material violation of applicable Law or any material agreement recorded in the applicable land records affecting any of the Leased Real Property.

(d)            This Section 4.19 does not relate to any environmental matters, such items being the subject of Section 4.21.

4.20         Intellectual Property and Data Privacy.

(a)            Schedule 4.20(a) of the Disclosure Schedule sets forth an accurate and complete list, as of the date of this Agreement, of all (i) issued Patents and Patent applications, (ii) Trademark registrations and Trademark applications, (iii) Copyright registrations and Copyright applications and (iv) Internet domain names, in each case, that constitute Owned IP (such Intellectual Property Rights, the “Company Registered IP”).

(b)            To Sellers’ Knowledge, all Company Registered IP is subsisting, and other than applications for registration, the Company has valid and enforceable right to use all the Company Registered IP. As of the Closing Date, the Company will solely and exclusively own and possess all right, title and interest in and to each item of the Company Registered IP, free of all Encumbrances.

(c)            There are no material Intellectual Property Rights used by the Company for the Contract or the Business as of the date of this Agreement which are not owned by the Company or to which the Company does not otherwise have a right to use. The Company has not licensed any of the Company Registered IP to any other Person.

(d)            As of the date of this Agreement, no material Proceeding or claim is pending, or to Sellers’ Knowledge, threatened in writing, against the Company alleging that the Company is infringing, misappropriating or otherwise violating any Person’s Intellectual Property Rights. To Sellers’ Knowledge, the Company does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any Person.

(e)            No material Proceeding is pending, or to Sellers’ Knowledge, threatened in writing, by the Company, alleging that any Person is infringing, misappropriating or otherwise violating any Company Registered IP. To Sellers’ Knowledge, no Person is infringing, misappropriating or otherwise violating any Company Registered IP.

(f)            To Sellers’ Knowledge, the Company has taken commercially reasonable measures to maintain in confidence all Trade Secrets in its possession and control that are material to the operation of the Business as conducted as of the date of this Agreement.

(g)            As of the date of this Agreement, the Company is in material compliance with Data Protection Laws, and has established, implemented and/or undertaken (i) reasonable policies, procedures and trainings to facilitate compliance with Data Protection Laws and (ii) reasonable measures and systems in order to protect against unauthorized access to or use personal data held by the Company. To Sellers’ Knowledge, since the Lookback Date, the Company has not experienced any unlawful disclosure of or access to Personal Information in its possession and control, and no material Proceeding is pending or threatened in writing against the Company alleging a violation of any Person’s privacy or Personal Information.

(h)            The representations and warranties set forth in this Section 4.20 are the sole and exclusive representations and warranties of the Sellers with respect to Intellectual Property Rights, or data protection and data privacy.

4.21            Environmental Matters. (a) To Sellers’ Knowledge, since the Lookback Date, the Company has been in compliance in all material respects with applicable Environmental Laws and (b)  there are no material Proceedings pending or, to Sellers’ Knowledge, threatened in writing, against the Company alleging that the Company is in violation of or liable under any applicable Environmental Laws. The representations and warranties set forth in this Section 4.21 are the sole and exclusive representations and warranties of the Sellers with respect to environmental, health or safety matters or Environmental Laws or Hazardous Materials.

4.22            Taxes.

(a)            The Company has timely filed on its behalf, all income and other material Tax Returns required to be filed by it (taking into account any extensions of time within which to file) in a complete and accurate manner and all such filed Tax Returns that relate to Tax periods for which the statute of limitations remains open remain complete and accurate in all material respects. All Taxes required to be paid by (or on behalf of) the Company in accordance with applicable Tax Law have been paid punctually and in full to the appropriate Tax Authority.

(b)            No jurisdiction in which the Company does not file a Tax Return of a particular type has asserted in writing a claim that the Company is subject to Taxes of such type or required to file Tax Returns of such type in such jurisdiction.

(c)            The Company has been resident for tax purposes in Malaysia and nowhere else at all times since its incorporation and does not have a permanent establishment in a jurisdiction other than in Malaysia. The Company has no deficiency, disputes, unsettled or outstanding assessment or appeals with respect to material Taxes.

(d)            There are no pending, or to Sellers’ Knowledge, threatened in writing, Tax Proceedings regarding any Taxes involving the Company, in each case, other than deficiencies for Taxes or threatened Taxes that have been paid or are being contested in good faith.

(e)            The Company has not waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, in each case, other than pursuant to extensions of a due date for filing a Tax Return.

(f)            Within the past two (2) years, the Company has not constituted a “distributing corporation” or a “controlled corporation” (each within the meaning of Section 355(a)(1)(A) of the Code) in a distribution that was intended to be governed by Section 355 of the Code.

(g)            There are no outstanding Encumbrances for material Taxes on the assets of the Company (other than Encumbrances for Taxes not yet due and payable).

(h)            the Company has materially complied with all terms and conditions in respect of any Taxation concessions, reliefs and incentives, and accurate and complete supporting documentation has been properly prepared and maintained in relation thereto to the extent required under Law.

(i)            All related party transactions entered into by the Company have been transacted or undertaken on an arm’s length basis.

(j)            The representations and warranties set forth in this Section 4.22 are the sole and exclusive representations and warranties of the Sellers with respect to Tax matters.

4.23            Inventory. The inventory of the Company (a) consists of a quality and quantity usable, merchantable and fit for the purpose for which it was purchased or manufactured, (b) is in good and marketable condition, (c) is salable in the ordinary course of business, (d) has been acquired and maintained in the ordinary course of business and (e) is not unreasonable, in kind or amount, in light of the business conducted and reasonably anticipated to be conducted by the Company, in each case, except as would not reasonably be expected to be material to the Business.

4.24            Brokers. Other than with respect to fees or commissions that will be borne solely by such Seller and its respective Affiliates (other than the Company), such Seller has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders’ fees with respect to this Agreement or the Transactions.

4.25         Disclaimer of Sellers. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY EACH SELLER IN THIS Article IV (IN EACH CASE, AS QUALIFIED BY THE DISCLOSURE SCHEDULE), NONE OF SELLERS, THEIR Respective AFFILIATES (INCLUDING THE COMPANY), OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON MAKES, HAS MADE, SHALL BE DEEMED TO HAVE MADE, OR HAS BEEN AUTHORIZED TO MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AT LAW OR IN EQUITY, WHETHER WRITTEN OR ORAL, STATUTORY OR OTHERWISE, ON BEHALF OF OR WITH RESPECT TO ANY Seller, ANY OF ITS AFFILIATES (INCLUDING the COMPANY), OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, THEIR BUSINESSES (INCLUDING THE BUSINESS), OPERATIONS, ASSETS, LIABILITIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS, FUTURE OPERATING OR FINANCIAL RESULTS, ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS), THIS AGREEMENT, THE TRANSACTIONS, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING ANY SELLER OR ANY OF ITS AFFILIATES (INCLUDING THE COMPANY OR ANY OF THEIR RESPECTIVE BUSINESSES) OR ANY OTHER MATTER, FURNISHED OR MADE AVAILABLE TO (OR OTHERWISE ACQUIRED BY) BUYER, ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIALS MADE AVAILABLE TO BUYER, ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON IN THE DATA ROOM OR OTHERWISE, IN A CONFIDENTIAL INFORMATION MEMORANDUM OR ANY MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM), INCLUDING WITH RESPECT TO ANY ERRORS THEREIN OR OMISSIONS THEREFROM, OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF ANY SELLER, ANY OF ITS AFFILIATES (INCLUDING THE COMPANY) OR THE BUSINESS (INCLUDING THE FINANCIAL INFORMATION, PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF ANY SELLER, ANY OF ITS AFFILIATES (INCLUDING THE COMPANY), IN EACH CASE, IN EXPECTATION OR FURTHERANCE OF THE TRANSACTIONS), AND EACH SELLER HEREBY DISCLAIMS AND SHALL HAVE NO LIABILITY FOR ANY AND ALL SUCH REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN THIS ARTICLE IV. EACH SELLER FURTHER SPECIFICALLY DISCLAIMS ANY STATEMENT, REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ASSETS OF THE BUSINESS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, SUCH ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE AND IN THEIR PRESENT CONDITION.

4.26         No other Representations.

(a)            SELLERS UNDERSTAND, ACKNOWLEDGE AND AGREE THAT THE REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT EXPRESSLY SET FORTH IN ARTICLE V AND SECTION 12.20(B) OF THIS AGREEMENT, RESPECTIVELY, AND IN THE OTHER APPLICABLE TRANSACTION DOCUMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF ANY KIND OF BUYER, THE PARENT, ANY OF THEIR AFFILIATES AND ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON TO SELLERS, their respective AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES WITH RESPECT TO Buyer, Parent, ANY OF their respective AFFILIATES, THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS, FUTURE OPERATING OR FINANCIAL RESULTS, ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS), THIS AGREEMENT, THE TRANSACTIONS, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING BUYER, Parent OR ANY OF their respective AFFILIATES, THEIR RESPECTIVE BUSINESSES, OR ANY OTHER MATTER, FURNISHED OR MADE AVAILABLE TO (OR OTHERWISE ACQUIRED BY) SELLERS, their respective AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, INCLUDING WITH RESPECT TO ANY ERRORS THEREIN OR OMISSIONS THEREFROM, OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF BUYER, PARENT, their respective AFFILIATES OR THEir respective BUSINESSes (INCLUDING THE FINANCIAL INFORMATION, PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF BUYER, Parent, ANY OF their respective AFFILIATES OR THEIR RESPECTIVE BUSINESSES, IN EACH CASE, IN EXPECTATION OR FURTHERANCE OF THE TRANSACTIONS), AND SELLERS IRREVOCABLY UNDERSTAND, ACKNOWLEDGE AND AGREE THAT ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WHETHER WRITTEN OR ORAL, STATUTORY OR OTHERWISE, ARE SPECIFICALLY AND EXPRESSLY DISCLAIMED BY BUYER, Parent, their respective AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES.

(b)            None of SELLERS or any of Their respective Affiliates or their respective Representatives has relied on, and none are relying on, any representations or warranties from THE BUYER, THE PARENT OR ANY OF THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON in determining to enter into this Agreement AND THE APPLICABLE TRANSACTION DOCUMENTS, except for the representations and warranties expressly made in Article V AND SECtion 12.20(B) OF THIS AGREEMENT.

Article V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and Sellers as follows:

5.1           Authority; Enforceability.

(a)            Buyer has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, to perform its obligations hereunder and under each other Transaction Document to which it is or will be a party and, subject to the fulfilment of the conditions in Section 10.2(d), to consummate the Transactions in accordance with the terms of this Agreement and each other Transaction Document to which it is or will be a party. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is or will be a party and, subject to the fulfilment of the conditions in Section 10.2(d), the consummation of the Transactions, have been duly and validly authorized by all necessary corporate action on the part of Buyer and such authorization has not been subsequently modified or rescinded.

(b)            This Agreement has been duly and validly executed and delivered by Buyer and constitutes, assuming due authorization, execution and delivery of this Agreement by the Sellers, a valid and binding legal obligation of Buyer, enforceable against Buyer in accordance with the terms hereof, in each case, subject to the Bankruptcy and Equity Exception. Assuming due authorization, execution and delivery of each other Transaction Document to which Buyer is a party by the other parties thereto, each such applicable Transaction Document will constitute a valid and binding legal obligation of Buyer, enforceable against Buyer in accordance with the terms thereof, in each case, subject to the Bankruptcy and Equity Exception.

5.2           Non-Contravention; Consents.

(a)            The execution and delivery of this Agreement by Buyer, and each other Transaction Document to which Buyer is a party by Buyer, does not, and the performance of this Agreement by Buyer, and each other Transaction Document to which Buyer is or will be a party, will not, require any Consent or Permit of, or filing with, or notification to, any Governmental Entity, except (i) under applicable Antitrust Laws and Investment Screening Laws, (ii) under the applicable requirements of the constitutional documents of Buyer, the Companies Act and the Main Market Listing Requirements issued by Bursa Securities; (iii) compliance with any Permits relating to the Business and (iv) for such other Consents, Permits, filings or notifications, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)            Assuming the Consents, Permits, filings and notifications referred to in Section 5.2(a) are obtained or made, the execution and delivery by Buyer of this Agreement and each other Transaction Document to which Buyer is or will be a party does not, and the consummation of the Transactions will not, conflict with or violate any provision of the constitutional documents of Buyer. Buyer has taken or will take prior to Closing, all necessary action and obtained all necessary Consents and Permits in order to enter into and perform each Transaction Document to which Buyer is a party.

5.3            Organization. Buyer is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Buyer has all necessary corporate power and authority to conduct its business in the manner in which it is being conducted as of the date of this Agreement, except as would not reasonably be expected to materially impair or materially delay Buyer from consummating the Transactions or otherwise prevent Buyer from performing, in all material respects, its obligations hereunder.

5.4           Sufficiency of Funds. As of the date of this Agreement, Buyer has, and as of immediately prior to the Closing, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to (a) satisfy all of Buyer’s obligations under this Agreement, including its obligations under Article II, (b) pay any other amounts required to be paid by Buyer in connection with the consummation of the Transactions and (c) pay all related fees and expenses of Buyer. Buyer’s obligations to consummate the Transactions are not in any way contingent upon or otherwise subject to Buyer’s (or any of its Affiliates’) consummation of any financing arrangements, Buyer obtaining (or any of its Affiliates obtaining) any financing or the availability, grant, provision or extension of any financing to Buyer (or to any of its Affiliates).

5.5           Solvency. As of the Closing, immediately after giving effect to all of the Transactions, and assuming satisfaction of the Closing Conditions set forth in Section 10.2, Buyer is not insolvent or is not unable to pay its debts as and when they fall due and will not be rendered insolvent. Buyer has not made or proposed any arrangement or composition with its creditors or any class of its creditors. No order has been made or petition presented or resolution passed for the winding-up or bankruptcy of Buyer, nor has any distress, execution or other process levied against Buyer or action taken to repossess goods in Buyer’s possession. No action or steps has been taken by Buyer for the appointment of an administrator, receiver, liquidator or provisional liquidator of any part of Buyer’s property.

5.6           Litigation. There is no Proceeding pending or to the knowledge of Buyer, threatened in writing, against Buyer which questions the validity of this Agreement or any of the other Transaction Documents to which it is a party, and Buyer is not subject to any Orders that would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

5.7           Brokers. Buyer and its Affiliates have not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders’ fees with respect to this Agreement or the Transactions.

5.8           Pending Transactions. Neither Buyer nor any of its Affiliates is a party to any pending or contemplated transaction to acquire (by merging or consolidating with, by purchasing the assets of or equity in, or by any other similar transaction, including a license or co-development or production agreement) any Person (or business division or unit thereof), where the entering into of a definitive agreement relating to or the consummation of such transaction would reasonably be expected to (a) impose any delay in the obtaining of, or increase the risk of not obtaining, any Consents, Orders or Governmental Approvals necessary to consummate the Transactions or the expiration or termination of any applicable waiting period under any Law, (b) increase the risk of any Governmental Entity entering an Order prohibiting or restraining the consummation of the Transactions or (c) otherwise delay the consummation of the Transactions.

5.9           W&I Insurance Policy. Attached hereto as Exhibit B (W&I Insurance Policy) is a true, correct and complete copy of the final buy-side representations and warranties insurance policy in connection with the Transactions (the “W&I Insurance Policy”), which has been bound by the W&I Insurer as of the date hereof and shall be dated as of Monday, August 11, 2025, which W&I Insurance Policy has not been amended, terminated or modified. Buyer shall have paid the deposit fee and all other payments or fees and taken all necessary actions to bind Buyer’s coverage under the W&I Insurance Policy no later than Monday, August 11, 2025.

5.10         Inspection; No Other Representations.

(a)            Buyer is an informed and sophisticated BUYER and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the COMPANY. BUYER HAS CONDUCTED TO ITS OWN SATISFACTION AN INDEPENDENT REVIEW AND ANALYSIS OF THE COMPANY, THE BUSINESS AND THE ASSETS, AND THE CONDITION, OPERATIONS AND PROSPECTS OF THE COMPANY AND THE BUSINESS, AND ACKNOWLEDGES AND AGREES THAT IT HAS BEEN PROVIDED SUFFICIENT ACCESS TO THE PROPERTIES, PREMISES AND RECORDS OF THE COMPANY AND THE BUSINESS FOR THIS PURPOSE. IN ENTERING INTO THIS AGREEMENT, BUYER HAS RELIED SOLELY ON ITS OWN INDEPENDENT REVIEW AND ANALYSIS AND ON THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS EXPRESSLY SET FORTH IN ARTICLE IV.

(b)            BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS EXPRESSLY SET FORTH IN ARTICLE IV of THIS AGREEMENT and the other transaction documents CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF ANY KIND OF SELLERS, THEIR RESPECTIVE AFFILIATES (INCLUDING THE COMPANY), AND ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON TO BUYER, ITS AFFILIATES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES WITH RESPECT TO ANY SELLER, ANY OF THEIR RESPECTIVE AFFILIATES (INCLUDING THE COMPANY), THEIR RESPECTIVE BUSINESSES (INCLUDING THE BUSINESS), OPERATIONS, ASSETS, LIABILITIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS, FUTURE OPERATING OR FINANCIAL RESULTS, ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS), THIS AGREEMENT, THE TRANSACTIONS, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING ANY SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES (INCLUDING THE COMPANY), THEIR RESPECTIVE BUSINESSES (INCLUDING THE BUSINESS), OR ANY OTHER MATTER, FURNISHED OR MADE AVAILABLE TO (OR OTHERWISE ACQUIRED BY) BUYER, ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIALS MADE AVAILABLE TO BUYER, ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON IN THE DATA ROOM OR OTHERWISE, IN A CONFIDENTIAL INFORMATION MEMORANDUM OR ANY MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM), INCLUDING WITH RESPECT TO ANY ERRORS THEREIN OR OMISSIONS THEREFROM, OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF ANY SELLER, ANY OF ITS AFFILIATES (INCLUDING THE COMPANY) OR THE BUSINESS (INCLUDING THE FINANCIAL INFORMATION, PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF ANY SELLER, ANY OF THEIR RESPECTIVE AFFILIATES (INCLUDING THE COMPANY) OR THEIR RESPECTIVE BUSINESSES (INCLUDING THE BUSINESS), IN EACH CASE, IN EXPECTATION OR FURTHERANCE OF THE TRANSACTIONS), AND BUYER IRREVOCABLY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WHETHER WRITTEN OR ORAL, STATUTORY OR OTHERWISE, ARE SPECIFICALLY AND EXPRESSLY DISCLAIMED BY SELLERS, Their respective AFFILIATES (INCLUDING THE COMPANY) AND THEIR RESPECTIVE REPRESENTATIVES.

(c)            None of Buyer or any of its Affiliates or its or their respective Representatives has relied on, and none are relying on, any representations or warranties from THE COMPANY, ANY Seller or any other Person in determining to enter into this Agreement, except for the representations and warranties expressly made in Article IV (IN EACH CASE, as qualified by DISCLOSURES IN the Disclosure Schedule).

Article VI

COVENANTS OF THE PARTIES

6.1           Conduct of the Business Prior to the Closing.

(a)            Except (i) as contemplated by this Agreement or the other Transaction Documents, (ii) as required by any Law or Contract, (iii) for matters set forth on Schedule 6.1(a) of the Disclosure Schedule, (iv) as permitted by Section 6.1(c) or (v) with the written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to its terms, Sellers shall cause the Company to use commercially reasonable efforts to operate the Business in the ordinary course of business in all material respects (provided, that (x) no action or inaction by any Seller or the Company with respect to any matters specifically addressed by any portion of Section 6.1(b) shall be deemed a breach of this Section 6.1(a) unless such action or inaction would constitute a breach of such portion of Section 6.1(b); (y) the failure of any Seller or the Company to take any action prohibited by Section 6.1(b) shall in no circumstances be deemed a breach of this Section 6.1(a); and (z) Buyer’s consent with respect to any action or matter pursuant to Section 6.1(b) shall be deemed to constitute consent for all purposes hereunder).

(b)            Except (i) as contemplated by this Agreement or the other Transaction Documents, (ii) as required by any Law, (iii) as required by any Contract (provided that this clause (iii) shall not be deemed an exception to the restrictions set forth in clauses (1), (2), (3), (4) or (15) of this Section 6.1(b)), (iv) for matters set forth on Schedule 6.1(b) of the Disclosure Schedule, (v) as permitted by Section 6.1(c) or (vi) with the written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to its terms, Sellers shall cause the Company not to do any of the following (provided, that Buyer’s consent with respect to any action or matter pursuant to this Section 6.1(b) shall be deemed to constitute consent for all purposes hereunder):

(1)            amend the organizational documents and the constitutional documents of the Company;

(2)            create, grant or issue, or agree to create, grant or issue, any shares of the Company or other rights convertible into shares of the Company, or agree to grant any option in respect of any shares of the Company;

(3)            reduce or make any change to the Company’s share capital;

(4)            with respect to the Company, fail to maintain its corporate existence or merge or consolidate with any other Person or enter into any profit-sharing arrangement, equity partnership, joint venture or similar venture with any other Person;

(5)            make any material changes with respect to any financial accounting policies or procedures of the Company, other than as may be appropriate to conform to changes in Laws or regulatory accounting requirements or the Accounting Standards or that are consistent with financial accounting policies and procedures historically used by Sellers or their respective Affiliates in the preparation of financial statements;

(6)            except in the ordinary course of business and with respect to which insurance coverage is available, compromise, settle or grant any release of any claim relating to any pending litigation or arbitration with respect to the Company where the amount involved is in excess of $100,000 or involves a material restriction upon the operations of the Business;

(7)            except for intercompany borrowings that will be repaid or settled in full or terminated or canceled at or prior to the Closing, grant any loan for borrowed money to any Person in excess of $250,000;

(8)            except (A) in the ordinary course of business, (B) for intercompany borrowings that will be repaid or settled in full or terminated or canceled at or prior to the Closing, or (C) indebtedness incurred to finance capital expenditures permitted under clause (13) below, incur any indebtedness for borrowed money, in aggregate, in excess of $250,000;

(9)            permit any of the material assets of the Company to become subjected to any Encumbrance, other than Permitted Encumbrances or Encumbrances incurred in the ordinary course of business;

(10)          guarantee, or provide an indemnity covering, the obligations of any Person (other than an Affiliate), in each case, other than in the ordinary course of business or which will be terminated, replaced or extinguished at or prior to the Closing Date;

(11)            except in the ordinary course of business, and subject to Permitted Encumbrances, sell, transfer, lease, sublease or otherwise dispose of any properties or assets of the Company having an aggregate value in excess of $100,000;

(12)            enter into any contract of a type that would be a Material Contract if such contract was in effect on the date hereof, other than (A) Contracts relating to the activities described in any other clause of this Section 6.1(b), which shall be governed by those respective clauses, or (B) contracts entered into in the ordinary course of business;

(13)            incur any new capital expenditure which will involve a capital expenditure outside the ordinary course of business, in each case, in excess of $250,000, other than (A) as budgeted in the Company’s then current budget or (B) capital expenditures required to be made pursuant to any Contract to which the Company is a party;

(14)            with respect to the Company, purchase any securities or make any investment in any Person, either by purchase of stock or securities, contributions to capital, asset transfers or purchase of any assets, or otherwise acquire direct or indirect control over any Person that would be material to the Business for which the aggregate consideration paid (A) in any individual transaction is in excess of $50,000 or (B) in the aggregate in any twelve (12)-month period after the date of this Agreement is in excess of $100,000, in each case of this clause (14), other than in the ordinary course of business;

(15)            declare, make, pay or set aside any dividends or distributions (in cash or in kind), other than any dividends or distributions that are made in full prior to the Closing Date;

(16)            other than any Intercompany Agreements or agreements relating to employment, enter into any new related party transaction with the Sellers or any of the Sellers’ Affiliate or any of their directors or officers;

(17)            except (A) as may be required or permitted by the terms of a Benefit Plan or as required by applicable Law; (B) for obligations for which any Seller or its Affiliates (other than the Company) shall be solely obligated to pay and as would not result in a liability to Buyer or the Company; or (C) as contemplated by this Agreement, (I) materially increase the compensation or benefits of any Company Employee with a title of Manager (or its equivalent) or higher seniority, (II) enter into or adopt any new material Company Benefit Plan or (III) materially amend or terminate any Company Benefit Plan; or

(18)            enter into any legally binding commitment with respect to any of the foregoing.

(c)            Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall prevent any Seller or any of its Affiliates (including the Company) from taking or failing to take any action (i) that is substantively consistent with the policies of any Seller or any of its Affiliates in effect as of the date of this Agreement in connection with any Exigency Event or in response to Exigency Measures or Cybersecurity Measures generally or (ii) in good faith (including the establishment of any policy, procedure or protocol or any action taken or failed to be taken to protect the Business, the health and safety of the personnel or employees of any Seller or other Persons with whom the personnel or employees of any Seller come into contact with in the ordinary course of business) in response to or related to any (A) Exigency Event, (B) Exigency Measure, (C) Cybersecurity Incident, (D) Cybersecurity Measures or (E) change in any Law or policy (including guidelines and directives of industry groups) relating to or resulting from any Exigency Event, Exigency Measure or Cybersecurity Measure, and none of the foregoing shall in any event be deemed to constitute a breach of Section 6.1(a) or Section 6.1(b) (any such action taken by a Seller, a “Responsive Action”); provided that this Section 6.1(c) shall not be deemed, in and of itself, to permit the Company to take any of the actions restricted under clauses (1), (2), (3), (4), (9) or (15) of Section 6.1(b). In the event Sellers take any Responsive Action pursuant to this Section 6.1(c), Sellers shall provide Buyer with written notice as promptly as practicable following such Responsive Action.

(d)            Notwithstanding anything to the contrary contained in this Agreement, the Company may pay cash dividends and make cash distributions and take any and all actions in connection therewith, in each case in its sole discretion.

(e)            Nothing contained in this Agreement is intended to or shall give Buyer or any of its Affiliates, directly or indirectly, the right to control or direct the operations of Sellers, the Business or the Company prior to the Closing. Prior to the Closing, Sellers shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision over its operations and the operations of the Business and the Company.

(f)            Notwithstanding anything to the contrary in this Agreement, none of the representations or warranties in Article IV shall be considered or deemed breached or inaccurate as a result of (i) any action or inaction taken or omitted by any Seller or any of its Affiliates in order to comply with Section 6.1(a) or Section 6.1(b) or otherwise with the written consent of Buyer, or (ii) any action or inaction by any Seller or any of its Affiliates that is prohibited by or specifically permitted by any portion of Section 6.1(a), and such actions or inactions shall be deemed disclosed on the Disclosure Schedule for all purposes of this Agreement.

6.2            Pre-Closing Access to Information.

(a)            From and after the date hereof until the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to the terms of Article XI, within fifteen (15) days following (i) August 31, 2025, and (ii) the end of each calendar month thereafter until the calendar month in which the Closing occurs, the Sellers shall cause the Company to provide to Buyer such monthly management reports that are prepared by the Company in the ordinary course of business consistent with the Business’ past practice, in each case, (A) in the same form that the Company has historically utilized for monthly management reports, (B) that are not audited, (C) that may be (1) subject to normal year-end adjustments (the effect of which is not, individually or in the aggregate, material to the Business) and (2) absent of notes thereto throughout the periods covered thereby and (D) that are subject to the Disclosure Limitations. For the avoidance of doubt, the last monthly management report that is required to be provided to Buyer pursuant to this Section 6.2(a) shall be for the calendar month that is immediately prior to the calendar month in which the Closing occurs. The provision of any information pursuant to this Section 6.2(a) shall not expand the remedies available to Buyer or its Affiliates under this Agreement in any manner and shall be used solely by Buyer in connection with satisfying any conditions to Closing as set forth in Article X. Buyer, its Affiliates and its and their respective Representatives shall hold in confidence all information obtained in accordance with this Section 6.2(a) in accordance with the terms of the Non-Disclosure Agreement. Notwithstanding the foregoing, neither any Seller nor any of its Affiliates shall have an obligation to expand, alter, amend, change or otherwise modify any financial statements, including the Financial Statements set forth on Schedule 4.8(a), delivered to Buyer under this Agreement.

(b)            Until the earlier of the Closing and the termination of this Agreement pursuant to its terms, Sellers shall, and shall cause the Company to, solely for the purpose of assisting Buyer in satisfying the Closing Conditions set forth in Section 10.2 and Section 10.1 and consummating the Closing on the fourth (4th) Business Day following satisfaction of such Closing Conditions, and in any case, prior to the fourth (4th) Business Day prior to the Outside Date (and for no other purpose) permit Buyer to have reasonable access, subject to applicable Laws and upon reasonable prior notice, during normal business hours in a manner so as not to interfere with the normal business operations of the Company and in accordance with the procedures established by any Seller, to the books and records of the Company, to the extent related to the Business; provided, however, that nothing in this Section 6.2 shall: (i) require any Seller or any of its Affiliates to provide access or to disclose information where such access or disclosure would contravene any Law (including Data Protection Laws), Exigency Measure, Cybersecurity Measure, fiduciary duty or the terms of any Contract, would violate any “clean room” or comparable confidentiality procedures, would result in the waiver of any legal privilege or work-product protection, would expose any Seller or any of its Affiliates to risk of liability (including with respect to disclosure of sensitive, confidential or Personal Information) or would cause competitive harm to any Seller, any of its Affiliates or their respective businesses if the Transactions are not consummated; (ii) require any Seller or any of its Affiliates to provide Buyer, its Affiliates, its and their Representatives or other representatives with (A) any Consolidated Return (or copy thereof) or any books, records, or workpapers relating thereto, (B) any properties, books, records or other information relating to the businesses of any Seller or any of its Affiliates other than the Business, (C) any books, records or other information relating to individual performance evaluations, disciplinary actions or medical histories, (D) any properties, books, records or other information if, in the reasonable judgment of any Seller, such materials are requested in furtherance of, or preparation for, a claim, assertion, demand, cause or action, action or assertion of liability against or involving any Seller or any of its Affiliates, (E) any books, records, information or other communications with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with the Transactions or any transactions comparable to the Transactions or any information or analysis relating to any such communications, (F) financial or operating data or other information that has not previously been prepared by any Seller or any of its Affiliates, or that is not otherwise prepared in the ordinary course of operating the Business, (G) the workpapers of any auditors or accountants of any Seller or any of its Affiliates, (H) any properties, books, records or other information in respect of any consent, approval, authorization, clearance from, or filing, notification or registration with, any Governmental Entity pursuant to Section 6.6 or (I) any books, records, information or other communications in respect of the Spirit/Boeing Merger Agreement or any of the transactions contemplated thereby (the limitations in foregoing clauses (i) and (ii), the “Disclosure Limitations”); or (iii) entitle Buyer, its Affiliates or any of its or their respective Representatives to (A) contact any officer, director, employee, customer, vendor, supplier, landlord, distributor, lender or other Person doing business with the Company, any Seller or any of its Affiliates or access the properties, books or records of any such Person, in each case, without Sellers’ prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), or (B) undertake, or permit or cause to be undertaken, any testing, sampling or analysis of environmental media or building materials without Sellers’ prior written consent (which consent shall be in Sellers’ sole discretion). Buyer shall comply, and shall cause its Representatives to comply, with all policies, and safety, health and security rules applicable to any properties of any Seller or any of its Affiliates that are visited. The provision of any information pursuant to this Section 6.2(a)  shall not expand the remedies available to Buyer or its Affiliates under this Agreement in any manner. Buyer, its Affiliates and its and their respective Representatives shall hold in confidence all information obtained in accordance with this Section 6.2(a) in accordance with the terms of the Non-Disclosure Agreement.

(c)            If so requested by any Seller, Buyer shall enter into a customary joint defense agreement or common interest agreement with such Seller or any of its Affiliates with respect to any information provided to Buyer or its Affiliates on terms reasonably acceptable to the Seller or any of its Affiliates and the Buyer, to which the Buyer or its Affiliates gain access, pursuant to this Section 6.2 or otherwise.

(d)            Prior to the earlier of Closing and the termination of this Agreement pursuant to its terms, Sellers will, and will cause the Company to, solely for the purposes of planning for and understanding the inventory needs of the Company following the Closing, permit Buyer, its Affiliates and its and their respective duly authorized Representatives reasonable access, subject to applicable Laws and in a manner so as not to interfere with the normal business operations of the Company and in accordance with the procedures established by any Seller, during normal business hours and at a time and place mutually agreed upon by the parties, to perform an inventory count in respect of the inventory of the Company as of such time, at Buyer’s sole cost, expense and risk (the “Inventory Count”). Notwithstanding anything herein to the contrary, and for the avoidance of doubt, (i) Buyer, its Affiliates and its and their respective duly authorized Representatives shall not be permitted to conduct more than one (1) Inventory Count prior to the Closing and, if the Inventory Count occurs, Buyer shall provide a copy thereof to the Sellers, (ii) neither the completion of the Inventory Count, nor the results or outcomes therefrom are a condition to Closing or may otherwise be used to delay or prevent the Closing, and (iii) Sellers may, but are not required to, take into account the outcome or results of the Inventory Count in the preparation of the Estimated Closing Statement or the calculation of the Estimated Purchase Price or the components thereof.

6.3           Shared Contracts.

(a)            With respect to any Shared Contracts listed on Schedule 6.3(a) of the Disclosure Schedule (each, a “Specified Shared Contract”), prior to the Closing, Sellers, on the one hand, and Buyer, on the other hand shall cooperate with each other and use their commercially reasonable efforts (i) to divide, modify or replicate (in whole or in part) the respective rights, obligations and liabilities relating to the Business under and in respect of such Specified Shared Contract, or (ii) to the extent the action contemplated in the foregoing clause (i) is not possible, novate the respective rights, obligations and liabilities relating to the Business under and in respect of such Specified Shared Contract (provided that this clause (ii) shall not apply to the extent such novation is not permissible under the relevant governing law of the applicable Contract or under other applicable Law), such that, effective as of the Closing, (A) Buyer or its designated Affiliate is the beneficiary of the post-Closing rights, and is responsible for the post-Closing obligations and liabilities, related to that portion of such Specified Shared Contract related solely to the operation or conduct of the Business (the “Business Portion”) (so that, subsequent to the Closing, Sellers and their Affiliates (other than the Company) shall have no post-Closing rights and no post-Closing obligations and liabilities with respect to the Business Portion of such Specified Shared Contract) and (B) a Seller or one or more of its Affiliates (other than the Company) is the beneficiary of the rights and is responsible for the obligations and liabilities related to such Specified Shared Contract other than the Business Portion (the “Non-Business Portion”) (so that, subsequent to the Closing, Buyer and its Affiliates shall have no rights, obligations or liabilities with respect to the Non-Business Portion of such Specified Shared Contract). Any novation of any Specified Shared Contract shall be effectuated pursuant to a novation agreement, which shall be substantially in the form and substance attached hereto as Exhibit F (the “Form Novation Agreement”).

(b)            If the Closing occurs before all Specified Shared Contracts are assigned or otherwise divided, modified or replicated pursuant to Section 6.3(a), Sellers and Buyer shall use commercially reasonable efforts and cooperate with each other in any mutually agreeable and lawful arrangement under which a Seller or one of its Controlled Affiliates will provide Buyer or its designated Affiliate the economic rights and benefits of the Business Portion of such Specified Shared Contract until the earliest of (i) the expiration of the then-current term, (ii) six (6) months following the Closing Date and (iii) the termination of or amendment to such Specified Shared Contract upon mutual agreement by the parties; provided that any early termination fees or similar fees incurred by any Seller or any of its Controlled Affiliates in connection with the termination or amendment of such Specified Shared Contract pursuant to this clause (iii) shall be borne by Buyer. Such arrangement may include subcontracting, sublicensing or subleasing to Buyer or its designated Affiliate of any and all rights of any Seller or any Seller’s applicable Controlled Affiliate under the Business Portion of such Specified Shared Contract to the extent not prohibited under such Specified Shared Contract.

(c)            Notwithstanding anything to the contrary contained in this Agreement, neither any Seller nor any of its Affiliates shall (i) be required to expend any money, (ii) commence or participate in any claim or Proceeding, (iii) incur liabilities or (iv) agree or consent to do any of the foregoing, in each case, in order to obtain any consent, assumption or release. Notwithstanding anything to the contrary herein, neither any Seller nor any of its Affiliates represents or warrants that any agreement to replace or otherwise split any Specified Shared Contract is obtainable from any third party, and for the avoidance of doubt, no representation, warranty or covenant of any Seller or the Company contained in this Agreement or the other Transaction Documents shall be breached or deemed breached, and no Closing Condition shall be deemed not satisfied, based on (A) the failure to obtain any Consent described in this Section 6.3 or (B) any claim or Proceeding commenced or threatened by or on behalf of any Person arising out of, relating to or resulting from (1) the failure to obtain any Consent described in this Section 6.3 or (2) any arrangement between any Seller or Buyer entered into pursuant to Section 6.3(b).

(d)            From and after the Closing, (i) Buyer shall indemnify and hold harmless each Seller and its Affiliates from and against all Losses arising from or relating to the Business Portion of any Specified Shared Contract and (ii) Buyer and the Company shall not extend the term or otherwise amend the terms of any Shared Contract in a manner that would adversely affect any Seller or any of such Seller’s Affiliates without Sellers’ prior written consent.

6.4           Termination of Intercompany Agreements; Release of Guarantees.

(a)            Except (i) for this Agreement and the other Transaction Documents (and each other agreement or instrument expressly contemplated by this Agreement or any other Transaction Document to be entered into by any Seller or any of its Affiliates (other than the Company), on the one hand, and the Company, on the other hand), (ii) any Contracts or understandings to which any third party is a party (including the Shared Contracts) and (iii) the Contracts or understandings listed on Schedule 6.4(a) of the Disclosure Schedule, all other intercompany contracts (other than commercial arrangements entered into on arms’ length terms), arrangements, financing agreements, intercompany loans, transactions, accounts, commitments and claims between the Company, on the one hand, and any Seller or any of its Affiliates (other than the Company), on the other hand (the “Intercompany Agreements”), shall be terminated (or deemed terminated without any further action on the part of any party thereto) effective no later than as of the Closing without any party having any continuing obligations or liability to the other party under the Intercompany Agreements. All amounts due and payable to the Company from any Seller or any of its Affiliates (other than the Company), and all amounts due and payable to any Seller or any of its Affiliates (other than the Company) from the Company, shall, in each case, have been settled and extinguished, to the extent possible, prior to the Closing.

(b)            Until the earlier of the Closing and the termination of this Agreement pursuant to its terms, Sellers and Buyer shall cooperate and use reasonable best efforts to, effective as of the Closing, terminate or cause to be terminated, or cause Buyer or one of its Affiliates (including, as of the Closing, the Company) to be substituted in all respects for any Seller or any of its Affiliates (other than the Company) in respect of, all liabilities and obligations (contingent or otherwise) of any Seller or any of its Affiliates (other than the Company) under any Contract Guarantee of or relating to liabilities or obligations (including under any Contract or letter of credit) of the Company or any of them, in each case, that is not otherwise the subject of Section 6.4(a) (the “Intercompany Guarantees”). In the case of the failure to do so by the Closing Date, then Sellers and Buyer shall continue to cooperate and use reasonable best efforts as described in the preceding sentence, and Buyer shall (i) obtain a letter of credit on behalf of Buyer or one of its Affiliates (including, as of the Closing, the Company), (ii) indemnify and hold harmless the Seller Indemnitees (other than the Company) from and against all Losses arising from or relating to such Intercompany Guarantees and (iii) not permit the Company or its Affiliates to (A) renew or extend the term of or (B) increase the obligations of the Company or its Affiliates under, or transfer to another third party, any Contract or letter of credit or other liability or obligation (contingent or otherwise) for which any Seller or any of its Affiliates (other than the Company) is or would reasonably be likely to be liable under any such Intercompany Guarantee. To the extent that any Seller or any of its Affiliates (other than the Company) has performance obligations under any such Intercompany Guarantee, Buyer shall use its reasonable best efforts to (1) fully perform or cause to be fully performed such obligations on behalf of such Seller or such Affiliates or (2) otherwise take such action as is reasonably requested by such Seller so as to place such Seller or such Affiliates in the same position as if Buyer had performed or were performing such obligations.

(c)            Buyer acknowledges and agrees that (i) the Business receives or benefits from general corporate functions furnished by Sellers and their Affiliates, including finance, corporate development, communications, accounting, tax, human resources, legal, information technology, facilities and security, engineering, procurement and marketing services, and other ancillary or corporate shared services provided by any Seller or any of its Affiliates (other than the Company) or other corporate centralized functional organizations within or controlled by any Seller or any of its Affiliates (other than the Company) and (ii) effective as of the Closing, neither any Seller nor any of its Affiliates shall have any obligations with respect to the provision of any general corporate functions to the Business.

6.5           Parent Shareholder Meeting.

(a)            Parent shall, as soon as practicable after the date of this Agreement, but in any event by no later than 30 Business Days following the date of this Agreement, submit to Bursa Securities for clearance a circular relating to the extraordinary general meeting of the shareholders of Parent to be held to consider authorizing Buyer and Parent to enter into, and perform their respective obligations under, this Agreement and the Transaction Documents and to consummate the Transactions (the “Parent Shareholder Meeting” and the matters to be approved thereunder, the “Parent Shareholder Approval Matters”) in accordance with the Capital Market and Services Act 2007, Bursa Securities’ Main Market Listing Requirements and all other applicable Laws (such circular, including any amendments or supplements thereto and re-issuances thereof, the “Circular”). Parent shall use reasonable best efforts to have the Circular cleared by Bursa Securities as promptly as practicable following receipt thereof, including by responding to any comments of Bursa Securities with respect thereto. Parent shall provide Sellers a reasonable opportunity to review and propose comments on the portions of the Circular relating to the Business or the Transactions contemplated hereby prior to the filing thereof, or the portions of any responses or other communications relating to the Business or the Transactions contemplated hereby to Bursa Securities or its staff and shall in good faith consider such comments reasonably proposed by Sellers for inclusion therein.

(b)            As soon as practicable, but in any event within seven (7) Business Days after the receipt of the confirmation from Bursa Securities that it has no further comments to the Circular or such later date to be mutually agreed between the Parties, Parent shall take all action required by applicable Law, including the applicable requirements of Bursa Securities, and the organizational documents of Parent, to dispatch its notice to its shareholders to convene the Parent Shareholder Meeting and convene and hold as promptly as reasonably practical the Parent Shareholder Meeting. Parent shall convene and hold the Parent Shareholder Meeting on or before a date that is not less than fifteen (15) calendar days and not more than twenty one (21) calendar days from the date of the Circular. Parent’s board of directors shall recommend to the shareholders of Parent in the Circular to approve the Parent Shareholder Approval Matters at the Parent Shareholder Meeting, to the extent permissible under applicable Law. Parent shall use its best efforts to obtain the Parent Shareholder Approval, including by taking all actions and enforcement rights necessary to obtain the Parent Shareholder Approval.

(c)            Sellers shall provide Parent all information regarding the Business that is reasonably necessary for Parent’s preparation of the Circular in accordance with, and subject to the terms of, Section 6.2.

6.6           Reasonable Best Efforts; Cooperation; Regulatory Filings.

(a)            Each of Buyer and each Seller shall, and shall cause its respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable under applicable Antitrust Laws and Investment Screening Laws to consummate and make effective the Transactions, which actions include (i) using reasonable best efforts to obtain as promptly as practicable each Consent, Permit and Order of any Governmental Entity that may be, or become, necessary for the consummation of the Transactions (collectively, “Governmental Approvals”), (ii) cooperating in determining which filings are required or advisable to obtain the Governmental Approval of, or any exemption by, any Governmental Entity, (iii) furnishing all information and documents required by or advisable under applicable Laws in connection with Governmental Approvals of, or filings with, any Governmental Entity, including subject to applicable Law relating to the exchange of information, use reasonable best efforts to cooperate with Boeing and provide to Boeing all information reasonably requested by Boeing, and necessary, for the satisfaction of the Purchaser Approval; provided that Boeing also cooperates with the parties, inform each Seller and Buyer of any substantive communication to, or from, any Governmental Entity in relation to the Purchaser Approval, and consults with each Seller and Buyer in advance of any substantive written submission to any Governmental Entity in relation to the Purchaser Approval, (iv) filing, or causing to be filed, as promptly as practicable following the execution and delivery of this Agreement, applicable notifications with the necessary Governmental Entities, (v) responding as promptly as practicable to requests for information from any Governmental Entity in connection with the Transactions, (vi) using reasonable best efforts to obtain as promptly as practicable the termination of any waiting period under the HSR Act and any other applicable Antitrust Laws or Investment Screening Laws and (vii) defending any actions, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any Order entered by any court or other Governmental Entity vacated or reversed. In furtherance and not in limitation of the foregoing, each party agrees that it will use its reasonable best efforts to prepare to file or cause to be made (A) as promptly as practicable, but in any event no later than five (5) Business Days following the date of this Agreement, any required notification and report forms under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) and (B) as promptly as practicable, file any filing with or notification to any other competent Governmental Entities set forth on Schedule 6.6(a) of the Disclosure Schedule. If the Transactions are reportable under the HSR Act, Buyer and Sellers will file, if advisable, such Notification and Report Forms pursuant to the HSR Act on a date to be determined by Sellers following written notice from Sellers to Buyer. As promptly as practicable, but in no event later than five (5) Business Days following the date of this Agreement, Buyer will have prepared and will offer to present its business plan for the Business to Governmental Entities in connection with any Governmental Approvals.

(b)            In connection with, and without limiting, the efforts referenced in Section 6.6(a), each of Buyer and each Seller shall, and shall cause its respective Affiliates to, (i) furnish to the other parties such necessary information and reasonable assistance as the others may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other applicable Antitrust Law or Investment Screening Law (provided, that, each of Buyer and each Seller may, as each may determine is reasonably necessary, designate competitively sensitive or United States or Malaysian national security sensitive materials and information provided to the other pursuant to this Section 6.6(b) as “Outside Counsel Only,” and such materials and information shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (Sellers or Buyer, as the case may be) or their respective legal counsel), (ii) permit the other parties and Boeing to review any filing or submission prior to forwarding to the FTC, the DOJ and other Governmental Entities in respect of the HSR Act or any other applicable Antitrust Law or Investment Screening Law (except where such material is confidential to a party, in which case it will be provided, subject to applicable Laws, to the other parties’ counsel on an “Outside Counsel Only” basis) and accept any reasonable comments made by that other parties, (iii) keep each other party and Boeing apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entities and comply as promptly as practicable with any such inquiry or request and (iv) not participate in any substantive meeting or discussion, either in person or by telephone or videoconference, with any Governmental Entity in connection with the Transactions, unless it (A) consults with the other parties and Boeing in advance and (B) gives the other parties and Boeing the opportunity to attend and participate; provided that a party shall not be required to give the other parties or Boeing the opportunity to attend and participate to the extent (1) prohibited by such Governmental Entity or (2) such Governmental Entity requests to communicate exclusively with one party. Buyer and Sellers will consult with each other and consider in good faith the views of Buyer, Sellers, and Boeing in advance of making any decisions with respect to such strategy or communications with a Governmental Entity related to the Governmental Approvals; provided, however, that Sellers shall have final decision making authority with respect to and control and lead all communications and strategy for obtaining Governmental Approvals (other than any Governmental Approvals required under Malaysian Law, which Buyer shall control). Whether or not the Transactions are consummated, each party shall be responsible for the payment of its own costs and expenses, filing and similar fees and other disbursements to any third party or any Governmental Entity in connection with obtaining any approvals or making the notifications or filings required pursuant to this Section 6.6 (including document translation fees or third-party expert fees, but not including the costs of each party’s own legal advisors). Buyer hereby agrees to provide, or cause its applicable Affiliates to provide, such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any such Governmental Entity or other third party whose Consent is sought in connection with the Transactions.

(c)            Buyer shall not acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets or agree to or consummate any license or co-development or production agreement, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or transaction would or would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any Governmental Approval or the expiration or termination of any applicable waiting period under any Law, (ii) increase the risk of any Governmental Entity entering an Order prohibiting or delaying the consummation of the Transaction or (iii) delay the consummation of the Transactions.

(d)            In connection with any Governmental Approval required for the HSR Act or any other applicable Antitrust Law or Investment Screening Law, Buyer shall not, and shall cause its Affiliates not to, (i) withdraw and refile any filings for Governmental Approval, (ii) enter into any timing agreements with any Governmental Entity related to any Governmental Approval or (iii) take any other similar actions, in each case, without the prior written consent of Sellers.

(e)            Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be deemed to require, any Seller or any of its Affiliates to propose, negotiate, offer to commit, effect or agree to (i) (A) any sale, divestiture, license or disposition of assets or businesses of the Company or (B) any behavioral remedy of the Company, in each case, that is not conditioned upon the consummation of the Transactions or (ii) (A) any sale, divestiture, license or disposition of assets or businesses of any Seller or any of its Affiliates (other than the Company, subject to clause (i)(A) above) or (B) any behavioral remedy of any Seller or its Affiliates (other than the Company, subject to clause (i)(B) above). Notwithstanding anything in this Agreement to the contrary, neither any Seller nor any of its Affiliates shall under any circumstance be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person to obtain any Consent, including the actions set forth in this Section 6.6. Neither any Seller nor any of its Affiliates shall have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any Governmental Approvals or other Consents that may be required in connection with the Transactions or because of the termination of any Contract as a result thereof. Buyer acknowledges that no representation, warranty or covenant of any Seller or the Company contained herein shall be breached or deemed breached solely as a result of (i) the failure to obtain any Governmental Approval or other Consent, (ii) any such termination of a Contract, or (iii) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Governmental Approval or Consent or any such termination.

(f)            Notwithstanding anything in this Agreement to the contrary, the “reasonable best efforts” of Buyer shall be deemed to include, and Buyer shall, and shall cause its Affiliates to, take any and all actions necessary or advisable to obtain expiration or termination of the required waiting periods and any consents, clearances or approvals required under or in connection with any Antitrust Laws or Investment Screening Laws and to avoid or eliminate each  and every impediment under any Antitrust Laws or Investment Screening Laws, in each case, to cause the Closing and the Transactions to occur as soon as practicable following the date of this Agreement and, in any event, prior to the Outside Date, including (i) expeditiously complying with any requests or inquiries for additional information or documentation (including any “Second Request”) by any Governmental Entity and (ii) agreeing to any behavioral limitations, conduct restrictions or other restrictions or commitments on or with respect to the activities, governance, businesses, services, products, product lines or assets of the Company or the Business (and not, for the avoidance of doubt, with respect to the assets or business of Buyer or any of its Affiliates), if required to obtain the Governmental Approvals to satisfy the conditions set forth in Section 10.1(a) and Section 10.3(e).

(g)            Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be deemed to require, the Buyer or any of its Affiliates to propose, offer, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition or encumbrance of any and all of the capital stock, assets, rights, products or businesses of the Buyer or the Buyer’s Affiliates, (B) the entrance into, and the assignment, amendment, modification or termination of, any Contracts or other arrangements of the Buyer or the Buyer’s Affiliates, (C) any behavioral limitations, conduct restrictions or other restrictions or commitments on or with respect to the activities, governance, businesses, services, products, product lines or assets of Buyer or the Buyer’s Affiliates, including terminating, amending or assigning existing relationships and contractual rights and obligations, continuing certain lines of business, implementing security related measures and agreeing to restrictions on pricing, settling any pending or threatened Proceeding, including the payment of any Losses in settlement thereof, and (D) the payment of any fines, penalties, or similar Losses. For the avoidance of doubt, the Company shall not be deemed an Affiliate of Buyer for purposes of this Section 6.6(g).

(h)           In furtherance of the provisions of this Section 6.6, in the event that any Governmental Entity requires any amendment, variation or modification to be made to the Transaction Documents, as a condition to such Governmental Entity approving Buyer as a suitable purchaser of the Shares or the Business and/or confirming that the Transactions will constitute a divestiture of the Company or the Business, Buyer and Sellers agree that where such amendment, variation or modification could not reasonably be considered to materially expand the nature or scope of Transactions, Buyer and Sellers shall use their reasonable best efforts to enter into such documents as are necessary to give effect to reflect such amendment, variation or modification, and, in all other circumstances, Buyer and Sellers will negotiate in good faith and use their respective reasonable efforts to accommodate and agree to any such amendment, variation or modification and enter into any documents required to reflect such amendment, variation or modification and in any event, no such amendment, variation or modification shall be implemented without the prior written consent of Buyer and Sellers.

(i)            The parties shall reasonably cooperate with respect to the preparation of the MITI Filing and the MIDA Filing and, following the Closing, Buyer shall file, or cause to be filed, the MITI Filing and the MIDA Filing. Each party shall keep the other parties reasonably apprised of the content and status of any communications with, and communications from, any Governmental Entity with respect to the MITI Filing and the MIDA Filing, including promptly notifying the other parties of any communication it or any of its Representatives receives from any Governmental Entity relating to such matters; provided, however, that no party shall be required to disclose any information if such disclosure would (i) jeopardize any attorney-client or other privilege or confidentiality concerns or (ii) contravene any applicable Law, fiduciary duty, or Contract entered into prior to the date of this Agreement; provided, further, that, in each case, the disclosing party and its Representatives shall use commercially reasonable efforts to make alternative arrangements to disclose such information in a manner that would not result in loss or waiver of such privilege or contravene any such applicable Law, fiduciary duty, or Contract (including by making redactions where feasible).

(j)            This Section 6.6 shall not apply to Taxes, the cooperation regarding which shall be governed by Section 8.4.

6.7            Confidentiality. The terms of the Non-Disclosure Agreement are incorporated into this Agreement by reference and shall continue in full force and effect (and all obligations thereunder shall be binding upon Buyer and its Representatives (as defined in the Non-Disclosure Agreement) as if parties thereto) until the Closing, at which time the obligations under the Non-Disclosure Agreement shall terminate; provided, however, that Buyer’s confidentiality obligations shall terminate only in respect of that portion of the Evaluation Material (as defined in the Non-Disclosure Agreement) exclusively relating to the Company and the Business and, for all other Evaluation Material including any Evaluation Material of the Company or related to the Business (“Non-Business Confidential Material”), Buyer agrees that it shall not, and shall cause its Affiliates not to, use or disclose such Non-Business Confidential Material for any purpose whatsoever, and shall promptly destroy or cause to be destroyed all Non-Business Confidential Material in its possession or in the possession of any of its Representatives (as defined in the Non-Disclosure Agreement), without retaining any copy thereof in any form or medium. Buyer hereby agrees, and shall cause its Representatives, its Affiliates and its Affiliates’ Representatives, to protect Non-Business Confidential Material by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of Non-Business Confidential Material as Buyer or its applicable Affiliate uses to protect its own confidential information of a like nature. If for any reason the Closing does not occur, the Non-Disclosure Agreement shall continue in full force and effect in accordance with its terms. In the event of a conflict or inconsistency between the terms expressly set forth in this Agreement (rather than incorporated by reference herein) and the Non-Disclosure Agreement, the terms of this Agreement will govern.

6.8          Cooperation.

(a)            Subject to the terms and conditions set forth in this Agreement, each party hereto shall use reasonable best efforts to consummate the transactions contemplated hereby and by the Transaction Documents as promptly as practicable, and in any case prior to the Outside Date, including using reasonable best efforts to satisfy the conditions to the Closing set forth in Article X; provided, however, that (i) in the case of obtaining consents in respect of any Material Contracts, the parties’ obligations to take action shall be governed by Section 6.8(b) and (ii) in the case of obtaining the Governmental Approvals and any other consent, approval, authorization, clearance from, or filing, notification or registration with, any Governmental Entity, the parties’ obligations to take actions shall be governed by Section 7.3; provided, further, that nothing in this Section 6.8(a) shall require any party to waive any of its conditions to the Closing. The “reasonable best efforts” of Sellers shall not require any Seller, the Company or their respective Representatives to expend any amount of money or provide any other consideration to (a) remedy any breach of any representation or warranty hereunder, (b) obtain any consent required for consummation of the transactions contemplated hereby or (c) provide financing to Buyer or any of its Affiliates for consummation of the transactions contemplated hereby; provided, however, that if any Seller, the Company, or their respective Representatives elect to remedy any such breach, neither any Seller, nor the Company or any of their respective Representatives, shall be deemed to be in breach of such representation or warranty, or in violation of any covenant, for purposes of determining Buyer’s obligations to consummate the transactions contemplated hereby.

(b)            Prior to the Closing, the parties shall use reasonable best efforts to obtain any third-party consents in respect of any Material Contracts required in connection with the transactions contemplated hereby and by the Transaction Documents; provided, however, that such “reasonable best efforts” shall not require any party to expend any money (other than de minimis amounts), incur any liability or provide any other consideration or commence, defend or participate in any Proceeding or offer or grant any accommodation (financial or otherwise) to any third party.

6.9           Registered Office Addresses. To the extent the Company uses any facility address of any Seller or any of its Affiliates (other than the Company) as a registered office address, Buyer shall, at Buyer’s sole cost and expense, take any and all actions to transfer the registered office address of the Company to the registered office address of Buyer or any of its Affiliates effective as of, and subject to the occurrence of, the Closing.

6.10         Insurance. Buyer acknowledges and agrees that (a) the coverage under all insurance policies or self-insurance policies or programs, including those relating to the Company and the Business, arranged or maintained by or for the benefit of any Seller or any of its Affiliates (in each case other than insurance policies or self-insurance policies or programs that are maintained and held exclusively by the Company) (collectively, the “Insurance Policies”), are solely for the benefit of Sellers and their respective Affiliates (as applicable), and not for the benefit of Buyer or any of its Affiliates (including, as of the Closing, the Company), (b) coverage under the Insurance Policies shall not be available or transferred to Buyer, the Company or the Business, (c) as of the Closing, the Company and the Business shall cease to be insured by the Insurance Policies, (d) it is Buyer’s sole responsibility to arrange for its own insurance policies or self-insurance policies or programs with respect to the Company and the Business covering all periods prior to and following the Closing and (e) Buyer shall not seek, through any means, to benefit from any of the Insurance Policies. For the avoidance of doubt, from and after the Closing, neither any Seller nor any of its Affiliates shall have any obligation to Buyer, the Company or the Business with respect to or under any of the Insurance Policies.

6.11         W&I Insurance Policy. Buyer agrees that the W&I Insurance Policy shall provide that (a) the W&I Insurer shall irrevocably waive and not pursue, directly or indirectly, any claims against Sellers or any of their respective Affiliates or Representatives (by way of subrogation, claim for contribution or otherwise), other than in the case of Fraud by any such party and then only to the extent of such Fraud and (b) Sellers and their respective Affiliates and Representatives shall be express third-party beneficiaries of such provision. Buyer shall not (and shall cause its Affiliates not to) amend or modify in any respect, or otherwise novate, assign, waive or terminate, (i) the provisions of the W&I Insurance Policy described in clauses (a) and (b) of the immediately preceding sentence without the prior written consent of Sellers, which consent may be given or withheld in Sellers’ sole discretion or (ii) any other terms or provisions of the W&I Insurance Policy without the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall be solely responsible for all costs to procure, maintain and make claims under the W&I Insurance Policy, including all premiums, broker fees, underwriting fees, retentions, Taxes, expenses and costs of any nature whatsoever. Buyer acknowledges and agrees that the absence of coverage under the W&I Insurance Policy for any reason, including the insolvency of, or breach of any W&I Insurance Policy by, any insurer thereunder, the failure of Buyer to file notices or claims that are timely and sufficient under any W&I Insurance Policy, or the failure by any insurer under any W&I Insurance Policy to make any payments to Buyer under such W&I Insurance Policy, or to deny coverage, for any reason, under such W&I Insurance Policy shall not expand, alter, amend, change or otherwise affect any Seller’s liability under this Agreement.

Article VII

ADDITIONAL COVENANTS OF THE PARTIES

7.1           Post-Closing Access to Information.

(a)            From and after the Closing, and for a period of up to seven (7) years following Closing, Buyer shall, and shall cause the Company and its Affiliates to, afford to each Seller and their respective Affiliates and their respective Representatives reasonable access, subject to applicable Laws and upon reasonable request and reasonable prior notice, during normal business hours in a manner so as to not interfere with normal business operations of the Company and in accordance with the procedures established by Buyer and/or Company, to the employees, Company Records and properties of the Company and its Affiliates and the Business, and to make copies of such books and records at such Seller’s expense, to the extent that such access is requested for reasonable business purposes, including in connection with financial statements, Taxes, any potential Proceeding or investigation by or before a Governmental Entity and SEC or other Governmental Entity reporting obligations; provided that (i) subject to applicable Laws, nothing in this Agreement shall limit any rights of discovery of any Seller or its Affiliates; and (ii) nothing in this Section 7.1(a) shall require Buyer or the Company to provide access or to disclose information where such access or disclosure would contravene any Law (including Data Protection Laws) or the terms of any Contract or any confidentiality requirements or procedures; provided that in the case of clause (ii), Buyer shall, and shall cause the Company and its Affiliates to, use commercially reasonable efforts to provide an alternative method of disclosure of such information in a manner that would not (in the reasonable judgment of Buyer after consultation with counsel) reasonably be likely to contravene such Law or the terms of such Contract or such confidentiality requirements or procedures (as applicable).

(b)            For a period of seven (7) years after the Closing Date, Buyer shall retain, or cause the Company to retain, all Company Records of the Company relating to the conduct and operation of the Company or Business prior to the Closing Date, to the extent such information or records was available or retained by the Company prior to the Closing Date. Notwithstanding the foregoing, Buyer may dispose of any such Company Records during such seven (7)-year period if the same are first offered in writing to Sellers and not accepted by any Seller within sixty (60) days of such offer.

7.2           Trademarks. It is expressly agreed that neither Buyer nor any of its Affiliates (including, as of and following the Closing, the Company), shall have any right, title or interest (whether express or implied) in, to or under any Trademark consisting of, incorporating or confusingly similar to, any Trademark of any Seller or any of its Affiliates (other than the Company as of the Closing), including (x) “Spirit”, “Spirit AeroSystems” or any similar Trademarks (including any non-English language variation thereof) and (y) any Internet domain names of any Seller or any of its Affiliates (“Sellers Trademarks”). As of the Closing, Buyer (i) shall cause the Company to cease any and all use of such Sellers Trademarks (including in the respective corporate or other legal names of the Company); (ii) shall not, and shall cause its Affiliates not to, (A) adopt, use, apply to register or register, or authorize others to adopt, use, apply to register or register, any such Sellers Trademark or any component part thereof or any colorable imitation thereof (including any non-English language variation thereof), or any confusingly similar or dilutive name, mark, dress, number or other designation or (B) contest the use, ownership, validity or enforceability of any rights of any Seller or any of its Affiliates in or to any such Sellers Trademark; and (iii) shall not, and shall cause its Affiliates not to, otherwise do anything inconsistent with any Seller’s ownership of such Sellers Trademarks or do or cause to be done any act or thing that will in any way impair the rights of any Seller in and to such Sellers Trademarks or any Seller’s goodwill therein or have any dilutive effect thereupon; provided that nothing in clause (i) above shall (A) restrict the ability of Buyer or the Company to include the corporate or other legal name of the Company as of immediately prior to the Closing in any document required under the Companies Act to change the name of the Company or (B) require Buyer or the Company to amend, solely for purposes of changing the corporate or other legal name of the Company reflected therein to remove any Sellers Trademarks, any business contract or Permit of the Company that was entered into or issued prior to the Closing (provided, however, that Buyer and the Company shall cause the corporate or other legal name of the Company reflected in such contract or Permit as of immediately prior to the Closing to be updated to remove all Sellers Trademarks by the earlier of (1) the date that is twelve (12) months following the Closing Date and (2) the date of the first amendment or renewal thereof that occurs following the Closing).

7.3           Further Assurances. From time to time following the Closing, Sellers shall, and shall cause their respective Controlled Affiliates to, and Buyer shall, and shall cause its Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the Transactions as may be reasonably requested by the other party; provided, however, that nothing in this Section 7.3 shall require any party or any of its respective Affiliates to expend any money, commence or participate in any Proceeding, incur liabilities or offer or grant any accommodation (financial or otherwise) to any third party following the Closing.

 7.4          Non-Solicitation. Each Seller agrees that, during the period starting on the Closing Date and ending on the second (2nd) anniversary thereof, such Seller shall not, directly or indirectly through any of their respective Subsidiaries, (i) solicit or encourage any individual who is directly employed by the Company as of the Closing (other than the Excluded Employees), in each case, with the title of General Manager, Senior Manager or director (and in each case, their equivalent or higher seniority) as of immediately prior to the Closing (such employees, “Existing Employees”), to leave the employ of the Company, or (ii) hire any such Existing Employee; provided that Sellers and their Subsidiaries shall not be prohibited from (A) engaging in any general solicitations or public advertising of employment opportunities, so long as the solicitation or advertisement and related solicitation is indirect, general in nature and does not specifically target or reference the Existing Employees or (B) soliciting or hiring any Existing Employee whose employment with the Company terminated (without any prior solicitation or encouragement by, or on behalf of, any Seller or any of its Subsidiaries in violation of this Section 7.4).

7.5           Non-Competition.

(a)            Subject to this Section 7.5, each Seller agrees and undertakes that during the period starting on the Closing Date and ending on the earliest of: (i) the fourth (4th) anniversary of the Closing Date; (ii) the date on which a material breach of the Boeing Contract (as determined in accordance with the terms of the Boeing Contract) occurs and such material breach is not remedied within the later of (x) the applicable cure period expressly set forth in the Boeing Contract and (y) thirty (30) days after the receipt of a notice of such material breach from the Sellers; and (iii) the date on which a Specified Event occurs, such Seller shall not, directly or indirectly through the Seller Group, without the prior written consent of Buyer, engage in the Restricted Business in the Restricted Territory.

(b)            Buyer acknowledges and agrees that nothing set forth in this Section 7.5 shall (i) result in any liability to any customer of the Business for any decision by such customer or any of its Affiliates to exercise any of their respective rights or remedies in respect of any Contract relating to the Business, (ii) be construed or be deemed to impair or limit any rights or remedies in respect of any Contract relating to the Business, (iii) restrict the operations of any member of the Seller Group within the Restricted Territory (other than as set forth in this Section 7.5) and/or (iv) apply to Boeing or any of its Affiliates (other than the Seller Group).

Article VIII

TAX MATTERS

8.1           Tax Returns; Allocation of Taxes.

(a)            Any Tax Return of the Company or any Seller (to the extent related to the Company) for a Straddle Period shall, to the extent permitted by Laws, be filed on the basis that the relevant taxable period ended as of the close of business on the Closing Date. Where it is necessary for purposes of this Agreement or for purposes of a Closing of the Books Election to apportion between Sellers and Buyer Taxes with respect to the Company for a Straddle Period, such Taxes shall be apportioned between the period deemed to end on the Closing Date and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that (i) exemptions, allowances, and deductions that are calculated on an annual basis and (ii) Taxes (such as real or personal property Taxes) that are imposed on a periodic basis, shall, in each case, be allocated ratably across the entire Straddle Period on a per diem basis.

(b)            Any refund of Taxes of the Company for any Pre-Closing Tax Period (including any interest in respect thereof) paid by the Company on or before the Closing Date and received by Buyer or its Affiliates (including the Company) after the Closing Date (any such refund, a “Pre-Closing Tax Refund”), shall be for the account of Sellers, and Buyer shall pay over to Sellers any such Pre-Closing Tax Refund within five (5) Business Days after receipt thereof. Buyer shall use reasonable efforts to cooperate with Sellers in obtaining any Pre-Closing Tax Refunds and Buyer shall, and shall cause the Company to, use commercially reasonable efforts to request refunds (rather than credits against future Taxes) with respect to all Pre-Closing Tax Periods. Any refunds or credits of Taxes of the Company for any Straddle Period shall be apportioned between Buyer and Sellers in accordance with the principles set forth in Section 8.1(a).

(c)            Each Seller shall be entitled to the value of all Tax benefits relating to any net operating loss (or tax credit) carryforwards of the Company attributable to any Pre-Closing Tax Period (such Tax benefits, “Pre-Closing Tax Benefits”) that are available to Buyer or any of its Affiliates (including, following the Closing, the Company) for any taxable periods (or portion thereof) of Buyer or any of its Affiliates (including, following the Closing, the Company) beginning after the Closing Date as and when such Pre-Closing Tax Benefits are first used to offset income up to the taxable period of Buyer (or any of its Affiliates) ending on December 31, 2027. On any Tax Return on which such Pre-Closing Tax Benefits are first permitted to be reflected, such Pre-Closing Tax Benefits shall be presumed to be utilized on a “with or without” basis. Promptly upon (and no later than seven (7) days after) the filing of any Tax Return on which any Pre-Closing Tax Benefits are taken into account to offset income of Buyer or any of its Affiliates (including, following the Closing, the Company), Buyer shall pay over to Sellers the value of all Tax benefits attributable to the Pre-Closing Tax Benefits. Within ten (10) days after the filing of each Tax Return for, or that includes, the Company or its successors, for Tax periods (or portions thereof) beginning after the Closing Date on which any Pre-Closing Tax Benefits of the Company are available to reduce income, Buyer shall provide to Sellers a certificate signed by the chief financial officer of Buyer setting forth the computation of the amount due to Sellers with respect to such Tax Return pursuant to this Section 8.1(b).

8.2           Transfer Taxes.

(a)            Notwithstanding anything to the contrary contained in this Agreement, Buyer shall bear and is otherwise liable for, and shall indemnify the Sellers for, all stamp duties and stamp Taxes for the stamping of this Agreement, the Transfer of Securities and the Transition Services Agreements, in each case, including all exhibits, annexes and schedules thereto and all amendments thereto made in accordance with the respective terms hereof and thereof . In connection with the aforesaid, the Buyer undertakes that it shall pay all such stamp duties and stamp Taxes within the timeframes specified in, and in accordance with the requirements of, applicable Law.

(b)            Notwithstanding anything to the contrary contained in this Agreement, and except for the stamp duty addressed in Section 8.2(a)), the Sellers shall bear and are otherwise liable for, and shall indemnify Buyer for, all other Transfer Taxes arising as a result of the entry into or implementation of this Agreement and/or the Transaction Documents. The Sellers undertake that they shall pay all such Transfer Taxes (other than the stamp duty addressed in Section 8.2(a)), on the Sellers’ gains or profits from the disposal of the Shares by each Seller) promptly and in any event within the timeframes specified in, and in accordance with the requirements of, applicable Law.

(c)            The party responsible under applicable Law for filing the Tax Returns with respect to any Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party. If required, the Sellers shall, and shall cause their respective Controlled Affiliates to, and Buyer shall, and shall cause its Affiliates (including, after the Closing, the Company) to, use commercially reasonable efforts to cooperate in connection with the preparation and filing of any such Tax Returns.

8.3           Capital Gains Tax.

(a)            Notwithstanding anything to the contrary in this Agreement, the Sellers shall bear, and are otherwise liable for all capital gains Tax (including any penalties and interest, if any) arising from or in connection with the disposal of the Shares by the Sellers or any matters contemplated under this Agreement, payable by each of the Sellers under the Income Tax Act 1967 (such Taxes, “CGT”).

(b)            The Sellers shall, without delay, and in no event more than sixty (60) days after the date of disposal of the Shares or any earlier time as the CGT is determined to be payable in the reasonable good faith determination of the Sellers, pay the CGT to the IRB within the timeframe stipulated under the Income Tax Act 1967.

(c)            In the event that the IRB subsequently issues any additional assessment, revised assessment or notice of additional Tax in respect of the CGT whether due to audit, review, adjustment to the Purchase Price under Section 2.3 or otherwise, the Sellers shall pay the additional CGT within the timeframe stipulated by the IRB.

(d)            If required, the Sellers shall, and shall cause their respective Controlled Affiliates to, and Buyer shall, and shall cause its Affiliates (including, after the Closing, the Company) to, use commercially reasonable efforts to cooperate in connection with the preparation and filing of any Tax Returns relating to CGT.

8.4           Tax Matters Cooperation. Sellers shall, and shall cause their respective Controlled Affiliates to, on the one hand, and Buyer shall, and shall cause its Affiliates (including, after the Closing, the Company) to, on the other hand, use reasonable efforts to cooperate fully to the extent reasonably requested by the other party in connection with the filing of any Tax Returns related to the Company and in connection with any Tax Proceeding or in connection with determining a liability for Taxes or a right to refund of Taxes. Such cooperation shall include, (a) at the direction of the party controlling such Tax Proceeding, full cooperation with the requests of the applicable Tax Authority, (b) the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such Tax Proceeding and (c) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that notwithstanding anything to the contrary contained in this Agreement, neither any Seller nor any of its Affiliates shall be required to provide Buyer or any of its Affiliates or its or their respective Representatives with any Consolidated Return (or copy thereof) and any books, records, or workpapers relating thereto. Buyer shall cause the Company to retain all books and records with respect to Tax matters pertinent to the Company related to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Sellers, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Entity. Buyer shall cause the Company to furnish any Tax information reasonably requested by any Seller for any taxable period of the Company that includes the Closing Date.

8.5           Prohibited Actions.

(a)            Buyer shall not take, and shall cause its Affiliates (including the Company) not to take, any action that would reasonably be expected to increase any Tax liability of any Seller or any of its Affiliates (other than the Company) or of the Company that would be required to be reflected as a liability in Net Working Capital for purposes of calculating the Final Purchase Price. Without limiting the generality of the foregoing, Buyer shall not, and shall cause its Affiliates not to, (i) file any ruling or request with any Tax Authority relating in whole or in part to any Taxes or Tax Returns of the Company for a Pre-Closing Tax Period or Straddle Period, (ii) except as required by Law, enter into or initiate any voluntary disclosure agreement with any Taxing Authority relating in whole or in part to any Taxes or Tax Returns of the Company for any Pre-Closing Tax Period or Straddle Period, (iii) make any election with respect to the Company (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3) or change any method of Tax accounting or any Tax accounting period of the Company, which election or change would be effective on or prior to the Closing Date, (iv) make any election with respect to the Company (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3 or an election under Section 338 of the Code) (v) cause or permit the Company or any Subsidiary of the Company to take any action on the Closing Date after the Closing outside the ordinary course of business; or (vi) cause or permit the Company or any Subsidiary of the Company to take any action on or after the Closing Date during any Straddle Period outside the ordinary course of business that increases the amount of taxable income recognized or Tax payable by Sellers or any of their Affiliates (including as a result of income recognized by Sellers or any of their Affiliates pursuant to Section 951(a) or Section 951A(a) of the Code); in each case, without the prior written consent of Sellers.

(b)            Sellers and Buyer shall not make or permit to be made any elections under Section 336(e) or Section 338 of the Code with respect to the Transactions, including the purchase of the Shares.

8.6            Closing of the Books Elections. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that, upon the request of Sellers and at the sole expense of Sellers, the parties shall, and shall cause their respective Affiliates (including the Company) to, if permitted under Law, reasonably cooperate in timely making an election under Treasury Regulations Section 1.245A-5(e)(3)(i) to close the taxable year of the Company for U.S. federal tax purposes as of the end of the Closing Date (“Closing of the Books Election”), and shall take any commercially reasonable actions reasonably necessary and appropriate to effect and preserve any Closing of the Books Election in accordance with the provisions of Treasury Regulations Section 1.245A-5(e)(3)(i), including cooperating to enable (at Sellers’ sole expense) (i) the preparation and filing of (or causing to be filed) an “Elective Section 245A Year-Closing Statement” as described in Treasury Regulations Section 1.245A-5(e)(3)(i)(D), with respect to the Company for which a Closing of the Books Election is to be made in accordance with this Section 8.6, (ii) the entry into a written binding agreement prepared by Sellers, prior to the filing of any Elective Section 245A Year-Closing Statement described in clause (i), by their applicable Affiliates in accordance with Treasury Regulations section 1.245A-5(e)(2)(i)(C) and (iii) the preparation and filing such other forms, returns, elections, schedules and other documents as may be required in connection with making any Closing of the Books Election pursuant to this Section 8.6; provided that for purposes of this Section 8.6, Buyer’s Affiliates shall include any “United States shareholder” (within the meaning of Section 951(b) of the Code), if any, as of the end of the Closing Date, of the Company with respect to which a Closing of the Books Election is made pursuant to this Section 8.6.

8.7           Survival. This Article VIII shall survive the Closing until ninety (90) days after the expiration of the statute of limitations (including extensions) applicable to the relevant Tax matter.

Article IX

EMPLOYEES

9.1            Transferred Employees. Prior to the Closing, Sellers shall transfer, or cause to be transferred, to any Seller or any of its Affiliates (other than the Company) the employment of each Excluded Employee. Each Company Employee who is employed by the Company as of the Closing Date shall be referred to herein as a “Transferred Employee.” The Sellers shall indemnify and hold harmless Buyer and the Company of all Losses incurred by Buyer and/or the Company arising from any Proceeding brought by the Excluded Employee against Buyer and/or the Company in connection with the transfer of the Excluded Employee to Seller or any of its Affiliates (other than the Company); provided, however, that the Sellers shall not be required to indemnify and hold harmless Buyer or the Company for any such Losses if, and to the extent, such Proceeding arises from any actions or inactions of Buyer or, following the Closing, the Company.

9.2           Continuation Period. Subject to any applicable Law or Contract that provide for greater benefits that applies to any Transferred Employee, in which case Buyer shall cause the Company to abide by and provide the terms and conditions provided for in any such agreement:

(a)            For the period commencing on the Closing Date and ending on the first (1st) anniversary of the Closing Date, or for such shorter period of employment, as the case may be (the “Continuation Period”), Buyer shall cause the Company to provide, to each Transferred Employee (i) a base salary (or hourly base wage rate) that is at least equal to the base salary (or hourly base wage rate) provided to such Transferred Employee immediately prior to the Closing Date, (ii) a target annual cash bonus or commission opportunity that is at least equal to the target annual cash bonus or commission opportunity provided to such Transferred Employee immediately prior to the Closing Date, (iii) employee health, welfare and fringe benefits that are no less favorable than the employee health, welfare and fringe benefits provided to such Transferred Employee under the applicable Company Benefit Plans immediately prior to the Closing Date and (iv) the same work location (or a work location no more than twenty (20) miles from the work location) of such Transferred Employee as of immediately prior to the Closing Date;

(b)            In the event of termination of the employment of any Transferred Employee during the Continuation Period, Buyer shall provide, or cause the Company to provide, such Transferred Employee severance pay and severance benefits no less favorable than the greater of the severance pay and benefits to which such Transferred Employee (i) would have been entitled immediately prior to the Closing under the Benefit Plans set forth on Schedule 9.2(b) of the Disclosure Schedule and (ii) is entitled under any applicable severance plan, policy, practice or arrangement of Buyer or the Company on the actual date of termination of the Transferred Employee’s employment. Buyer shall, or shall cause the Company to, give each Transferred Employee full credit for all purposes under (i) each Company Benefit Plan and (ii) each other employee benefit plan, policy or arrangement maintained or made available for the benefit of Transferred Employees as of and after the Closing Date by Buyer, its Affiliates or the Company for such Transferred Employee’s service prior to the Closing Date with any Seller or their applicable respective Controlled Affiliates or their respective predecessors, to the same extent such service is recognized by the applicable Seller or their applicable respective Controlled Affiliates immediately prior to the Closing Date under the applicable Company Benefit Plan; provided that such credit shall not be given to the extent that it would result in a duplication of benefits for the same period of service; and

(c)            Buyer shall, or shall cause the Company to, (i) waive any limitation on health and welfare coverage of such Transferred Employees due to pre-existing conditions, waiting periods, active employment requirements, and requirements to show evidence of good health under any applicable health and welfare plan of Buyer or any of its Affiliates (including the Company) to the extent such Transferred Employees were covered under the applicable Company Benefit Plan immediately prior to the Closing Date and (ii) credit each such Transferred Employee with all deductible payments, co-payments and co-insurance paid by such employee under any applicable Company Benefit Plan prior to the Closing Date during the year in which the Closing Date occurs for the purpose of determining the extent to which any such employee has satisfied any applicable deductible and whether such employee has reached the out-of-pocket maximum under any benefit plan of Buyer or any of its Affiliates (including the Company) for such year.

9.3           Immigration Compliance. To the extent that the Company sponsors visas, green cards or similar immigration permissions for any employees of any Seller or any of its Affiliates, from and after the date of this Agreement and following the Closing Date, Buyer shall use commercially reasonable efforts to cause the Company to cooperate with Sellers and their respective Affiliates as required to process and support visa, green card or similar applications in respect of such employees as of and from the Closing Date.

9.4           Seller Benefit Plan Participation. Effective as of the Closing Date, the Transferred Employees shall no longer actively participate in any Seller Benefit Plan.

9.5           Transferred Employee Payments.

(a)            Any cash amounts that become payable to a Transferred Employee under the Holdings Long-Term Incentive Plan (as amended and restated effective January 23, 2019) (“LTIP”), Holdings Short-Term Incentive Plan, effective January 25, 2017 (“STIP”) or the Employee Transition Cash Bonus Agreements with such Transferred Employee (“Retention Bonus Agreements”) shall be paid pursuant to the terms of the LTIP, STIP and Retention Bonus Agreements, as applicable (the “Spirit Cash Payments”), as determined by Sellers.

(b)            In the event the Closing occurs prior to the consummation of the merger contemplated by the Spirit/Boeing Merger Agreement, all Company Equity Awards (as defined in the Spirit/Boeing Merger Agreement) held by Transferred Employees that are outstanding immediately prior to the Closing shall accelerate and vest on the Closing and shall be settled as “Specified Awards” in accordance with Section 2.3 of the Spirit/Boeing Merger Agreement (other than any Company Equity Awards that are required to be settled in cash pursuant to the terms of the applicable award agreement or Law, which shall be settled in cash in connection with the Closing), unless otherwise determined by Sellers (the “Spirit Equity Payments” and together with the Spirit Cash Payments the “Transferred Employee Payments”).

(c)            Sellers expressly retain and shall be solely liable for all Transferred Employee Payments. Notwithstanding the foregoing, to the extent directed by Sellers, Buyer shall, or shall cause to be made, all Transferred Employee Payments following the Closing through the Company’s payroll (including paying any such related payroll Taxes to the appropriate Governmental Entity). Upon reasonable evidence of payment and calculation of any related payroll Taxes, Sellers shall reimburse the Buyer for the amount of such Transferred Employee Payments and the employer portion of the payroll Taxes associated therewith.

9.6           Employee and Benefit Plan Liabilities. Sellers and Buyer hereby acknowledge and agree that, effective as of the Closing Date, (i) Buyer shall or shall cause the Company to assume all liabilities and obligations arising out of, relating to or resulting from the employment (including employee-benefits and liabilities under or with respect to Company Benefit Plans) or termination of employment of any Transferred Employee or Former Company Employee; and (ii) Sellers shall, or shall cause their respective Affiliates to, assume all liabilities and obligations arising out of, relating to or resulting from the employment (including employee-benefits and liabilities under or with respect to Benefit Plans) or termination of employment of any Excluded Employee.

9.7           Communications. Prior to the Closing Date, except as otherwise approved in advance and in writing by Sellers, Buyer shall not make any written or oral communications pertaining to any compensation or benefits matters or any redundancy and layoff plans, in each case, that may affect Company Employees in connection with the Transactions.

9.8           No Third-Party Beneficiaries. Nothing contained in this Article IX, express or implied, is intended to confer upon any Person not a party hereto (including any Company Employee or any beneficiary thereof) any right, benefit or remedy of any nature whatsoever, including any right to employment or continued employment for any period of time by reason of this Agreement, any right to a particular term or condition of employment or any right to any specific compensation or benefits. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Benefit Plan or similar arrangement.

Article X

CONDITIONS TO THE CLOSING

10.1         Mutual Conditions. The respective obligations of each party to consummate the Closing shall be subject to the satisfaction, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived, to the extent permitted by applicable Law, in whole or in part by the mutual written agreement of Buyer and Sellers):

(a)            Governmental Approvals. The applicable statutory waiting period (and any extension thereof, including any agreement with the FTC not to consummate the Transactions before a certain date) under the HSR Act with respect to the Transactions shall have expired or been earlier terminated and all other Governmental Approvals specified on Schedule 10.1(a) of the Disclosure Schedule shall have been obtained and remain in full force and effect. For the avoidance of doubt, the issuance by the FTC or DOJ of a “warning letter” in which the agency states that, despite expiration or termination of the HSR Act waiting period its investigation remains open or ongoing, shall not be grounds for finding that any Closing Condition set forth in this Article X has not been satisfied.

(b)            No Orders. No Law enacted, entered, promulgated, enforced or issued by any Governmental Entity is in effect that is permanent, non-appealable and prohibits the Closing (each, a “Closing Legal Impediment”).

10.2         Conditions of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived, to the extent permitted by applicable Law, in whole or in part by Buyer in writing):

(a)            Representations and Warranties of Sellers. (i) The representations and warranties of each Seller (other than the Seller Fundamental Representations) contained in Article IV shall be true and correct on and as of the Closing (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall be true and correct as of the date specified), except for such failures to be true and correct that do not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition in this clause (i), no effect shall be given to the exceptions or qualifications of “material” or “Material Adverse Effect” in such representations and warranties; (ii) Sections 4.1, 4.2(a), 4.2(c), 4.5(c), 4.5(e), 4.5(f), and 4.5(g) shall be true and correct in all respects (other than de minimis inaccuracies) on and as of the Closing (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall be true and correct in all material respects as of the date specified); and (iii) the Seller Fundamental Representations (or the portions thereof) (other than Sections 4.1, 4.2(a), 4.2(c), 4.5(c), 4.5(e), 4.5(f), and 4.5(g)) qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects, and the Seller Fundamental Representations (or the portions thereof) (other than Sections 4.1, 4.2(a), 4.2(c), 4.5(c), 4.5(e), 4.5(f), and 4.5(g)) not so qualified shall be true and correct in all material respects, in each case, on and as of the Closing (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall be true and correct in all material respects as of the date specified).

(b)            Obligations of Sellers. Sellers shall have performed in all material respects all obligations required to be performed by Sellers under this Agreement (except with respect to Section 6.3 (Shared Contracts), Section 6.4 (Termination of Intercompany Agreements; Release of Guarantees) and Section 9.1 (Transferred Employees)) at or prior to the Closing.

(c)            Certificate of Sellers. Buyer shall have received a certificate signed on behalf of each Seller by an authorized officer of such Seller, certifying that the Closing Conditions set forth in Section 10.2(a) and Section 10.2(b) have been satisfied.

(d)            Parent Shareholder Approval. The Parent Shareholder Approval shall have been obtained.

10.3         Conditions of Sellers. The obligation of each Seller to consummate the Closing is subject to the satisfaction, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived, to the extent permitted by applicable Law, in whole or in part by Sellers in writing):

(a)            Representations and Warranties of Buyer. (i) The representations and warranties of Buyer (other than the Buyer Fundamental Representations) contained in Article V shall be true and correct on and as of the Closing (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall be true and correct as of the date specified), except for such failures to be true and correct that do not, individually or in the aggregate, have a Buyer Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition in this clause (i), no effect shall be given to the exceptions or qualifications of “material” or “Buyer Material Adverse Effect” in such representations and warranties and (ii) the Buyer Fundamental Representations (or the portions thereof) qualified as to “materiality” or “Buyer Material Adverse Effect” shall be true and correct in all respects, and the Buyer Fundamental Representations (or portions thereof) not so qualified shall be true and correct in all material respects, in each case, on and as of the Closing (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall be true and correct in all material respects as of the date specified).

(b)            Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)            Certificate of Buyer. Sellers shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer, certifying that the Closing Conditions set forth in Section 10.3(a) and Section 10.3(b) have been satisfied.

(d)            Parent Shareholder Approval. The Parent Shareholder Approval shall have been obtained.

(e)            Purchaser Approval. The Purchaser Approval shall have been obtained and remain in full force and effect.

10.4         Waiver of Conditions. The Closing Conditions set forth in Section 10.2 may only be waived by written notice from Buyer. The Closing Conditions set forth in Section 10.3 may only be waived by written notice from Sellers. The Closing Conditions set forth in Section 10.1 may only be waived by written notice from both Buyer and Sellers.

Article XI

TERMINATION

11.1         Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by the mutual written consent of the Sellers and Buyer;

(b)            by Buyer, if, at any time prior to the Closing upon written notice to Sellers if (i) the Sellers shall have breached any one or more of their respective representations or warranties contained in this Agreement or (ii) Sellers shall have failed to perform or comply with any of Sellers’ covenants or agreements contained in this Agreement and, in each case of the foregoing clauses (i) and (ii), such breach or failure (A) would give rise, if occurring or continuing on the Closing Date, to the failure of a Closing Condition set forth in Section 10.2(a) or Section 10.2(b), as applicable, and (B) has not been or is incapable of being cured by Sellers prior to the earlier of (1) the Outside Date then in effect and (2) the twentieth (20th) Business Day after receipt by the last Seller of written notice thereof from Buyer describing such breach or failure to perform or comply in reasonable detail; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to Buyer if Buyer is then in material breach of any covenant or agreement contained in this Agreement;

(c)            by Sellers (acting jointly), if (i) Buyer shall have breached any one or more of the representations or warranties of Buyer contained in this Agreement or (ii) Buyer shall have failed to perform or comply with any of Buyer’s covenants or agreements contained in this Agreement and, in each case of the foregoing clauses (i) and (ii), such breach or failure (A) would give rise, if occurring or continuing on the Closing Date, to the failure of a Closing Condition set forth in Section 10.3(a), Section 10.3(b) or Section 10.3(d), as applicable, and (B) has not been or is incapable of being cured by Buyer prior to the earlier of (1) the Outside Date then in effect and (2) the twentieth (20th) Business Day after Buyer’s receipt of written notice thereof from Sellers describing such breach or failure to perform or comply in reasonable detail; provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to Sellers if Sellers are then in material breach of any covenant or agreement contained in this Agreement;

(d)            by either Sellers (acting jointly) or Buyer in the event that any Closing Legal Impediment is in effect, permanent, non-appealable and prohibits the Closing; provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to any party whose actions have been the proximate cause of, or have resulted in, the issuance of or the imposition of such Closing Legal Impediment. For the avoidance of doubt, the issuance by the FTC or DOJ of a “warning letter” in which the agency states that, despite expiration or termination of the HSR Act waiting period its investigation remains open or ongoing, shall not be grounds for termination under this Article XI;

(e)            by either Sellers (acting jointly) or Buyer, if the Closing has not occurred by December 31, 2025 (the “Outside Date”); provided, however, that if, as of the Outside Date, all conditions set forth in Article X, other than the condition set forth in Section 10.1(a), shall have been satisfied or shall be capable of being satisfied at the Closing Date if the Closing were to occur at such time, or to the extent not prohibited by applicable Law shall have been waived on or before such date, the Outside Date shall automatically extend ninety (90) days, which date thereafter shall be deemed to be the Outside Date; provided, further, however, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the proximate cause of the failure of the Closing to occur by the Outside Date;

(f)            by Sellers (acting jointly), if all of the Closing Conditions set forth in Section 10.1 and 10.2 are satisfied or waived (other than those Closing Conditions that (i) by their nature are to be satisfied at the Closing or (ii) Buyer’s breach caused not to be satisfied) and Buyer fails to consummate the Transactions at the time the Closing was required to occur under Section 3.1; or

(g)            by Sellers (acting jointly), if (i) the Parent Shareholder Approval shall not have been obtained at the Parent Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which the Parent Shareholder Approval Matters have been voted upon or (ii) Parent shall have failed to perform or comply with Parent’s covenants set forth in Section 6.5, except that, if such breach is curable by Parent, then until the fifteenth (15th) Business Day after Parent’s receipt of written notice thereof from a Seller describing such breach or failure to perform or comply in reasonable detail, such termination shall not be effective, and such termination shall become effective only if the breach is not cured within such fifteen- (15-) Business Day period (or any shorter period of time that remains between the date Seller provides such notice and the Outside Date); provided, however, that the right to terminate this Agreement under this Section 11.1(g) shall not be available to Seller if Seller is then in material breach of any covenant or agreement contained in this Agreement.

(h)            by Sellers (acting jointly), if (i) the Purchaser Approval shall not have been obtained by December 31, 2025 or (ii) the applicable Governmental Authority has (A) issued an Order or (B) provided a communication, in either case opposing or rejecting Buyer as the purchaser of the Company or the Business as a remedy for regulatory approval under the Boeing/Spirit Merger Agreement; provided, however, that the right to terminate this Agreement under this Section 11.1(h) shall not be available to Sellers if Sellers are then in material breach of any covenant or agreement contained in this Agreement.

11.2         Notice of Termination. If this Agreement is terminated pursuant to Section 11.1, written notice of such termination shall be given by the terminating party to the other party (setting forth a reasonably detailed description of the basis on which such party is terminating the Agreement).

11.3         Effect of Termination.

(a)            Except as set forth in Section 11.3(b), if this Agreement is terminated in accordance with Section 11.1 and Section 11.2, all rights and obligations of the parties shall terminate without any liability or obligation (contingent or otherwise) of any party or other Person; provided that (a) the representations and warranties of the parties set forth in Section 4.25 and Section 5.10 shall survive termination of this Agreement; (b) the rights and obligations of the parties under Section 6.7 (Confidentiality), this Section 11.3 (Effect of Termination), Article XII (Miscellaneous Provisions), and the Non-Disclosure Agreement shall survive termination of this Agreement; and (c) nothing herein shall relieve any party from liability for Willful Breach of any covenant or agreement contained herein occurring prior to termination (which liability or damages the parties acknowledge and agree shall not necessarily be limited to reimbursement of expenses or out-of-pocket costs, and, in the case of liabilities or damages payable by or on behalf of Buyer, without limiting any other rights or remedies of any Seller under this Agreement or applicable Laws and taking into consideration all relevant matters, may include the benefits of the Transactions lost by Sellers and their Affiliates as a result of such Willful Breach, which shall be deemed, in such event, to be damages of Sellers and their respective securityholders and recoverable by Sellers on behalf of themselves and their respective securityholders, as agents for such securityholders).

(b)            In the event that this Agreement is terminated by Sellers pursuant to Section 11.1(g), then, promptly following written request from Sellers, but in no event later than five (5) Business Days following such written request from Sellers after the date of such termination, Buyer shall pay or cause to be paid to Sellers or their designee an amount equal to seven million dollars ($7,000,000) (the “Termination Fee”), by wire transfer of immediately available funds to one or more accounts designated in writing by Sellers. Buyer acknowledges and agrees that the agreement contained in this Section 11.3(b) is an integral part of the Transactions and that, without this agreement, Sellers would not enter into this Agreement. Accordingly, if Buyer fails to promptly pay any amount due pursuant to this Section 11.3(b), and, in order to obtain such payment, either Seller commences a Proceeding that results in a judgment against Buyer for such payment, Buyer shall pay to Sellers their costs and expenses (including attorneys’ fees and expenses) in connection with such Proceeding, together with interest on the amount of any payment contemplated by this Section 11.3(b) from the date such payment was required to be made until the date of payment at a rate per annum, compounded on a daily basis, equal to ten percent (10%). The parties further acknowledge and agree that (i) the payment of the Termination Fee upon a demand for such payment under this Section 11.3(b) and that complies with this Section 11.3(b) is not a penalty, but is liquidated damages in a reasonable amount that will compensate Sellers in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone in negotiating this Agreement and (ii) Sellers may simultaneously pursue both (A) a grant of specific performance under Section 12.9 that results in the consummation of the Transactions contemplated to occur at or in connection with the Closing and payment of the Purchase Price and (B) the payment of the Termination Fee under this Section 11.3(b); provided, however, that notwithstanding anything to the contrary herein (x) Sellers shall not be entitled to ultimately receive both remedies and (y) nothing herein shall limit Sellers’ rights and remedies at Law, in equity, in contract, in tort or otherwise in the event of a Willful Breach by Buyer or any of its Affiliates.

(c)            In the event that this Agreement is terminated by Sellers pursuant to Section 11.1(h), then, promptly following written request from Buyer, but in no event later than five (5) Business Days following such written request from Buyer after the date of such termination, Sellers shall (jointly and severally) pay or cause to be paid to Buyer or its designee an amount equal to seven million dollars ($7,000,000) (the “Purchaser Approval Termination Fee”), by wire transfer of immediately available funds to one or more accounts designated in writing by Buyer; provided that the Purchaser Approval Termination Fee shall not be owed or payable to Buyer, if Buyer or its Affiliates are in breach of Section 6.6 and where such breach has caused the failure to satisfy the condition set forth in Section 10.3(e). Each Seller acknowledges and agrees that the agreement contained in this Section 11.3(c) is an integral part of the Transactions and that, without this agreement, Buyer would not enter into this Agreement. Accordingly, if Sellers fail to promptly pay any amount due pursuant to this Section 11.3(c), and, in order to obtain such payment, Buyer commences a Proceeding that results in a judgment against Sellers for such payment, Sellers shall pay to Buyer its costs and expenses (including attorneys’ fees and expenses) in connection with such Proceeding, together with interest on the amount of any payment contemplated by this Section 11.3(c) from the date such payment was required to be made until the date of payment at a rate per annum, compounded on a daily basis, equal to ten percent (10%). The parties further acknowledge and agree that the payment of the Purchaser Approval Termination Fee upon a demand for such payment under this Section 11.3(c) and that complies with this Section 11.3(c) is not a penalty, but is liquidated damages in a reasonable amount that will compensate Buyer in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone in negotiating this Agreement.

(d)            In no event shall the commencement of any Proceeding limit either Seller’s ability to bring or maintain any Proceeding for injunction, specific performance or other equitable relief to the extent provided in Section 12.9, to bring or maintain any Proceeding out of or in connection with any breach of the Non-Disclosure Agreement or to be reimbursed for expenses in accordance with the express terms of this Agreement.

Article XII

MISCELLANEOUS PROVISIONS

12.1         Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, schedule, annex or exhibit means a Section or Article of, or schedule, annex or exhibit to, this Agreement, unless another agreement is specified, (b) the word “including” (and words of similar import) means “including, without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case, as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, and words of one gender shall be held to include the other gender as the context requires, (e) references to the parties or a party means the parties hereto or a party hereto, respectively, unless another agreement is specified, (f) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (g) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if,” (h) the headings contained in this Agreement, in any schedule, annex or exhibit hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (i) references to “$” shall mean United States dollars, (j) all United States dollars referenced in Article IV and Section 6.1 shall be exchanged to Malaysian Ringgit at the Specified Exchange Rate, (k) the words “either” and “neither” are not exclusive, (l) the word “or” is not exclusive, and shall be read to mean “and/or,” (m) the words “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the schedules, annexes and exhibits hereto, (n) the word “any” means “any and all,” (o) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, (p) if the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a day that is not a Business Day, the time period for giving such notice or taking such action shall be extended through the next Business Day following the original expiration date of such, (q) any actions taken, or omitted to be taken, by any Seller or its Affiliates (prior to, on or after the date of this Agreement) arising out of, relating to or resulting from Exigency Events or Exigency Measures shall be deemed to be included in the phrase “ordinary course of business,” (r) Sellers and Buyer have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents; and (s) all representations, warranties, undertakings, indemnities, covenants, agreements and obligations given or entered into by the Sellers under the Transaction Documents are given or entered into by them jointly and severally.

12.2         Entire Agreement. This Agreement, the Disclosure Schedule, the Non-Disclosure Agreement and the other Transaction Documents, including the other documents, agreements, exhibits and schedules specifically referred to herein and therein, constitute the entire agreement between and among the parties with regard to the subject matter hereof, and supersede all prior agreements and understandings with regard to such subject matter. No party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking, made by or on behalf of the other party in relation to the Transactions, which is not expressly set forth in the foregoing agreements.

12.3         Severability. It is the desire and intent of the parties that the provisions of this Agreement will be enforced to the fullest extent permissible under the Laws in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement will be determined to be invalid or unenforceable, such provision will be deemed amended to delete therefrom the portion thus determined to be invalid or unenforceable, such deletion to apply to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof only with respect to the operation of such provision in the particular jurisdiction in which such determination is made.

12.4         Survival. None of the representations and warranties contained in this Agreement or in any other agreement, certificate or other document executed in connection herewith shall survive the Closing and all such representations and warranties, including any claim arising from or related thereto, shall terminate automatically upon the Closing; provided that, notwithstanding the foregoing in this Section 12.4, (a) the representations and warranties of the parties set forth in Section 4.25, Section 5.10 and Section 12.20(b) shall survive the Closing and (b) the foregoing shall not limit Buyer’s rights under the W&I Insurance Policy. The sole and exclusive remedy of Buyer in respect of any and all rights and claims for any breach of representation or warranty is, subject to the terms of Article VIII, the right to terminate this Agreement prior to the Closing pursuant to Article XI. The covenants and agreements contained in this Agreement and to be performed or complied with at or prior to the Closing shall not survive the Closing and no party shall have any liability with respect thereto from and after the Closing. Subject to Section 8.7 with respect to Tax matters, the covenants and agreements contained in this Agreement and to be performed or complied with after the Closing shall survive the Closing in accordance with their respective terms.

12.5         Counterparts. This Agreement may be signed in any number of counterparts, including electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. To the extent applicable, the foregoing constitutes the election of the parties to invoke any Law authorizing electronic signatures. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement, shall be disregarded in determining a party’s intent or the effectiveness of such signature. No party shall raise the use the delivery of signatures to this Agreement in electronic format as a defense to the formation of a contract and each such party forever waives any such defense.

12.6         Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the parties as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor, except as expressly and specifically set forth in this Agreement in any manner create any principal-agent, fiduciary or other special relationship between the parties. No party shall have any duties (including fiduciary duties) towards any other party except as specifically and expressly set forth herein, and in such case, subject to the limitations specifically and expressly set forth herein.

12.7         Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that no party may assign this Agreement or any right, interest or obligation hereunder, in each case, without the prior written consent of the other party, and any assignment in violation of this Section 12.7 shall be null and void. Notwithstanding the foregoing, following the Closing, any Seller may assign this Agreement or all of its respective rights or obligations hereunder to Boeing, or any Affiliate of Sellers or Boeing, without Buyer’s prior written consent (but with notice to Buyer); provided, however, in the event of any such assignment to any Affiliate of Sellers (other than Boeing), the assigning Seller shall remain liable for any obligations of such Seller so assigned to the extent such Affiliate does not satisfy such obligation in accordance with the terms hereof. Notwithstanding anything to the contrary in this Section 12.7, no assignment shall relieve the assigning party of its liabilities and obligations hereunder.

12.8         Amendment and Waivers. This Agreement shall not be amended or modified, in whole or in part, except by supplemental agreement or amendment signed by the Sellers and Buyer. No failure or delay by a party in exercising any right or remedy provided by Law or under this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy. The waiver by any party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any other provision or any subsequent breach.

12.9         Specific Performance. Each party acknowledges and agrees that, in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, (i) the other party will be irreparably damaged and (ii) such party would not have any adequate remedy at law and would not be adequately compensated by monetary damages. Accordingly, in addition to any other right or remedy to which a party may be entitled, subject to the terms of this Agreement, at law or in equity, that party shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to compel specific performance of the terms and provisions of this Agreement (including to require the other party to consummate the Closing as contemplated hereby), without (A) the need for proof of actual harm and (B) the requirement of securing or posting any bond or other security or indemnity. Furthermore, each party irrevocably waives and agrees not to raise any objections or defenses that the equitable remedy of specific performance is (1) unavailable to prevent or restrain breaches of this Agreement or to specifically enforce the terms of this Agreement (including to require the other party to consummate the Closing as contemplated hereby), (2) invalid, (3) unenforceable, (4) contrary to law, or (5) inequitable, in each case, for any reason, or that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. If, prior to the Outside Date, any Seller brings any Proceeding in accordance with this Section 12.9 to enforce specifically the performance of the terms and provisions of this Agreement by Buyer or Parent, the Outside Date shall automatically be extended by (x) the amount of time during which such Proceeding is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such Proceeding. Notwithstanding anything herein to the contrary, in no event shall this Section 12.9 be used, alone or together with any other provision of this Agreement, to require either the Company or any Seller to remedy any breach of or inaccuracy in any representation or warranty made by any Seller herein.

12.10       Public Announcements. None of Sellers or their respective Controlled Affiliates, Buyer or its Affiliates or any Representative of any such party shall issue or cause the publication of any press release, public announcement or other public communication in respect of this Agreement, the Transactions or any of the Transaction Documents or the existence of any arrangement between the parties or their respective Affiliates, without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), whether or not named in such press release, public announcement or other public communication, except (a) to the extent required by Law or stock exchange rules or as any Seller deems necessary or advisable to comply with its or its Affiliates’ SEC filing requirements or as Buyer deems necessary or advisable to comply with the stock exchange rules in Malaysia that is applicable to it, or its holding company or their Affiliates (b) to the extent the contents of such press release, public announcement or other public communication have previously been released publicly by a party or are consistent in all material respects with materials or disclosures that have previously been released publicly without violation of this Section 12.10; provided that the foregoing in this Section 12.10 will not restrict or prohibit any Seller or the Company from making any announcement to their respective employees, customers and other business relations to the extent such Seller or the Company reasonably determines in good faith that such announcement is necessary or advisable. The parties agree that the initial press releases to be issued with respect to the execution of this Agreement shall be press releases issued by each of (i) Sellers or their Affiliates and (ii) Buyer or its Affiliates.

12.11       The Disclosure Schedule, Schedules, Annexes and Exhibits. The Disclosure Schedule and the schedules, annexes and exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. The representations and warranties of the Sellers set forth in this Agreement are made and given subject to the Disclosures contained in the Disclosure Schedule. Inclusion of information in the Disclosure Schedule will not be construed as an admission that such information is required to be disclosed, that the matter underlying such information did not arise in the ordinary course of business or in a manner consistent with past practice, that such information is material to the business, operations or condition (financial or otherwise) of any Seller, the Company or the Business or that any Material Adverse Effect has occurred, nor shall it establish any standard of materiality for any purpose whatsoever. Disclosure of any matter in any schedule of the Disclosure Schedule shall be deemed to be disclosure of such matter with respect to any other schedule of the Disclosure Schedule to which such matter is specifically cross referenced or to which such matter relates to the extent it is reasonably apparent that such disclosure applies to the relevant representation or warranty of such other schedule. The headings contained in the Disclosure Schedule are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

12.12       Governing Law; Disputes.

(a)            This Agreement (other than Sections 3.4 and 3.5) and all disputes arising out of or relating hereto (other than any disputes arising out of or relating to Sections 3.4 and 3.5) shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed entirely within the State of Delaware, without giving effect to any Laws or principles of conflicts of laws that would cause the Laws of any other jurisdiction to apply.

(b)            Sections 3.4 and 3.5 and all disputes arising out of or relating to Sections 3.4 and 3.5 shall be governed by and construed in accordance with the Laws of Malaysia applicable to Contracts made and performed entirely within Malaysia, without giving effect to any Laws or principles of conflicts of Laws that would cause the Laws of any other jurisdiction to apply.

(c)            Subject to the last sentence of Section 12.12(d), each party hereby (i) submits to the exclusive jurisdiction of the International Chamber of Commerce (the “ICC”) for the purpose of any action or proceeding arising out of or relating to this Agreement brought by any party and to service of process pursuant to this Agreement, including pursuant to Section 12.12(e), and in accordance with the rules and statutes governing service of process under the internal Laws of the State of Delaware, without giving effect to any Laws, including any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction), that would cause the application of the Laws of any other jurisdiction, and (ii) irrevocably waives, and agrees not to assert by way of claim, motion, defense or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the ICC, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by the ICC.

(d)            Except as set for in Section 2.3(h), in the event of any dispute arising out of or in connection with this Agreement, or any matters described or contemplated herein, the parties agree to first refer such dispute to non-binding mediation under the mediation rules of the ICC (the “ICC Mediation Rules”). In the event that such dispute has not been settled pursuant to the ICC Mediation Rules within thirty (30) days following the filing of a Request for Mediation by any party or within such other period as the parties may agree in writing, then Sellers and Buyer shall each be entitled to refer such dispute exclusively to the ICC (other than for purposes of the last sentence of this Section 12.12(d)). If Sellers or Buyer refers such dispute to the ICC, then such dispute shall thereafter be finally adjudicated under the Rules of Arbitration of the ICC (the “ICC Rules”) by one arbitrator (A) appointed in accordance with the ICC Rules and (B) in any case having substantial experience adjudicating and arbitrating disputes among parties relating to mergers and acquisitions and in accordance with the internal Laws of the State of Delaware. The venue and seat of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English. The arbitration proceedings shall be confidential. The arbitrators shall have the authority to issue or order injunctions, specific performance and other equitable remedies. Nothing in this Agreement, including any other term or condition set forth in this Section 12.12, shall prevent a party from applying to a court of competent jurisdiction for any injunctive relief or specific performance or for the enforcement of an arbitral award obtained under this Agreement.

(e)            Sellers, Buyer and Parent shall each be entitled to enforce the other’s compliance with Section 12.12(d) and this Section 12.12(e) in any court of competent jurisdiction without any requirement to comply with Section 12.12(d) and this Section 12.12(e). Buyer represents and warrants that it has appointed The Corporation Trust Company (1209 Orange Street, Wilmington, Delaware 19801) as its agent solely for the purpose of the service of claims in the State of Delaware, Parent represents and warrants that it has appointed The Corporation Trust Company (1209 Orange Street, Wilmington, Delaware 19801) as its agent solely for the purpose of the service of claims in the State of Delaware, and Sellers represent and warrant that they have appointed Corporation Service Company (251 Little Falls Drive, Wilmington, Delaware 19808) as their agent solely for the purpose of the service of claims in the State of Delaware. Buyer, Parent and Sellers agree to require that service upon their respective agent shall be deemed complete whether or not forwarded to or received by the other party. Buyer, Parent and Sellers agree that (A) nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law, nor affect its right to bring claims in any other jurisdiction for the purpose of the enforcement or execution of any award against Buyer, Parent or Sellers, (B) if for any reason the agent of either party set forth in Section 12.12(e) ceases to act as agent for such party or no longer has an address in the State of Delaware, such party shall immediately appoint a substitute agent and notify the other party in writing of the new agent’s name, address and fax number within the State of Delaware, and (C) if for any reason the such party’s agent changes, in the case of an individual, his or her residence or, in the case of an entity, its principal place of business, as the case may be, within the State of Delaware, such party shall cause the agent to promptly provide to the other party notice of such change and the new address for such residence or principal place of business, respectively.

(f)             Each party acknowledges and agrees that any controversy which may arise out of or relate to this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any dispute or controversy, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this wavier; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.12(f).

(g)            IN CONNECTION WITH ANY DISPUTE OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT, EACH PARTY WAIVES ANY CLAIM FOR PREJUDGMENT INTEREST FROM THE OTHER PARTY (OR ANY AFFILIATE OF SUCH OTHER PARTY).

(h)            IN CONNECTION WITH ANY DISPUTE OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY WAIVES ANY CLAIM TO PUNITIVE, EXEMPLARY OR SPECULATIVE DAMAGES, OR ANY OTHER TYPE OF DAMAGES THAT ARE NOT REASONABLY FORESEEABLE, IN EACH CASE FROM THE OTHER PARTIES (OR ANY AFFILIATE OF SUCH OTHER PARTY); PROVIDED THAT, NOTWITHSTANDING THE FOREGOING IN THIS SECTION 12.12(h), THE FOREGOING IN THIS SECTION 12.12(h) SHALL NOT LIMIT BUYER’S RIGHTS UNDER THE W&I INSURANCE POLICY. Notwithstanding anything to the contrary contained in this Agreement or in any TRANSACTION DOCUMENT, THE MAXIMUM AGGREGATE LIABILITY OF THE SELLERS SHALL BE LIMITED, IN THE AGGREGATE, TO AN AMOUNT EQUAL TO THE PURCHASE PRICE ACTUALLY RECEIVED BY THE SELLERS.

(i)            Notwithstanding anything to the contrary contained in this Agreement or in any TRANSACTION DOCUMENT, no Person shall be entitled to rescind all or any portion of this Agreement or any TRANSACTION DOCUMENT for any reason, including in connection with, or in respect of, any Fraud.

12.13       Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) on the date sent by electronic transmission (provided, that the sending party does not receive an automatically generated message from the recipient’s email server that such email could not be delivered to such recipient) or (c) one (1) Business Day after deposit with an overnight courier service, in each case of the foregoing clauses (a)-(c) to the addresses, email addresses and attention parties indicated below (or such other address, email address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 12.13):

To Buyer (or the Company following the Closing) at:

Composites Technology Research Malaysia Sdn. Bhd.

Level 5, Wisma DRB-HICOM

No. 2, Jalan Usahawan U1/8, Seksyen U1

40150 Shah Alam, Selangor

Malaysia

Attention:       Shamsuddin Mohamed Yusof

Email:              shamsuddin@ctrm.com.my

To Parent at:

DRB-HICOM Berhad
Level 5, Wisma DRB-HICOM
No. 2, Jalan Usahawan U1/8, Seksyen U1
40150 Shah Alam, Selangor
Malaysia]
Attention:       Dato Jezilee Mohamed Ramli and Yeow Tau Ling
Email:              jezilee@drb-hicom.com;

linda.yeow@drb-hicom.com

To the Company (prior to the Closing) or any Seller at:

c/o Spirit AeroSystems Holdings, Inc.
3801 South Oliver Street
Wichita, Kansas 67210
Attention:       David Myers
Email:              david.myers@spiritaero.com

With copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
320 South Canal Street
Chicago, Illinois 60606
Attention:      Shilpi Gupta and David R. Clark

Email:             Shilpi.Gupta@skadden.com;

David.Clark@skadden.com

12.14       No Third-Party Beneficiaries. Except for the provisions of Section 12.17 (with respect to Skadden) and Section 12.19 (which shall be enforceable by the Seller Releases), a Person who is not a party to this Agreement shall have no right to enforce any of its terms and this Agreement is not intended to give any Person other than the parties to this Agreement and their permitted assigns any rights hereunder.

12.15       Expenses. Whether or not the Transactions are consummated, unless otherwise expressly provided herein, and except as otherwise specified in the Transaction Documents, each party shall pay its own costs and expenses in connection with this Agreement and the Transactions, including the fees and expenses of its advisors, accountants and legal counsel.

12.16       Reliance on Counsel and Other Advisors. Each party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into this Agreement.

12.17       Provision Regarding Legal Representation. Buyer, for itself and on behalf of its Affiliates (including, from and after the Closing, the Company), acknowledges and agrees that Sellers have retained Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) to act as its counsel in connection with the Transactions and that Skadden has not acted as counsel for any other party in connection with such Transactions. The parties agree that, in the event that a dispute arises after the Closing between any Seller or its Affiliates, on the one hand, and Buyer, the Company or their respective Affiliates, on the other hand, Skadden may represent Sellers and their respective Affiliates in such dispute even though the interests of Sellers and their respective Affiliates may be directly adverse to Buyer, the Company or their respective Affiliates, and even though Skadden may have represented the Company or any of its Affiliates in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer, the Company or any of their respective Affiliates. Buyer further agrees that all communications among either or both Sellers, the Company or any of their respective Affiliates, on the one hand, and their counsel, including in-house counsel and Skadden, on the other hand, that relate in any way to the Transactions shall be deemed attorney-client privileged communications (collectively, the “Privileged Communications”) and the attorney-client privilege and the expectation of client confidence belongs to Sellers and may be controlled by Sellers and, notwithstanding anything to the contrary contained in this Agreement, shall not pass to or be claimed by Buyer, the Company or any of their Affiliates. The Privileged Communications are (and shall remain following the Closing) the property of Sellers, and from and after the Closing, none of Buyer, the Company, their respective Affiliates or any Person purporting to act on behalf of or through Buyer, the Company or their respective Affiliates will seek to access, use or obtain such communications, whether by seeking a waiver of the attorney-client privilege or through other means. As to any such Privileged Communications made prior to the Closing Date, Buyer, together with its Affiliates (including the Company), successors and assigns, further agrees that no such Person may access, use or rely on any of the Privileged Communications in any Proceeding against or involving any of the parties after the Closing and Buyer shall, and shall cause its Affiliates to provide full access to all Privileged Communications in its or their possession or within its or their direct or indirect control and shall provide reasonable assistance at the expense of Sellers in order to give full force and effect to the rights of Sellers and their successors-in-interest hereunder. The Privileged Communications may be used by Sellers in connection with any dispute that relates in any way to the Transactions. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company or any of their respective Affiliates, on the one hand, and any other Person or Persons (other than a party to this Agreement or any of its respective Affiliates), on the other hand, after the Closing, the Company and its Affiliates may assert the attorney-client privilege to prevent disclosure of the Privileged Communications to such Person or Persons; provided, however, that neither the Company nor its Affiliates may waive such privilege without the prior written consent of Sellers.

12.18       No Other Duties. The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

12.19       Certain Releases.

(a)            The Buyer and the Parent, for themselves and on behalf of their respective Controlled Affiliates (including, after the Closing, the Company) and its and their respective Representatives and other representatives, and all successors, assigns, executors and heirs of the foregoing (each, a “Buyer Releasing Party”), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Laws, any and all rights, claims, demands, obligations, liabilities, defenses, setoffs, counterclaims, actions and causes of action whatsoever (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, at law or in equity, or based on contract, tort or otherwise) a Buyer Releasing Party has, had, may have or may have had against any Seller or any of its Affiliates (whether past, current or future Affiliates), or any of its or their respective Representatives or other representatives, and all successors, assigns, executors and heirs of the foregoing (each, a “Seller Releasee”), now or in the future, existing for any reason, whether arising under, or based upon, any Law or otherwise, (i) relating to the ownership or operation of the Company, the Business or the subject matter of this Agreement, the other Transaction Documents or any schedule, annex, exhibit, Disclosure Schedule, or any certificate or other document entered into, made, delivered or made available in connection herewith, or as a result of any of the Transactions or (ii) with respect to the accuracy of, any omission or concealment of, or any misstatement with respect to, any potentially material information regarding the Shares, the Company or the Business or the Company’s or the Business’s respective assets, liabilities, or operations, in the case of each of the foregoing clauses (i) and (ii), whether arising under, or based upon, any Law (including common law) or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are, in each case, hereby knowingly, voluntarily, irrevocably and unconditionally waived, released, discharged and relinquished; provided, however, that nothing contained in this Section 12.19(a) to the contrary, each Buyer Releasing Party retains, and does not release Buyer’s rights and interests under the express terms of this Agreement, including under any covenants herein which by their nature survive or are to be performed following the Closing except as otherwise expressly waived, released, discharged or relinquished under this Agreement. Furthermore, without limiting the generality of this Section 12.19, from and after the Closing, no demand, claim or cause of action will be brought or maintained by, or on behalf of, Buyer or any of its Affiliates (including, after the Closing, the Company) against any Seller Releasee, and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company, any Seller or any other Person set forth or contained in this Agreement, the other Transaction Documents or any schedule, annex, exhibit, Disclosure Schedule, or any certificate or other document entered into, made, delivered or made available in connection herewith, or as a result of any of the Transactions. Buyer acknowledges, for itself and on behalf of the other Buyer Releasing Parties, that certain Laws provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Buyer acknowledges, for itself and on behalf of the other Buyer Releasing Parties, that such Laws are designed to protect a Person from waiving claims which it does not know exist or may exist. Nonetheless, Buyer knowingly and irrevocably acknowledges and agrees, for itself and on behalf of the other Buyer Releasing Parties, that, from and after the Closing, Buyer and the other Buyer Releasing Parties shall be deemed to waive their rights under any such Laws.

(b)            Notwithstanding anything in this Agreement to the contrary, each of Buyer and Parent acknowledges and agrees that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Seller Releasee (other than Sellers), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Seller Releasee (other than Sellers) for any obligation of any Seller under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

12.20       Limited Guaranty.

(a)            To induce the Company and Sellers to enter into and perform this Agreement and the other Transaction Documents, Parent, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Company and Sellers, as primary obligor and not merely as surety, the due and punctual payment obligations of Buyer solely under Section 3.3(a) and Section 11.3(b) (the “Obligations”). Parent agrees that its Obligations under this Section 12.20 are irrevocable, continuing, absolute and unconditional and shall not be discharged or impaired or otherwise affected by, and Parent hereby irrevocably waives any defenses to enforcement it may have (now or in the future) by reason of (i) any illegality, invalidity or unenforceability of any Obligation or this Agreement or any related agreement or instrument, or any Law or Order of any jurisdiction or any other event affecting any term of the Obligations; (ii) any change in the time, place or manner of payment or performance of, or in any other term of the Obligations, or any rescission, waiver, release, assignment, amendment or other modification of this Agreement; (iii) any taking, exchange, substitution, release, impairment, amendment, waiver, modification or non-perfection of any collateral or any other guaranty for the Obligations, or any manner of sale, disposition or application of proceeds of any collateral or other assets to all or part of the Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations; (v) any change, restructuring or termination of the corporate structure, ownership or existence of Parent or Buyer or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer or its assets or any resulting restructuring, release or discharge of any Obligations; (vi) the failure of the Company or any Seller to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of this Agreement or otherwise; or (vii) the existence of any claim, set-off, counterclaim, recoupment or other rights that Parent or Buyer may have against the Company or any Seller (other than a defense of payment or performance).

(b)            Parent hereby represents and warrants to the Company and Sellers as follows:

(i)            Parent is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

(ii)           Parent has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and under each other Transaction Document to which it is a party and to consummate the Transactions in accordance with the terms of this Agreement and each other Transaction Document to which it is a party. The execution, delivery and performance by Parent of this Agreement and each other Transaction Document to which it is a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and such authorization has not been subsequently modified or rescinded.

(iii)          This Agreement has been duly and validly executed and delivered by Parent and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company and Sellers, a valid and binding legal obligation of Parent, enforceable against Parent in accordance with the terms hereof, in each case, subject to the Bankruptcy and Equity Exception. Assuming due authorization, execution and delivery of each other Transaction Document to which Parent is a party by the other parties thereto, each such Transaction Document will constitute a valid and binding legal obligation of Parent, enforceable against Parent in accordance with the terms thereof, in each case, subject to the Bankruptcy and Equity Exception.

(iv)          The execution, delivery and performance by Parent of this Agreement and each other Transaction Document to which Parent is a party and the consummation of the Transactions does not conflict with, violate or result in a breach of any Contract, Law or Order applicable to Parent.

(c)            Parent further acknowledges and agrees as follows:

(i)            Parent hereby unconditionally and irrevocably waives any right to revoke this Section 12.20 and acknowledges that this Section 12.20 is continuing in nature and applies to all presently existing and future Obligations, until the complete, irrevocable and indefeasible payment and satisfaction in full of the Obligations.

(ii)           This Section 12.20 is a direct guaranty and independent of the obligations of Buyer under this Agreement. Any Seller may resort to Parent for payment and performance of the Obligations whether or not any Seller shall have proceeded against Buyer with respect to the Obligations. Any Seller may, at such Seller’s option, proceed against Parent and Buyer, jointly and severally, or against Parent only without having obtained a judgment against Buyer.

(iii)          Parent hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and any other notice with respect to any of the Obligations and this Section 12.20 and any requirement that any Seller protect, secure, perfect or insure any lien or any property subject thereto.

(iv)          Parent agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time all or part of any payment of any Obligation is voided, rescinded or recovered or must otherwise be returned by any Seller upon the insolvency, bankruptcy or reorganization of Buyer.

(d)            Parent waives and shall not exercise any rights that it may acquire by way of subrogation, contribution, reimbursement or indemnification for payments made under this Section 12.20 until all Obligations shall have been indefeasibly paid and discharged in full.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

BUYER:

COMPOSITES TECHNOLOGY RESEARCH MALAYSIA SDN. BHD.

By:	/s/ Shamsuddin Mohamed Yusof
Name:	Shamsuddin Mohamed Yusof
Title:	Chief Executive Officer

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

SPIRIT:

SPIRIT AEROSYSTEMS, INC.

By:	/s/ David Myers
Name:	David Myers
Title:	Vice President, General Counsel & Corporate Secretary

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

Spirit International:

SPIRIT AEROSYSTEMS INTERNATIONAL HOLDINGS, INC.

By:	/s/ David Myers
Name:	David Myers
Title:	Authorized Signatory

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

Solely for purposes of Sections 6.5 and 6.7 and Article XII:

PARENT:

DRB-HICOM Berhad

By:	/s/ Tan Sri Syed Faisal Albar Syed A.R. Albar
Name:	Tan Sri Syed Faisal Albar Syed A.R. Albar
Title:	Group Managing Director

[Signature Page to Share Purchase Agreement]

The following schedules and similar attachments have been omitted pursuant to Instruction 4 to Item 1.01 of Form 8-K or Item 601(a)(5) of Regulation S-K, as applicable, from the copy of the Share Purchase Agreement, dated as of August 8, 2025, by and among Composites Technology Research Malaysia Sdn. Bhd., Spirit AeroSystems, Inc., Spirit AeroSystems International Holdings, Inc. and, solely for the purposes set forth therein, DRB-HICOM Berhad (the “Agreement”) contained in this Exhibit 2.1, in addition to other schedules and similar attachments so omitted as to which information identifying the contents thereof is otherwise included within this Exhibit 2.1 in a manner that conveys the subject matter thereof:

Disclosure Schedule

Schedule 1.1(a)	Sellers' Knowledge
Schedule 1.1(b)	Excluded Employees
Schedule 1.1(c)	Key Suppliers
Schedule 4.1	Shares; Title
Schedule 4.3	Non-Contravention; Consents
Schedule 4.5	Organization
Schedule 4.7	Absence of Certain Changes
Schedule 4.8	Financial Information; Liabilities
Schedule 4.10	Sufficiency of Assets
Schedule 4.11	Compliance with Laws; Permits
Schedule 4.12	Litigation
Schedule 4.15	Material Contracts
Schedule 4.17	Labor Matters
Schedule 4.18	Employee Benefits
Schedule 4.19	Real Property
Schedule 4.20	Intellectual Property and Data Privacy
Schedule 4.22	Taxes
Schedule 6.1	Conduct of the Business Prior to the Closing
Schedule 6.3(a)	Shared Contracts
Schedule 6.4(a)	Termination of Intercompany Agreements
Schedule 6.6(a)	Regulatory Filings
Schedule 9.2(b)	Continuation Period (Severance Plans)
Schedule 10.1(a)	Government Approvals